PROSPECTUS

Filed Pursuant to Rule 424(b)(4)

Registration No. 333-253491

4,000,000 Shares

Common Stock

Red Cat Holdings, Inc.

This is a firm commitment initial public offering of shares of common stock of Red Cat Holdings, Inc. We are offering 4,000,000 shares of our common stock at an offering price of $4.00 per share.

Our common stock has been approved for listing on The NASDAQ Capital Market under the symbol “RCAT”.

Investing in our common stock is involves a high degree of risk. See “Risk Factors” beginning on page 8. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$4.00	$16,000,000
Underwriting discounts and commissions(1)	$0.30	$1,200,000
Proceeds to us, before expenses	$3.70	$14,800,000

(1)	Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the initial public offering price payable to the underwriters. We refer you to “Underwriting” beginning on page 75 for additional information regarding underwriters’ compensation.

We have granted a 45-day option to the representative of the underwriters to purchase up to 600,000 additional shares of common stock solely to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers on or about May 4, 2021.

ThinkEquity

a division of Fordham Financial Management, Inc.

The date of this prospectus is April 29, 2021.

RED CAT HOLDINGS

Investing in the Future of Drones

DRONE PRODUCTS, SERVICES AND TECHNOLOGIES FOR THE MARKET'S FASTEST GROWING SEGMENTS

- Four operating subsidiaries capitalize on the maturing market with high performance products and services for a variety of industries
- Disciplined acquisition strategy targets companies with advanced products and specialized drone operations
- Management team with financial and technology background

$100 B DRONE MARKET
is transitioning from military and hobby to business services and civil applications

Drone Inspection and Survey services for business and civil services is a
A $21 B MARKET

FAT SHARK
FAT SHARK
SKYPERSONIC
DRONEBOX
Encrypted Storage and Analyzation
ROTOR RIOT

DRONE INSPECTION AND SURVEY

Services and Use Cases in Sectors

Construction and Development
Business and Industry
Civil Services and First Responder

THE COMBINED VALUE OF SUBSIDIARIES

Enable Our Unique Capability for Drone Operations

FAT SHARK

Downlink Technology
enables low-latency, FPV piloted flights over the internet

SKYPERSONIC

GPS-Denied Flight Operations
using digital telemetry for high-risk drone flights by 100% remotely piloted operators

DRONEBOX
Encrypted Storage and Analyzation

A Software Platform
that enables immediate compliance and data feeds for all drone operations

ROTOR RIOT

A Network of Pilots
to quickly connect to and schedule a professional, certified pilot for operations

RED CAT
DRONE SERVICES

100% REMOTE DRONE SERVICES
Provides clients safe and cost-effective drone inspection and survey services from anywhere, at any time.

www.redcat.red

You should rely only on information contained in this prospectus. We have not, and the underwriter has not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted.

For investors outside the United States: Neither we nor the underwriter has taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside of the United States.

The information in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

Industry and Market Data

This prospectus contains estimates made, and other statistical data published, by independent parties and by us relating to market size and growth and other data about our industry.  We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties.  This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are inherently subject to a high degree of uncertainty and actual events or circumstances may differ materially from events and circumstances reflected in this information.  We caution you not to give undue weight to such projections, assumptions and estimates. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. This summary is not intended to be complete and does not contain all of the information that you should consider in making your investment decision. You should carefully read this entire prospectus, including our consolidated financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in this prospectus before making an investment decision.

Unless the context otherwise requires, references to “we,” “our,” “us,” or the “Company” in this prospectus mean Red Cat Holdings, Inc. on a consolidated basis with its wholly-owned subsidiaries, Red Cat Propware, Inc., Rotor Riot, LLC, and FS Acquisition Corp. as applicable.

Business Overview

The Company’s business is to provide products, services and solutions to the drone industry. We design, develop, market, and sell drone software and products. Our business emphasis focusses on drones piloted with wearable display devices. These are head mounted displays (“HMDs”) for pilots. HMDs give pilots “first person view” (“FPV”) perspective to control their drone in flight. This is a unique experience where the pilot is interacting with an aircraft through visual immersion. In this augmented virtual reality, the pilot sees only what the drone sees, as if sitting in the pilot seat. This experience is accomplished by live streaming footage from a camera mounted on the nose of the drone directly into specially-designed goggles worn by the pilot. The image is transmitted via radio (traditionally analog but increasingly digital) to the pilot. The drone remote control unit, the drone device, and the FPV goggles are all inter-connected via radio. This effect requires sophisticated electronics that transmits visual information with sufficient speed and reliability to allow pilot control over the drone in real-time. Pilots routinely achieve speeds of over 90 mph in racing and other mission critical applications. An FPV pilot must experience a near complete transfer of their visual consciousness into the body of their piloted device.

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There are three common categories of FPV flight – freestyle flight, racing and aerial photography. In freestyle the pilot navigates around obstacles, focused on acrobatics and exploring the environment around the aircraft through the HMD. This type of flight includes remote utility and crop inspection with onboard navigation and special equipment, such as moisture or heat sensors, and package delivery. FPV racing describes a growing spectator sport where pilots fly their drones in competitions through a series of obstacles, flags, and gates in a racetrack. Aerial photography is the process of viewing and recording a subject matter from the air from the viewpoint of the pilot.

We sell flight design cameras, video transmitters, goggles, as well as the mounts, airframes and accessories to build or operate drone aircraft. We design, develop, assemble and sell each of these FPV components individually and in packages. We believe that our products have become favorites in FPV racing and we sponsor several racing teams and pilots. We purchase and resell drones and components from leading manufacturers, including the industry leader Da Jiang Innovations (“DJI”) and custom design and build our own line of branded products. Approximately 50% of our revenue has historically been generated as a reseller and the balance from sale of branded products prior to our recent acquisition of Fat Shark Holdings, Ltd. (“Fat Shark”). In addition, we are developing a blockchain-based black box to enhance reliability and reporting of drone performance and operations as software as a service (“SaaS”). Red Cat’s Dronebox software and platform enable an easy-to-use flight log system that keeps clients compliant with regulators and helps track and collect critical drone data and feed the data to various applications. The software and platform use a patent-pending blockchain-based cloud architecture. To keep the data secure, we hash each log file on our private block chain, proving that the data is immutable and reliable. Reliable data is mandatory for regulators and insurance companies and is essential for analyzing drone flights and effective drone fleet management. Through our blockchain-based black box for drones, we can offer one easy to use system for analytics and services. By applying machine learning to the log files, we can prevent drone flight problems before they happen through artificial intelligence. We charge a monthly recurring fee for each drone in the customer’s drone fleet. We store all flight logs, photos, and videos from the black box service, which allows detailed flight replay.

The target market for drone services in the commercial and civil markets is focused on the need to inspect and/or survey equipment, structures, insurance claims, land areas, jobsites and emergencies.

Inspection and survey drone services for the industry is estimated to be a $21 billion market.

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We market through social media and attract buyers to our ecommerce platforms. We maintain a robust presence on Facebook and YouTube where we sponsor competitions and provide education. Sports networks, and sponsors such as NBC, Sky, Liberty Media, Fox Sports, MGM, Hearst, Twitter, ProSieben, Groupe AB and Weibo broadcast and sponsor global events where professional pilots and amateurs compete for prizes and sponsorships. Drone racing is a global sport with chapters, leagues, and pilots and established guidelines, rules and regulations for participation adopted by organizations such as MultiGP, Drone Racing League (“DRL”), IUDRO, DR1 Racing, Rotomatch League, FPVR, and Freespace Drone Racing. Pilots specially design their custom-built aircraft, selecting and customizing frames, motors, propellors and controllers for speed and maneuverability from Rotor Riot. Rotor Riot sponsors a team of six of the leading pilots on the competitive FPV racing circuit, including the 2019 and 2018 Drone Racing League champion. Drone pilots and spectators alike experience real-time flight through their own HMD. In 2015 Fat Shark sponsored the first annual US National Drone Racing Championships held at the California State Fair with a prize of $25,000. Subsequent events featured prizes of up to $1 million. Rotor Riot has a social network of over 215,000 youtube subscribers, 68,000 instagram followers. This gives us quick access to a large number of commercial pilots for beta testing, product enhancements, and remote drone piloting.

On November 2, 2020 we acquired Fat Shark Holdings, Ltd., a Cayman Islands Exempted Company. The Company believes Fat Shark and its subsidiaries are leaders in the design, development, marketing and sale of HMDs for pilots.

The operations of Fat Shark are expected to constitute a significant majority of our revenue and results of operations and will position us to become a fully-integrated drone business with a strong supply chain while we continue to develop and promote industry standards through our blockchain-based distributed network that provides secure data storage, operational analytics, reporting, and SaaS solutions for the drone industry. We are also developing the means to accurately track, report and review flight data, which we believe will be the mainstay of future regulatory specifications and insurability. We maintain a commitment to deliver unparalleled innovation to make drones, pilots, and products accountable and the sky a safer place.

On February 11, 2021, we signed a definitive agreement to acquire Skypersonic, Inc., a provider of drone products and software solutions that enable drone inspection flights that can be executed by pilots anywhere in the world. Skypersonic powers drones to “Fly Anywhere” and “Inspect the Impossible”. Its patented software and hardware solutions allow for inspection services in restricted spaces where GPS is not allowed or available. Skycopter is a miniature drone fitted into a cage to avoid damage to inspected areas and the drone. Skyloc is a stand-alone, real time, software system which enables the drone to record and transmit inspection data while being operated from thousands of miles away. Skypersonic’s intellectual property portfolio includes eight US and European patents. The closing of the Skypersonic transaction is subject to customary closing conditions and is expected to close on or before May 14, 2021.

 Company Background

We are a Nevada corporation, originally incorporated in 1984 under the name Oravest International, Inc. in the state of Colorado and subsequently renamed TimefireVR, Inc. in November 2016 and thereafter renamed Red Cat Holdings, Inc. in July 2019. Our principal corporate office is located at 370 Harbour Drive, Palmas del Mar, Humacao, PR 00791 and our telephone number is (833) 373-3228. On May 15, 2019 we acquired Red Cat Propware, Inc. in a share exchange. On January 23, 2020 we acquired Rotor Riot, LLC, in a merger in which our subsidiary Rotor Riot Acquisition Corp. merged with and into Rotor Riot, LLC (“Rotor Riot”) with Rotor Riot surviving as our wholly owned subsidiary. On November 2, 2020 we acquired Fat Shark Holdings, Ltd. through a share purchase agreement with our wholly-owned subsidiary FS Acquisition Corp. Our internet address is www.redcatholdings.com. Information on our website is not incorporated into this prospectus.

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Significant Risk Factors

Investing in our common stock involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Ordinary Shares. Below please find a summary of the significant risks we face, organized under relevant headings. These risks are discussed more fully in the section titled "Risk factors."

Need for Additional Capital. We expect that our expansion of business activities will require additional working capital. Fat Shark’s level of sales far exceeds our historic sales and will require additional working capital to continue which we may not be able to secure. Rotor Riot’s e-commerce platform business operating at www.rotorriot.com has not attained profitability. The planned release of our first software product, DroneBox, will require working capital to finish product development, support its market release, and provide technical customer support upon its commercial release. We plan to offer DroneBox under a software-as-a-service (“SAAS”) platform which may require a higher number of customers in order to reach profitability. There can be no assurance that either or both of our operating businesses will reach profitability. If adequate additional debt and/or equity financing is not available on reasonable terms or at all, then we may not be able to continue to develop our business activities, and we will have to modify our business plan. These factors could have a material adverse effect on our future operating results and our financial condition.

Government Regulation of Our Products and Services. In our current business and as we expand into new markets and product categories, we must comply with a wide variety of laws, regulations, standards and other requirements governing, among other things, electrical safety, wireless emissions, health and safety, e-commerce, consumer protection, export and import requirements, hazardous materials usage, product-related energy consumption, packaging, recycling and environmental matters. Compliance with these laws, regulations, standards, and other requirements may be onerous and expensive, and they may be inconsistent from jurisdiction to jurisdiction (including from country to country), further increasing the cost of compliance and doing business. Our products may require regulatory approvals or satisfaction of other regulatory concerns in the various jurisdictions in which they are manufactured, sold or both. These requirements create procurement and design challenges that require us to incur additional costs identifying suppliers and manufacturers who can obtain and produce compliant materials, parts and products. Failure to comply with such requirements can subject us to liability, additional costs, and reputational harm and, in extreme cases, force us to recall products or prevent us from selling our products in certain jurisdictions.

We Face Significant Competition. Fat Shark operates in a highly competitive market and the size, resources and brand name of some of its competitors may allow them to compete more effectively. The market for head-worn display devices, including FPV HMDs, is highly competitive. Further, we expect competition to intensify in the future as existing competitors introduce new and more competitive offerings alongside their existing products, and as new market entrants introduce new products into our markets. We compete against established, well-known diversified consumer electronics manufacturers such as Samsung Electronics Co., Sony Corporation, LG Electronics (LGE), HTC, Lenovo, and large software and other products companies such as Alphabet Inc. (Google), Microsoft Corporation, Facebook and Snap. In the FPV drone market we compete with additional established, well-known manufacturers such as Epson, Yuneec, Boscam, Eachine, Walkera, SkyZone, MicroLED and DJI. Many of our current competitors have substantial market share, diversified product lines, well-established supply and distribution systems, strong worldwide brand recognition and greater financial, marketing, research and development and other resources than we do.

Reliance on a Limited Number of Suppliers For Critical Components. We obtain components for our drones from a limited number of suppliers. Most of these components are sourced from China which has been engaged in a trade war with the United States over the past few years. We do not have a long term agreement with these suppliers that obligates them to sell components to us. Our reliance on these suppliers entails significant risks and uncertainties, including whether these suppliers will provide an adequate quantity of components, at a reasonable price, and on a timely basis.

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Summary of the Offering

Common stock offered by us:	4,000,000 shares of our common stock (4,600,000 shares if the underwriters exercise their over-allotment option in full).
Shares of common stock outstanding prior to the offering:	29,011,926 shares
Shares of common stock outstanding after the offering (1):	33,011,926 shares (33,611,926 shares if the underwriters exercise their over-allotment option in full).
Over-allotment option:	The underwriters have an option for a period of 45 days to purchase up to 600,000 additional Shares to cover over-allotments, if any.
Use of proceeds:	We estimate that we will receive net proceeds of approximately $14,504,318 from our sale of Shares in this offering, after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds of this offering to provide funding for service, sales, and marketing efforts for our Red Cat Drone Services, strategic acquisitions and related expenses, and general working capital. See “Use of Proceeds.”
Underwriter’s warrants:	We have agreed to issue warrants (the “Underwriter’s Warrants”) to purchase 200,000 shares of our common stock to ThinkEquity, a division of Fordham Financial Management, Inc., the representative of the underwriters. The Underwriter’s Warrants will be exercisable at any time, and from time to time, in whole or in part, during the five- year period commencing 180 days following the effective date of the registration statement of which this prospectus is a part at an exercise price of $5.00 (125% of the public offering price per Share). See “Underwriting—Warrants” for a description of these warrants.
Potential sales to insiders:	It is possible that one or more of our directors or their affiliates or related parties could purchase common stock in this offering; however, these person or entities may determine not to purchase any shares in this offering, or the underwriters may elect not to sell any common stock in this offering to such persons or entities.
Nasdaq symbol:	We have been approved to have our common stock listed on the Nasdaq Capital Market under the symbol “RCAT”.
Risk factors:	Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. See “Risk Factors” and the other information included and incorporated by reference into this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our securities.
Lock-up agreements:	We and our directors, officers and certain principal shareholders have agreed with the Underwriter not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of six months in the case of officers and directors and three months in the case of us and such principal shareholders, after the date of this prospectus. See “Underwriting – Lock-Up Agreements.”

(1)	The number of shares of our common stock that will be outstanding immediately after this offering is based on 29,011,926 shares of common stock outstanding as of April 7, 2021 and excludes the following:

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• 2,197,475 shares of common stock issuable upon exercise of outstanding options under our equity incentive plans at a weighted-average exercise price of $1.79 per share;

• 939,998 shares of common stock issuable upon exercise of outstanding warrants with an exercise price of $1.50 per share;

• 1,322,004 shares of common stock issuable upon conversion of outstanding shares of our Series A Preferred Stock and 1,972,402 shares of our common stock issuable upon conversion of outstanding shares of our Series B Preferred Stock;

• 5,552,525 shares of common stock that are reserved for equity awards that may be granted under our equity incentive plans;

• 41,667 shares of common stock issuable in May 2021 in connection with a fully vested restricted stock unit grant.

• 708,334 shares of common stock awarded under an employment agreement which have not yet been issued.

Except as otherwise indicated herein, all information in this prospectus assumes no exercise by the underwriter of its over-allotment option to purchase additional shares.

Listing on the Nasdaq Capital Market

Our common stock has been quoted on the OTCQB Market. In connection with this offering, our common stock has been approved for listing on the Nasdaq Capital Market (“Nasdaq”) under the symbol “RCAT”. Our common stock will commence trading on Nasdaq on April 30, 2021, at which point our common stock ceased to be traded on the OTCQB Market.

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Summary Consolidated Financial Data

The following summary consolidated financial data has been derived from the unaudited condensed Balance Sheet and Statement of Operations of Red Cat Holdings, Inc. You should read this Summary Consolidated Financial Data section together with our financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

As of January 31, 2021 (unaudited)
Balance Sheet Data
Cash and Cash Equivalents	$471,652
Total Assets	$12,082,563
Total Liabilities	$12,728,932
Total Stockholder’s Equity	$(646,369)

	Three months ended January 31,		Nine months ended January 31,
	2021	2020	2021	2020
Statements of Operations (unaudited)
Revenues	$2,145,988	$34,538	$3,122,077	$34,538
Gross Margin	$569,723	$18,304	$770,924	$18,304
Operating Loss	$(1,146,853)	$(438,619)	$(2,019,988)	$(976,242)
Other expense, primarily derivative	$7,837,407	$-	$8,069,797	$-
Net loss	$(8,984,260)	$(438,619)	$(10,089,785)	$(976,242)

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RISK FACTORS

Any investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our securities. Our business, financial condition and results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Risks Related to our Business

The COVID-19 pandemic has adversely impacted, and poses risks to, our business, results of operations and financial condition, the nature and extent of which are highly uncertain and unpredictable.

The global spread of COVID-19 is having, and will continue to have, an adverse impact on our operations, sales and delivery and supply chains.  Many countries including the United States have implemented measures such as quarantine, shelter-in-place, curfew, travel restrictions and similar isolation measures, including government orders and other restrictions on the conduct of business operations.  It remains uncertain what impact the pandemic will have on our ability to generate sales and customer interest even once conditions begin to improve.   The COVID-19 pandemic has also impacted our supply chain as we have experienced disruptions or delays in shipments of certain materials or components of our products. Prices of our supplies have also increased as a result of the pandemic. Accordingly, COVID-19 has negatively affected our business. Given the rapid and evolving nature of the virus, it is uncertain how materially COVID-19 will affect our operations generally if these impacts persist, worsen or re-emerge over an extended period of time.

Additionally, the COVID-19 pandemic caused significant volatility and uncertainty in U.S. and international markets, which may result in a prolonged economic downturn. A disruption of financial markets may reduce our ability to access capital and increase the cost of doing so.  There are no assurances that the credit markets or the capital markets will be available to us in the future or that financing will be available.

We cannot reasonably estimate the length or severity of the COVID-19 pandemic or the related response, or the extent to which the disruption may continue to impact our business, financial position, results of operations and cash flows. Ultimately, the COVID-19 pandemic could have a material adverse impact on our business, financial position, results of operations and cash flows.

We may not be able to continue operating as a going concern.

We have experienced losses from operations since inception and have never generated positive cash flow. The success of our business plan during the next 12 months and beyond will be contingent upon generating sufficient revenue to cover our operating costs and obtaining additional financing. The reports from our independent registered public accounting firm for the fiscal year ended April 30, 2020 and prior years include an explanatory paragraph stating the Company has recurring net losses from operations, negative operating cash flows, does not yet generate revenue from operations and will need additional working capital for ongoing operations These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. If we are unable to obtain sufficient funding, our business, prospects, financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern.

We have incurred net losses since inception.

We have accumulated net losses of approximately $12.7 million as of January 31, 2021. These losses have had an adverse effect on our financial condition, stockholders’ equity, net current assets, and working capital. We will need to generate higher revenues and control operating costs in order to attain profitability. There can be no assurances that we will be able to do so or to reach profitability.

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We will need additional capital to fund our expanding operations, and if we are not able to obtain sufficient capital, we may be forced to limit the scope of our operations.

We expect that our expansion of business activities will require additional working capital. Fat Shark’s level of sales far exceeds our historic sales and will require additional working capital to continue which we may not be able to secure. Rotor Riot’s e-commerce platform business operating at www.rotorriot.com has not attained profitability. The planned release of our first software product, DroneBox, will require working capital to finish product development, support its market release, and provide technical customer support upon its commercial release. We plan to offer DroneBox under a software-as-a-service (“SaaS”) platform which may require a higher number of customers in order to reach profitability. There can be no assurance that either or both of our operating businesses will reach profitability.

If adequate additional debt and/or equity financing is not available on reasonable terms or at all, then we may not be able to continue to develop our business activities, and we will have to modify our business plan. These factors could have a material adverse effect on our future operating results and our financial condition.

If we are unable to raise needed additional funds to continue as a going concern, we could be forced to cease our business activities and dissolve. In such an event, we may incur additional financial obligations, including the accelerated maturity of debt obligations, lease termination fees, employee severance payments, and other creditor and dissolution-related obligations.

Our ability to raise financing through sales of equity securities depends on general market conditions and the demand for our common stock. We may be unable to raise adequate capital through sales of equity securities, and if our stock has a low market price at the time of such sales, our existing stockholders could experience substantial dilution. If adequate financing is not available or unavailable on acceptable terms, we may find we are unable to fund expansion, continue offering products and services, take advantage of acquisition opportunities, develop or enhance services or products, or to respond to competitive pressures in the industry which may jeopardize our ability to continue operations.

We operate in an emerging and rapidly growing industry which makes it difficult to evaluate our business and future prospects.

The drone industry is relatively new and is growing rapidly. As a result, it is difficult to evaluate our business and future prospects. We cannot accurately predict whether, and even when, demand for our products will increase, if at all. The risks, uncertainties and challenges encountered by companies operating in emerging and rapidly growing industries include:

• Generating sufficient revenue to cover operating costs and sustain operations;

• Acquiring and maintaining market share;

• Attracting and retaining qualified personnel, especially engineers with the requisite technical skills;

• Successfully developing and commercially marketing new products:

• Accessing the capital markets to raise additional capital, on reasonable terms, if and when required to sustain operations or to grow the business.

The drone industry is subject to various laws and government regulations which could complicate and delay our ability to introduce products, maintain compliance, and avoid violations, which could lead to increased costs or the interruption of normal business operations that could negatively impact our financial condition and results of operations.

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We operate in the drone industry which is a highly regulated environment in the US and international markets. Federal, state and local governmental entities and foreign governments may regulate aspects of the industry, including the production or distribution of our products, software or services. These regulations may include accounting standards, taxation requirements (including changes in applicable income tax rates, new tax laws and revised tax law interpretations), product safety and other safety standards, trade restrictions, regulations regarding financial matters, environmental regulations, products directed toward children or hobbyists, and other administrative and regulatory restrictions. While we endeavor to take all the steps necessary to comply with these laws and regulations, there can be no assurance that we can maintain compliance on a continuing basis. Failure to comply could result in monetary liabilities and other sanctions which could increase our costs or decrease our revenue resulting in a negative impact on our business, financial condition and results of operations.

Our business and products are subject to government regulation and may incur additional compliance costs or, if we fail to comply with applicable regulations, may incur fines or be forced to suspend or cease operations.

In our current business and as we expand into new markets and product categories, we must comply with a wide variety of laws, regulations, standards and other requirements governing, among other things, electrical safety, wireless emissions, health and safety, e-commerce, consumer protection, export and import requirements, hazardous materials usage, product-related energy consumption, packaging, recycling and environmental matters. Compliance with these laws, regulations, standards, and other requirements may be onerous and expensive, and they may be inconsistent from jurisdiction to jurisdiction (including from country to country), further increasing the cost of compliance and doing business. Our products may require regulatory approvals or satisfaction of other regulatory concerns in the various jurisdictions in which they are manufactured, sold or both. These requirements create procurement and design challenges that require us to incur additional costs identifying suppliers and manufacturers who can obtain and produce compliant materials, parts and products. Failure to comply with such requirements can subject us to liability, additional costs, and reputational harm and, in extreme cases, force us to recall products or prevent us from selling our products in certain jurisdictions. If there is a new regulation, or change to an existing regulation, that significantly increases our costs of manufacturing or causes us to significantly alter the way that we manufacture our products, this would have a material adverse effect on our business, financial condition and results of operations. Additionally, while we have implemented policies and procedures designed to ensure compliance with applicable laws and regulations, there can be no assurance that our employees, contractors, and agents will not violate such laws and regulations or our policies and procedures.

Our products must comply with certain requirements of the U.S. Federal Communications Commission (“FCC”) regulating electromagnetic radiation in order to be sold in the United States and with comparable requirements of the regulatory authorities of the European Union (“EU”), Japan, China and other jurisdictions in order to be sold in those jurisdictions. Our FPV products include wireless radios and receivers which require additional emission testing. We are also subject to various environmental laws and governmental regulations related to toxic, volatile, and other hazardous chemicals used in the third-party components incorporated into our products, including the Restriction of Certain Hazardous Substances Directive (the “RoHS”) and the EU Waste Electrical and Electronic Equipment Directive (the “WEEE Directive”), as well as the implementing legislation of the EU member states. This directive restricts the distribution of products within the EU that exceed very low maximum concentration amounts of certain substances, including lead. Similar laws and regulations have been passed or are pending in China, Japan, and numerous countries around the world and may be enacted in other regions, including in the United States, and we are, or may in the future be, subject to these laws and regulations.

From time to time, our products are subject to new domestic and international requirements. Compliance with regulations enacted in the future could substantially increase our cost of doing business or otherwise have a material adverse effect on our results of operations and our business. Any inability by us to comply with regulations in the future could result in the imposition of fines or in the suspension or cessation of our operations or sales in the applicable jurisdictions. Any such inability by us to comply with regulations may also result in our not being permitted, or limit our ability, to ship our products which would adversely affect our revenue and ability to achieve or maintain profitability.

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Although we encourage our contract manufacturers and major component suppliers to comply with the supply chain transparency requirements, such as the RoHS Directive, we cannot provide assurance that our manufacturers and suppliers consistently comply with these requirements. In addition, if there are changes to these or other laws (or their interpretation) or if new related laws are passed in other jurisdictions, we may be required to re-engineer our products to use components compatible with these regulations. This re-engineering and component substitution could result in additional costs to us or disrupt our operations or logistics.

The WEEE Directive requires electronic goods producers to be responsible for the collection, recycling and treatment of such products. Changes in interpretation of the directive may cause us to incur costs or have additional regulatory requirements to meet in the future in order to comply with this directive, or with any similar laws adopted in other jurisdictions. Our failure to comply with past, present, and future similar laws could result in reduced sales of our products, substantial product inventory write-offs, reputational damage, penalties and other sanctions, which could harm our business and financial condition. We also expect that our products will be affected by new environmental laws and regulations on an ongoing basis. To date, our expenditures for environmental compliance have not had a material impact on our results of operations or cash flows and, although we cannot predict the future impact of such laws or regulations, they will likely result in additional costs and may increase penalties associated with violations or require us to change the content of our products or how they are manufactured, which could have a material adverse effect on our business and financial condition.

We face competition from larger companies that have substantially greater resources which challenges our ability to establish market share, grow the business, and reach profitability.

The drone industry is attracting a wide range of significantly larger companies which have substantially greater financial, management, research and marketing resources than we have. These competitors include transportation companies like United Parcel Service, Federal Express and Amazon, as well as defense companies such as Lockheed Martin Corporation and Northrop Grumman Corporation. Our competitors may be able to provide customers with different or greater capabilities than we can provide, including technical qualifications, pricing, and key technical support. Many of our competitors may utilize their greater resources to develop competing products and technologies, leverage their financial strength to utilize economies of scale and offer lower pricing, and hire more qualified personnel by offering more generous compensation packages. In order to secure contracts, we may have to offer comparable products and services at lower pricing which could adversely affect our operating margins. Our inability to compete effectively against these larger companies could have a material adverse effect on our business, financial condition and operating results.

Fat Shark operates in a highly competitive market and the size, resources and brand name of some of its competitors may allow them to compete more effectively than Fat Shark can, which could result in a loss of market share and a decrease in revenue and profitability.

The market for head-worn display devices, including FPV HMDs, is highly competitive. Further, we expect competition to intensify in the future as existing competitors introduce new and more competitive offerings alongside their existing products, and as new market entrants introduce new products into our markets. We compete against established, well-known diversified consumer electronics manufacturers such as Samsung Electronics Co., Sony Corporation, LG Electronics (LGE), HTC, Lenovo, and large software and other products companies such as Alphabet Inc. (Google), Microsoft Corporation, Facebook and Snap. In the FPV drone market we compete with additional established, well-known manufacturers such as Epson, Yuneec, Boscam, Eachine, Walkera, SkyZone, MicroLED and DJI. Many of our current competitors have substantial market share, diversified product lines, well-established supply and distribution systems, strong worldwide brand recognition and greater financial, marketing, research and development and other resources than we do. In addition, many of our existing and potential competitors enjoy substantial competitive advantages, such as:

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•	longer operating histories;
•	the capacity to leverage their sales efforts and marketing expenditures across a broader portfolio of products;
•	broader distribution and established relationships with channel partners;
•	access to larger established customer bases and known branding;
•	greater resources to fund research and development and to make acquisitions;
•	larger intellectual property portfolios; and
•	the ability to bundle competitive offerings with other products and services.

Moreover, smartphones, tablets, and new wearable devices with ever growing larger video display screens and computing power have significantly improved the mobile personal computing experience. In the future, the manufacturers of these devices, such as Apple Inc., Samsung, LGE, Lenovo, Google/Fitbit, Snap, Garmin, Facebook, Microsoft and others may design or develop products similar to ours. In addition to competition or potential competition from large, established companies, new companies may emerge and offer competitive products. Increased competition may result in pricing pressures and reduced profit margins and may impede our ability to increase the sales of our products, any of which could substantially harm our business and results of operations.

We may not be able to keep pace with technological advances; we depend on advances in technology by other companies.

The drone industry in general, and the software and hardware industries in particular, continue to undergo significant changes, primarily due to technological developments. Because of the rapid growth of technology, shifting consumer tastes and the popularity and availability of other forms of activities, it is impossible to predict the overall effect these factors could have on potential revenue from, and profitability of, software and hardware or training directed to the drone industry. It is impossible to predict the overall effect these factors could have on our ability to compete effectively in a changing market, and if we are not able to keep pace with these technological advances, then our revenues, profitability and results from operations may be materially adversely affected.

We rely on and will continue to rely on components of our products (including micro-display panels organic light-emitting diode (“OLED”) and liquid crystal (“LC”) displays for our goggle displays, transmitters and cameras) that are developed and produced by other companies. The commercial success of certain of our planned future products will depend in part on advances in these and other technologies by other companies. We may, from time to time, contract with and support companies developing key technologies in order to accelerate the development of such products for our specific uses. Such activities might not result in useful technologies or components for us.

We may not be able to successfully launch, compete and sell our DroneBox software.

Our first software product, DroneBox, is presently in beta testing in order to identify operating issues and to secure user feedback on its features, including both those presently part of the software and those that might be added to enhance the product. To date, the FAA has not issued any formal rules and regulations regarding software applications used by drones. However, it could decide to issue formal rules and regulations which could delay the release of DroneBox or cause us to withdraw it from the market. It is possible that we may not be able to comply with any rules and regulations issued by the FAA.

DroneBox will compete against software solutions which are already available in the marketplace. These include competing products offered by Airdata, a small company, and Skyward which is owned by Verizon. We plan to include features in DroneBox that we believe will provide a competitive advantage. These include (i) flight analyzation and replay, (ii) an embedded, encrypted ticket system, and (iii) live support assistance. However, users may not perceive our enhancements as providing added value and may determine not to migrate to DroneBox. In addition, Verizon could provide sales and marketing support to Skyward that could distract users and cause them not to focus on the enhanced features provided by DroneBox. These risks could adversely impact the number of users that subscribe to DroneBox and have a material adverse impact on our operating results.

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If Fat Shark fails to keep pace with changing consumer preferences or technologies our business and results of operations may be materially adversely affected.

Rapidly changing customer requirements, evolving technologies and industry standards characterize the consumer electronics, wearables, and display industries. To achieve these goals, we seek to enhance existing products and develop and market new products that keep pace with continuing changes in industry standards, requirements, and customer preferences.

Our success depends on our ability to originate new products and to identify trends as well as to anticipate and react to changing customer demands in a timely manner. If are unable to introduce new products or novel technologies in a timely manner or new products or technologies are not accepted by customers, our competitors may introduce more attractive products, which could hurt our competitive position. New products might not receive customer acceptance if customer preferences shift to other products, and future success depends in part on the ability to anticipate and respond to these changes. Failure to anticipate and respond in a timely manner to changing customer preferences could lead to, among other things, lost business, lower revenue and excess inventory levels.

If critical components used to assemble our products become scarce or unavailable, then we may incur delays in fulfilling sales orders which could adversely impact our business.

We obtain components for our drones from a limited number of suppliers. Most of these components are sourced from China which has been engaged in a trade war with the United States over the past few years. We do not have a long term agreement with these suppliers that obligates them to sell components to us. Our reliance on these suppliers entails significant risks and uncertainties, including whether these suppliers will provide an adequate quantity of components, at a reasonable price, and on a timely basis. While there are options to purchase certain components from suppliers based in the United States, we would be forced to pay higher prices which would adversely impact our gross margin and operating results. Our operating results could be materially, adversely impacted if our suppliers do not provide the critical components used to assemble our products on a timely basis, at a reasonable price, and in sufficient quantities.

Lack of long-term purchase orders and commitments from customers may lead to a rapid decline in sales.

All customers issue purchase orders solely at their own discretion, often shortly before the requested date of shipment. Customers are generally able to cancel orders (without penalty) or delay the delivery of products on relatively short notice. In addition, current customers may decide not to purchase products for any reason. If those customers do not continue to purchase products, sales volume could decline rapidly with little or no warning.

We cannot rely on long-term purchase orders or commitments to protect from the negative financial effects of a decline in demand for products and typically plans production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. Customers give rolling forecasts and issue purchase orders but they have options to reschedule or pay cancellation fees. The uncertainty of product orders makes it difficult to forecast sales and allocate resources in a manner consistent with actual sales. Moreover, expense levels and the amounts invested in capital equipment and new product development costs are based in part on expectations of future sales and, if expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls. Similar factors apply to the lead times for our software and SaaS products. As a result of lack of long-term purchase orders and purchase commitments, and long software development lead times, we may experience a rapid decline in sales.

As a result of these and other factors, investors should not rely on revenues and operating results for any one quarter or year as an indication of future revenues or operating results. If quarterly revenues or results of operations fall below expectations of investors or public market analysts, the price of the common stock could fall substantially.

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If we do not effectively maintain and further develop sales channels for products, including developing and supporting retail sales channel, value added resellers (VARs) and distributors, our business could be harmed.

We depend upon effective sales channels in reaching the customers who are the ultimate purchasers of HMD products and primarily sell products either from in-house sales teams directly to retail outlets such as hobby shops or through websites and VARs.

Distributors, third-party online resellers and VARs generally offer products from several different manufacturers. Accordingly, we are at risk that these distributors, resellers and VARs may give higher priority to selling other companies’ products. If we were to lose the services of a distributor, online reseller, or VAR, they might need to find another in that area, and there can be no assurance of the ability to do so in a timely manner or on favorable terms. Further, resellers and distributors can at times build inventories in anticipation of future sales, and if such sales do not occur as rapidly as they anticipate, resellers and distributors will decrease the size of their future product orders. We are also subject to the risks of distributors, resellers and VARs encountering financial difficulties, which could impede their effectiveness and also expose us to financial risk, for example if they are unable to pay for the products they purchase or ongoing disruptions in business, for example from natural disasters or the effects of COVID-19. Any reduction in sales by current distributors or VARs, loss of key distributors and VARs or decrease in revenue from distributors and VARs could adversely affect our revenue, operating results, and financial condition.

Future growth and profitability may be adversely affected if marketing initiatives are not effective in generating sufficient levels of brand awareness.

Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our marketing efforts, including our ability to:

•	create awareness of brands and products;
•	convert consumer awareness into actual product purchases;
•	effectively manage marketing costs (including creative and media) in order to maintain acceptable operating margins and return on marketing investment; and
•	successfully offer to sell products or license technology to third-party companies for sale.

Planned marketing expenditures are unknown and may not result in increased total sales or generate sufficient levels of product and brand name awareness. We may not be able to manage marketing expenditures on a cost-effective basis.

Our products require ongoing research and development and may experience technical problems or delays, which could lead the business to fail.

Our research and development efforts remain subject to all of the risks associated with the development of new products based on emerging and innovative technologies, including, for example, unexpected technical problems or the possible insufficiency of funds for completing development of these products. If technical problems or delays arise, further improvements in products and the introduction of future products could be adversely impacted, and we could incur significant additional expenses and the business may fail.

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If HMD’s and pilot gear do not gain greater acceptance in the marketplace, the business strategy may fail.

The acquisition of Fat Shark was based upon the acceptance of HMD wearables for FPV control of drones and the continuation of the attractiveness of that method for piloting drones. Fat Shark has experienced declining revenues over the past several years and such trend may continue or accelerate. Advances in other technologies may overcome their current market limitations and permit them to remain or become more attractive technologies for FPV applications, which could limit the potential market for our products and cause our business strategy to fail. If end-users fail to accept HMDs in the numbers we anticipate or as soon as we anticipate, the sales of our FPV products and our results of operations would be adversely affected and our business strategy may fail.

There are a number of competing providers of micro-display-based personal display technology, including HMDs, and we may fail to capture a substantial portion of the FPV personal wearable display market.

In addition to competing with other HMD manufacturers and distributors for FPV displays, we also compete with micro-display-based personal display technologies that have been developed by other companies. Numerous start-up companies have announced their intentions to offer HMD products and developer kits in the near future. Further, industry blogs have speculated that companies such as Apple may offer HMDs in the near future.

Most of our competitors have greater financial, marketing, distribution, and technical resources than we do. Moreover, our competitors may succeed in developing new micro-display-based personal display technologies and products that are more affordable or have more desirable features than our technology. If our products are unable to capture a reasonable portion of the HMD market, our business strategy may fail.

The nature of our business involves significant risks and uncertainties that may not be covered by insurance or indemnity.

We develop and sell products where insurance or indemnification may not be available, including:

•	Designing and developing products using advanced and unproven technologies and drones; and
•	Designing and developing products to collect, distribute and analyze various types of information.

Failure of certain of our products could result in loss of life or property damage. Certain products may raise questions with respect to issues of civil liberties, intellectual property, trespass, conversion and similar concepts, which may raise new legal issues. Indemnification to cover potential claims or liabilities resulting from a failure of technologies developed or deployed may be available in certain circumstances, but not in others. We do not and are not able to maintain insurance to protect against our risks and uncertainties. Substantial claims resulting from an accident, failure of our product, or liability arising from our products in excess of any indemnity or insurance coverage (or for which indemnity or insurance is not available or was not obtained) could harm our financial condition, cash flows, and operating results. Any accident, even if fully covered or insured, could negatively affect our reputation among our customers and the public, and make it more difficult for us to compete effectively.

Product quality issues and a higher-than-expected number of warranty claims or returns could harm our business and operating results.

The products that we sell could contain defects in design or manufacture. Defects could also occur in the products or components that are supplied to us. There can be no assurance we will be able to detect and remedy all defects in the hardware and software we sell, which could result in product recalls, product redesign efforts, loss of revenue, reputational damage and significant warranty and other remediation expenses. Similar to other mobile and consumer electronics, our products have a risk of overheating in the course of usage or upon malfunction. Any such defect could result in harm to property or in personal injury. If we determine that a product does not meet product quality standards or may contain a defect, the launch of such product could be delayed until we remedy the quality issue or defect. The costs associated with any protracted delay necessary to remedy a quality issue or defect in a new product could be substantial.

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We generally provide a one-year warranty on all of our products, except in certain European countries where it can be two years for some consumer-focused products. The occurrence of any material defects in our products could expose us to liability for damages and warranty claims in excess of our current reserves, and we could incur significant costs to correct any defects, warranty claims or other problems. In addition, if any of our product designs are defective or are alleged to be defective, we may be required to participate in a recall campaign. In part due to the terms of our warranty policy, any failure rate of our products that exceeds our expectations may result in unanticipated losses. Any negative publicity related to the perceived quality of our products could affect our brand image and decrease retailer, distributor and consumer confidence and demand, which could adversely affect our operating results and financial condition. Further, accidental damage coverage and extended warranties are regulated in the United States at the state level and are treated differently within each state. Additionally, outside of the United States, regulations for extended warranties and accidental damage vary from country to country. Changes in interpretation of the regulations concerning extended warranties and accidental damage coverage on a federal, state, local or international level may cause us to incur costs or have additional regulatory requirements to meet in the future in order to continue to offer our support services. Our failure to comply with past, present and future similar laws could result in reduced sales of our products, reputational damage, penalties and other sanctions, which could harm our business and financial condition.

Our products will likely experience declining unit prices and we may not be able to offset that decline with production cost decreases or higher unit sales.

In the markets in which we compete, prices of established consumer electronics, displays, personal computers, and mobile products tend to decline significantly over time or as new enhanced versions are introduced, frequently every 12 to 24 months. In order to maintain adequate product profit margins over the long term, we believe that we will need to continuously develop product enhancements and new technologies that will either slow price declines of our products or reduce the cost of producing and delivering our products. While we anticipate many opportunities to reduce production costs over time, we may not be able to reduce our component costs. We expect to attempt to offset the anticipated decrease in our average selling price by introducing new products, increasing our sales volumes or adjusting our product mix. If we fail to do so, our results of operations will be materially and adversely affected.

Our products could infringe on the intellectual property rights of others.

Companies in the consumer electronics, wireless communications, semiconductor, IT, and display industries steadfastly pursue and protect intellectual property rights, often times resulting in considerable and costly litigation to determine the validity of patents and claims by third parties of infringement of patents or other intellectual property rights. Our products could be found to infringe on the intellectual property rights of others. Other companies may hold or obtain patents or inventions or other proprietary rights in technology necessary for our business. Periodically, other companies inquire about our products and technology in their attempts to assess whether we violate their intellectual property rights. If we are forced to defend against infringement claims, we may face costly litigation, diversion of technical and management personnel, and product shipment delays, even if the allegations of infringement are unwarranted. If there is a successful claim of infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, or if we are required to cease using one or more of our business or product names due to a successful trademark infringement claim against us, it could adversely affect our business.

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Our intellectual property rights and proprietary rights may not adequately protect our products.

Our commercial success will depend substantially on the ability to obtain patents and other intellectual property rights and maintain adequate legal protection for products in the United States and other countries. We will be able to protect our intellectual property from unauthorized use by third parties only to the extent that these assets are covered by valid and enforceable patents, trademarks, copyrights or other intellectual property rights, or are effectively maintained as trade secrets. As of the date of this filing, we own 12 granted United States and foreign patents and 5 pending United States and foreign patent applications. The U.S. patents and patent applications include claims to, among other things, a drone, a printed circuit board, and HMD technology. We apply for patents covering our products, services, technologies, and designs, as we deem appropriate. We may fail to apply for patents on important products, services, technologies or designs in a timely fashion, or at all. We do not know whether any of our patent applications will result in the issuance of any patents. Even if patents are issued, they may not be sufficient to protect our products, services, technologies, or designs. Our existing and future patents may not be sufficiently broad to prevent others from developing competing products, services technologies, or designs. Intellectual property protection and patent rights outside of the United States are even less predictable. As a result, the validity and enforceability of patents cannot be predicted with certainty. Moreover, we cannot be certain whether:

•	we were the first to conceive, reduce to practice, invent, or file the inventions covered by each of our issued patents and pending patent applications;

•	others will independently develop similar or alternative products, technologies, services or designs or duplicate any of our products, technologies, services or designs;

•	any patents issued to us will provide us with any competitive advantages, or will be challenged by third parties;

•	we will develop additional proprietary products, services, technologies or designs that are patentable; or

•	the patents of others will have an adverse effect on our business.

 The patents we own or license and those that may be issued to us in the future may be challenged, invalidated, rendered unenforceable or circumvented, and the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages. Moreover, third parties could practice our inventions in territories where we do not have patent protection or in territories where they could obtain a compulsory license to our technology where patented. Such third parties may then try to import products made using our inventions into the United States or other territories. We cannot ensure that any of our pending patent applications will result in issued patents, or even if issued, predict the breadth, validity and enforceability of the claims upheld in our and other companies’ patents.

Unauthorized parties may attempt to copy or otherwise use aspects of our processes and products that we regard as proprietary. Policing unauthorized use of our proprietary information and technology is difficult and can be costly, and our efforts to do so may not prevent misappropriation of our technologies. We may become engaged in litigation to protect or enforce our patent and other intellectual property rights or in International Trade Commission proceedings to abate the importation of goods that would compete unfairly with our products and, if unsuccessful, these actions could result in the loss of patent or other intellectual property rights protection for the key technologies on which our business strategy depends.

We rely in part on unpatented proprietary technology, and others may independently develop the same or similar technology or otherwise obtain access to our unpatented technology. We require employees, contractors, consultants, financial advisors, suppliers, and strategic partners to enter into confidentiality and intellectual property assignment agreements (as appropriate), but these agreements may not provide sufficient protection for our trade secrets, know-how or other proprietary information.

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The laws of certain countries do not protect intellectual property and proprietary rights to the same extent as the laws of the United States and, therefore, in certain jurisdictions, we may be unable to protect our products, services, technologies and designs adequately against unauthorized third-party copying, infringement or use, which could adversely affect our competitive position. To protect or enforce our intellectual property rights, we may initiate proceedings or litigation against third parties. Such proceedings or litigation may be necessary to protect our trade secrets or know-how, products, technologies, designs, brands, reputation, likeness, authorship works or other intellectual property rights. Such proceedings or litigation also may be necessary to determine the enforceability, scope and validity of the proprietary rights of others. Any proceedings or lawsuits that we initiate could be expensive, take significant time and divert management’s attention from other business concerns. Additionally, we may provoke third parties to assert claims against us, which could invalidate or narrow the scope of our own intellectual property rights. We may not prevail in any proceedings or lawsuits that we initiate and the damages or other remedies awarded, if any, may be commercially valuable. The occurrence of any of these events may adversely affect our business, financial condition and operating results.

We have registered and applied to register certain of our trademarks in several jurisdictions worldwide. In some jurisdictions where we have applied to register our trademarks, other applications or registrations exist for the same, similar, or otherwise related products or services. If we are not successful in arguing that there is no likelihood of confusion between our marks and the marks that are the subject of the other applications or registrations owned by third parties, our applications may be denied, preventing us from obtaining trademark registrations and adequate protection for our marks in the relevant jurisdictions, which could impact our ability to build our brand identity and market our products and services in those jurisdictions. Whether or not our application is denied, third parties may claim that our trademarks infringe their rights. As a result, we could be forced to pay significant settlement costs or cease the use of these trademarks and associated elements of our brand in the United States or other jurisdictions.

Even in those jurisdictions where we are able to register our trademarks, competitors may adopt or apply to register similar trademarks to ours, may register domain names that mimic ours or incorporate our trademarks, or may purchase keywords that are identical or confusingly similar to our brand names as terms in Internet search engine advertising programs, which could impede our ability to build our brand identity and lead to confusion among potential customers of our products and services. If we are not successful in proving that we have prior rights in our marks and arguing that there is a likelihood of confusion between our marks and the marks of these third parties, our inability to prevent these third parties from using may negatively impact the strength, value and effectiveness of our brand names and our ability to market our products and prevent consumer confusion.

If we lose our rights under our third-party technology licenses, our operations could be adversely affected.

Our business depends in part on technology rights and software licensed from third parties. We could lose our exclusivity or other rights to use the technology under our licenses if we fail to comply with the terms and performance requirements of the licenses. In addition, certain licensors may terminate a license upon our breach and have the right to consent to sublicense arrangements. If we were to lose our rights under any of these licenses, or if we were unable to obtain required consents to future sublicenses, we could lose a competitive advantage in the market, and may even lose the ability to commercialize certain products or technologies completely. Either of these results could substantially decrease our revenues.

Our business depends in part on access to third-party platforms or technologies, and if the access is withdrawn, denied, or is not available on terms acceptable, or if the platforms or technologies change without notice, business and operating results could be adversely affected.

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With the growth of mobile devices and personal voice assistants, cloud services and artificial intelligence (“AI”), the number of supporting platforms has grown, and with it the complexity and increased need for us to have business and contractual relationships with the platform owners in order to produce products compatible with these platforms and enable access to and use of these platforms with our products. Our product strategy includes current and future products designed for use with third-party platforms or software, such as iPhone, Android phones, Google Assistant and Amazon Alexa, as well as gaming platforms. Our business in these categories relies on our access to the platforms of third parties, some of whom are our competitors. Platform owners that are competitors may limit or decline access to their platforms, and in any case have a competitive advantage in designing products for their own platforms and may produce products that work better, or are perceived to work better, than our products in connection with those platforms. As we expand the number of platforms and software applications with which our products are compatible, we may not be successful in launching products for those platforms or software applications and/or we may not be successful in establishing strong relationships with the new platform or software owners, which could negatively impact our ability to develop and produce high-quality products on a timely basis for those platforms and software applications. We may otherwise fail to navigate various new relationships, which could adversely affect our relationships with existing platform or software owners.

Our access to third-party platforms may also require paying a royalty or licensing fee, which lowers our product margins or may otherwise be on terms that are not acceptable to us. In addition, the third-party platforms or technologies used to interact with our product portfolio can be delayed in production or can change without prior notice to us, which can result in our having excess inventory, lower margins, or customer support issues.

If we are unable to access third-party platforms or technologies, or if our access is withdrawn, denied, or is not available on terms acceptable to us, or if the platforms or technologies are delayed or change without notice to us, our business and operating results could be adversely affected.

If our customers are not satisfied with our technical support, firmware or software updates on some products, they may choose not to purchase our products, which would adversely impact business and operating results.

Our business relies, in part, on our customers’ satisfaction with the technical support, firmware, software and security updates we provide to support our products. If we fail to provide technical support services and necessary updates that are responsive, satisfy our customers’ expectations and resolve issues that they encounter with our products, customers may choose not to purchase additional products and we may face brand and reputational harm, which could adversely affect our operating results.

Our use of open source software could negatively affect our ability to sell our products and could subject us to possible litigation.

We incorporate open source software into our products. Open source software is generally licensed by its authors or other third parties under open source licenses. Some of these licenses contain requirements that we make available source code for modifications or derivative works we create based upon the open source software, and that we license such modifications or derivative works under the terms of a particular open source license or other license granting third parties certain rights of further use. Additionally, if a third-party software provider has incorporated open source software into software that we license from such provider, we could be required to disclose any of our source code that incorporates or is a modification of our licensed software. If an author or other third-party that distributes open source software that we use or license were to allege that we had not complied with the conditions of the applicable license, we could be required to incur significant legal expenses defending against those allegations and could be subject to significant damages, enjoined from offering or selling our products that contained the open source software and be required to comply with the foregoing conditions. Any of the foregoing could disrupt and harm our business and financial condition.

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Our dependence on sales to VARs, resellers, and distributors increases the risks of managing our supply chain and may result in excess inventory or inventory shortages.

The majority of our various reseller relationships for our HMD products and their accessories could involve them taking inventory positions and reselling to multiple customers. Under some typical distributor relationships, we would not recognize revenue until the distributors sell the product to their end user customers and receive payment thereon; however, at this time we do not currently enter into these types of arrangements. Our distributor and VAR relationships may reduce our ability to forecast sales and increase risks to our business. Since our distributors and VARs would act as intermediaries between us and the end user customers or resellers, we would be required to rely on our distributors to accurately report inventory levels and production forecasts. This may require us to manage a more complex supply chain and monitor the financial condition and credit worthiness of our distributors and VARs and their major end user customers. Our failure to manage one or more of these risks could result in excess inventory or shortages that could adversely impact our operating results and financial condition.

Our operating results may be adversely impacted by worldwide political, economic and public health uncertainties and specific conditions in the markets we address.

Any worsening of global economic, financial, or public health conditions, including global pandemics, could materially adversely affect (i) our ability to raise, or the terms of needed capital; (ii) demand for our current and future products; and (iii) the supply of components for our products. We cannot predict the timing, strength, or duration of any economic slowdown or subsequent economic recovery, worldwide, or in the display industry.

Our results of operations may suffer if we are not able to successfully manage our increasing exposure to foreign exchange rate risks.

A substantial majority of our sales and cost of components are denominated in U.S. dollars. As our business grows, both our sales and production costs may increasingly be denominated in other currencies. Where such sales or production costs are denominated in other currencies, they are converted to U.S. dollars for the purpose of calculating any sales or costs to us. Our sales may decrease as a result of any appreciation of the U.S. dollar against these other currencies.

The majority of our current expenditures are incurred in U.S. dollars and many of our components come from countries that currently peg their currency against the U.S. dollar. If the pegged exchange rates change adversely or are allowed to float up, additional U.S. dollars will be required to fund our purchases of these components.

Although we do not currently enter into currency option contracts or engage in other hedging activities, we may do so in the future. There is no assurance that we will undertake any such hedging activities or that, if we do so, they will be successful in reducing the risks to us of our exposure to foreign currency fluctuations.

Due to our significant level of international operations, including the use of foreign contract manufactures, we are subject to international operational, financial, legal, political and public health risks which could harm our operating results.

A substantial part of our operations, including manufacturing of certain components used in our products, are outside of the United States and many of our customers and suppliers have some or all of their operations in countries other than the United States. Risks associated with our doing business outside of the United States include:

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•	compliance burdens and costs with a wide variety of foreign laws and regulations, particularly labor, environmental and other laws and regulations that govern our operations in those countries;

•	legal uncertainties regarding foreign taxes, tariffs, border taxes, quotas, export controls,

•	export licenses, import controls and other trade barriers;

•	economic instability and high levels of inflation in the countries of our suppliers and

•	customers, particularly in the Asia-Pacific region, causing delays or reductions in orders for their products and therefore our sales;

•	political or public health instability, including global pandemics, in the countries in which

•	our suppliers operate;

•	changes or volatility in currency exchange rates;

•	difficulties in collecting accounts receivable and longer accounts receivable payment cycles; and

•	Any of these factors could harm our own, our suppliers’ and our customers’ international

•	operations and businesses and impair our and/or their ability to continue expanding into international markets.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act or similar anti-bribery laws in other jurisdictions in which we operate.

The global nature of our business and the significance of our international revenue create various domestic and local regulatory challenges and subject us to risks associated with our international operations. We operate in areas of the world that experience corruption by government officials to some degree and, in certain circumstances, compliance with anti-bribery and anticorruption laws may conflict with local customs and practices. Our global operations require us to import and export to and from several countries, which geographically expands our compliance obligations. In addition, changes in such laws could result in increased regulatory requirements and compliance costs which could adversely affect our business, financial condition, and results of operations.

The U.S. Foreign Corrupt Practices Act (FCPA), the U.K. Bribery Act 2010 (U.K. Bribery Act), and similar anti-bribery and anticorruption laws in other jurisdictions generally prohibit U.S.-based companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business, directing business to another, or securing an advantage. In addition, U.S. public companies are required to maintain records that accurately and fairly represent their transactions and have an adequate system of internal accounting controls. Under the FCPA, U.S. companies may be held liable for the corrupt actions taken by directors, officers, employees, agents, or other strategic or local partners or representatives. As such, if we or our intermediaries fail to comply with the requirements of the FCPA or similar legislation, governmental authorities in the United States and elsewhere could seek to impose substantial civil and/or criminal fines and penalties which could have a material adverse effect on our business, reputation, operating results and financial condition.

We are subject to governmental export and import controls and economic sanctions laws that could subject us to liability and impair our ability to compete in international markets.

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The U.S. and various foreign governments have imposed controls, export license requirements and restrictions on the import or export of some technologies. Our products are subject to U.S. export controls, including the Commerce Department’s Export Administration Regulations and various economic and trade sanctions regulations established by the Treasury Department’s Office of Foreign Assets Controls, and exports of our products must be made in compliance with these laws. Furthermore, U.S. export control laws and economic sanctions prohibit the provision of products and services to countries, governments, and persons targeted by U.S. sanctions. Even though we take precautions to prevent our products from being provided to targets of U.S. sanctions, our products, including our firmware updates, could be provided to those targets or provided by our customers despite such precautions. Any such provision could have negative consequences, including government investigations, penalties, and reputational harm. Our failure to obtain required import or export approval for our products could harm our international and domestic sales and adversely affect our revenue.

If significant tariffs or other restrictions are placed and maintained on Chinese imports or any related counter-measures are taken by China, our revenue and results of operations may be materially harmed.

If significant tariffs or other restrictions are placed on Chinese imports or any related counter-measures are taken by China, our revenue and results of operations may be materially harmed. In July 2018, the Trump Administration introduced a list of thousands of categories of goods that begun facing tariffs of 10%, which may be increased to 25% in 2019 if a new trade deal with China is not concluded. These tariffs currently affect some of our products and we may be required to raise our prices on those products due to the tariffs, which may result in a loss of customers and harm our operating performance. If the existing tariffs are expanded or interpreted by a court or governmental agency to apply to any of our other products, we may be required to raise our prices on those products, which may further result in a loss of customers and harm our operating performance. It is possible further tariffs will be imposed on imports of our products, or that our business will be impacted by retaliatory trade measures taken by China or other countries in response to existing or future tariffs, causing us to raise prices or make changes to our operations, any of which could materially harm our revenue or operating results.

Changes in trade policy in the United States and other countries, including changes in trade agreements and the imposition of tariffs and the resulting consequences, may have adverse impacts on our business, results of operations and financial condition.

The U.S. government has indicated and demonstrated its intent to alter its approach to international trade policy through the renegotiation, and potential termination, of certain existing bilateral or multilateral trade agreements and treaties with, and the imposition of tariffs on a wide range of products and other goods from, China, countries in EMEA and other countries. Given our manufacturing in those countries, and our lack of manufacturing elsewhere, policy changes in the United States or other countries, such as the tariffs already proposed, implemented, and threatened, present particular risks for us. Tariffs already announced and implemented are having an adverse effect on certain of our products, tariffs announced but not yet implemented may have an adverse effect on many of our products, and threatened tariffs could adversely affect more or all of our products. There are also risks associated with retaliatory tariffs and resulting trade wars. We cannot predict future trade policy, the terms of any renegotiated trade agreements or treaties, or tariffs and their impact on our business. A trade war could have a significant adverse effect on world trade and the world economy. To the extent that trade tariffs and other restrictions imposed by the United States or other countries increase the price of, or limit the amount of, our products or components or materials used in our products imported into the United States or other countries, or create adverse tax consequences, the sales, cost or gross margin of our products may be adversely affected and the demand from our customers for products and services may be diminished. Uncertainty surrounding international trade policy and disputes and protectionist measures could also have an adverse effect on consumer confidence and spending. If we deem it necessary to alter all or a portion of our activities or operations in response to such policies, agreements or tariffs, our capital and operating costs may increase. Our ongoing efforts to address these risks may not be effective and may have long-term adverse effects on our operations and operating results that we may not be able to reverse. Such efforts may also take time to implement or to have an effect, and may result in adverse quarterly financial results or fluctuations in our quarterly financial results. As a result, changes in international trade policy, changes in trade agreements and tariffs could adversely affect our business, results of operations and financial condition.

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Any significant disruption to ecommerce business could result in lost sales.

Our sales through ecommerce channels have been growing. Sales through rotorriot.com, and in the future, fatshark.com and our related web stores generally have higher profit margins than sales through resellers, and distributors. Online sales are subject to a number of risks. System interruptions or delays could cause potential customers to fail to purchase our products and could harm our brand. The operation of our direct to consumer ecommerce business depends on our ability to maintain the efficient and uninterrupted operation of online order-taking and fulfillment operations. Our ecommerce operations subject us to certain risks that could have an adverse effect on our operating results, including risks related to the computer systems that operate our website and related support systems, such as system failures, viruses, denial of services attacks, computer hackers and similar disruptions. If we are unable to continually add software and hardware, effectively upgrade our systems and network infrastructure and take other steps to improve the efficiency of our systems, system interruptions or delays could occur that would adversely affect our operating results.

We utilize third-party vendors for our customer-facing ecommerce technology, portions of our order management system and fulfillment internationally. We depend on our technology vendors to manage “up-time” of the front-end ecommerce store, manage the intake of our orders, and export orders for fulfillment. Any failure on the part of our third-party ecommerce vendors or in our ability to transition third-party services effectively could result in lost sales and harm our business.

We may collect, store, process and use our customers’ personally identifiable information and other data, which subjects us to governmental regulation and other legal obligations related to privacy, information security and data protection. Any cybersecurity breaches or our actual or perceived failure to comply with such legal obligations by us, or by our third-party service providers or partners, could harm our business.

We may collect, store, process and use our customers’ personally identifiable information and other data in our transactions with them, and we rely on third parties that are not directly under our control to do so as well. While we take reasonable measures intended to protect the security, integrity and confidentiality of the personal information and other sensitive information we collect, store or transmit, we cannot guarantee that inadvertent or unauthorized use or disclosure will not occur, or that third parties will not gain unauthorized access to this information. While our privacy policies currently prohibit such activities, our third-party service providers or partners may engage in such activity without our knowledge or consent. If we or our third- party service providers were to experience a breach, disruption or failure of systems compromising our customers’ data, or if one of our third-party service providers or partners were to access our customers’ personal data without our authorization, our brand and reputation could be adversely affected, use of our products could decrease and we could be exposed to a risk of loss, litigation and regulatory proceedings.

Regulatory scrutiny of privacy, data collection, use of data and data protection is intensifying globally, and the personal information and other data we collect, store, process and use is increasingly subject to legislation and regulations in numerous jurisdictions around the world, especially in Europe. These laws often develop in ways we cannot predict and may materially increase our cost of doing business, particularly as we expand the nature and types of products we offer. For example, the General Data Protection Regulation (the "GDPR"), which came into effect in the EU in May 2018 and superseded prior EU data protection legislation, imposes more stringent data protection requirements and provides for greater penalties for noncompliance.

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Further, data protection legislation is also becoming increasingly common in the United States at both the federal and state level. For example, in June 2018, the State of California enacted the California Consumer Privacy Act of 2018 (the "CCPA"), which went into effect on January 1, 2020. The CCPA requires companies that process information on California residents to make new disclosures to consumers about their data collection, use and sharing practices, allows consumers to opt out of certain data sharing with third parties and provides a new cause of action for data breaches. Additionally, the Federal Trade Commission and many state attorneys general are interpreting federal and state consumer protection laws to impose standards for the online collection, use, dissemination and security of data. The burdens imposed by the CCPA and other similar laws that may be enacted at the federal and state level may require us to modify our data processing practices and policies and/or to incur substantial expenditures in order to comply.

Cybersecurity risks could adversely affect our business and disrupt our operations.

The threats to network and data security are increasingly diverse and sophisticated. Despite our efforts and processes to prevent breaches, our devices, as well as our servers, computer systems, and those of third parties that we use in our operations are vulnerable to cybersecurity risks, including cyber-attacks such as viruses and worms, phishing attacks, denial-of-service attacks, physical or electronic break-ins, employee theft or misuse, and similar disruptions from unauthorized tampering with our servers and computer systems or those of third parties that we use in our operations, which could lead to interruptions, delays, loss of critical data, unauthorized access to user data, and loss of consumer confidence. In addition, we may be the target of email scams that attempt to acquire personal information or company assets. Despite our efforts to create security barriers to such threats, we may not be able to entirely mitigate these risks. Any cyber-attack that attempts to obtain our or our users’ data and assets, disrupt our service, or otherwise access our systems, or those of third parties we use, if successful, could adversely affect our business, operating results, and financial condition, be expensive to remedy, and damage our reputation. In addition, any such breaches may result in negative publicity, adversely affect our brand, decrease demand for our products and services, and adversely affect our operating results and financial condition.

We may lose the services of key management personnel and may not be able to attract and retain other necessary personnel.

Changes in our management could have an adverse effect on our business, and in particular while our staff is relatively small with under 25 employees, we are dependent upon the active participation of several key management personnel, including Jeffrey Thompson, our founder, President and Chief Executive Officer, Chad Kapper, Rotor Riot’s founder and Chief Executive Officer, Greg French, Fat Shark’s founder and Chief Technology Officer, and Allan Evans, Fat Shark’s Chief Executive Officer. Each of these executives are critical to the strategic direction and overall management of our company as well as our manufacturing, and research and development process. The loss of any of them could adversely affect our business, financial condition, and operating results. We do not carry key person life insurance on any of our senior management or other key personnel. Greg French, the founder of Fat Shark on whom we expect to continue to rely, is a Canadian citizen, and has his principal residence in China and is tied by family relationship to Fat Shark’s principal manufacturing supplier and Allan Evans resides in the Cayman Islands where Fat Shark and its subsidiaries are domiciled. If either becomes unable to legally or efficiently travel to or from work in the United States, China or elsewhere where there is dependence on the manufacturing supply chain, their ability to perform some of their duties could be materially adversely affected.

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We will need to hire and retain highly skilled technical personnel as employees and as independent contractors in order to develop our products and grow our business. The competition for highly skilled technical, managerial, and other personnel is at times intense. Our recruiting and retention success is substantially dependent upon our ability to offer competitive salaries and benefits to our employees. We must compete with companies that possess greater financial and other resources than we do and that may be more attractive to potential employees and contractors. To be competitive, we may have to increase the compensation, bonuses, stock options and other fringe benefits we offer to employees in order to attract and retain such personnel. The costs of retaining or attracting new personnel may have a material adverse effect on our business and operating results. If we fail to attract and retain the technical and managerial personnel required to be successful, our business, operating results and financial condition could be materially adversely affected.

We may acquire other businesses or receive offers to be acquired, which could require significant management attention, disrupt our business, dilute stockholder value and adversely affect our operating results.

As part of our business strategy, we may make investments in complementary businesses, products, services, or technologies. We have not made any material acquisitions to date other than Rotor Riot and the acquisition of Fat Shark and, as a result, our ability as an organization to successfully acquire and integrate other companies, products, services or technologies is unproven. We may not be able to find suitable acquisition candidates and we may not be able to complete acquisitions on favorable terms, if at all. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, and any acquisitions we complete could be viewed negatively by customers or investors. In addition, if we fail to successfully integrate such acquisitions, or the technologies associated with such acquisitions, into our company, the revenue and operating results of the combined company could be adversely affected. Any integration process will require significant time and resources, and we may not be able to manage the process successfully. We may not successfully evaluate or utilize the acquired technology and accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, each of which could affect our financial condition or the value of our capital stock. The sale of equity or issuance of debt to finance any such acquisitions could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations. Additionally, we may receive indications of interest from other parties interested in acquiring some or all of our business. The time required to evaluate such indications of interest could require significant attention from management, disrupt the ordinary functioning of our business and adversely affect our operating results.

Our failure to effectively manage growth could harm our business.

We intend to expand the number and types of products we sell. We will need to replace and regularly introduce on a timely basis new products and technologies, enhance existing products, and effectively stimulate customer demand for new products and upgraded or enhanced versions of our existing products.

The replacement and expansion of our products places a significant strain on our management, operations and engineering resources. Specifically, the areas that are strained most by these activities include the following:

•	New Product Launches: With the changes in and growth of our product portfolio, we will experience increased complexity in coordinating product development, manufacturing, and shipping. As this complexity increases, it places a strain on our ability to accurately coordinate the commercial launch of our products with adequate supply to meet anticipated customer demand and effectively market to stimulate demand and market acceptance. We have experienced delays in the past. If we are unable to scale and improve our product launch coordination, we could frustrate our customers and lose possible retail shelf space and product sales;

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•	Existing Products Impacted by New Introductions: The introduction of new products or product enhancements may shorten the life cycle of our existing products, or replace sales of some of our current products, thereby offsetting the benefit of even a successful product introduction and may cause customers to defer purchasing our existing products in anticipation of the new products and potentially lead to challenges in managing inventory of existing products. We may also provide price protection to some of our retailers as a result of our new product introductions and reduce the prices of existing products. If we fail to effectively manage new product introductions, our revenue and profitability may be harmed; and

•	Forecasting, Planning and Supply Chain Logistics: With the changes in and growth of our product portfolio, we will experience increased complexity in forecasting customer demand, in planning for production, and in transportation and logistics management. If we are unable to scale and improve our forecasting, planning, production, and logistics management, we could frustrate our customers, lose product sales or accumulate excess inventory.

Our facilities and information systems and those of our key suppliers could be damaged as a result of disasters or unpredictable events, which could have an adverse effect on our business operations.

Fat Shark operates the majority of its business from one location in George Town, Grand Cayman, Cayman Islands and Rotor Riot operates the majority of its business from one location in Orlando, Florida. The corporate headquarters of the Company is located in San Juan, Puerto Rico. We also rely on third-party manufacturing plants in the US and Asia and third-party logistics, sales and marketing facilities elsewhere in other parts of the world to provide key components for our products and services. If major disasters such as earthquakes, hurricanes, tropical storms pandemics, fires, floods, wars, terrorist attacks, computer viruses, transportation disasters or other events occur in any of these locations, or the effect of climate change on any of these factors or our locations, or our information systems or communications network or those of any of our key component suppliers breaks down or operates improperly as a result of such events, our facilities or those of our key suppliers may be seriously damaged, and we may have to stop or delay production and shipment of our products. We may also incur expenses relating to such damages. If production or shipment of our products or components is stopped or delayed or if we incur any increased expenses as a result of damage to our facilities, our business, operating results and financial condition could be materially adversely affected.

Risks Related to HMD Manufacturing

We do not control our contract manufacturers or suppliers or require them to comply with a formal code of conduct, and actions that they might take could harm our reputation and sales.

We do not control our contract manufacturers or suppliers, including their labor, environmental or other practices, or require them to comply with a formal code of conduct. Though we may seek to conduct periodic visits to some of our contract manufacturers and suppliers, these visits are not frequent or thorough enough to detect non-compliance with applicable laws and good industry practices. A violation of labor, environmental or other laws by our contract manufacturers or suppliers, or a failure of these parties to follow ethical business practices, could lead to negative publicity and harm our reputation. In addition, we may choose to seek alternative manufacturers or suppliers if these violations or failures were to occur. Identifying and qualifying new manufacturers or suppliers can be time consuming and we might not be able to substitute suitable alternatives in a timely manner or at an acceptable cost. Other consumer products companies have faced significant criticism for the actions of their manufacturers and suppliers, and we could face such criticism ourselves. Any of these events could adversely affect our brand, harm our reputation, reduce demand for our products and harm our ability to meet demand if we need to identify alternative manufacturers or suppliers.

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Our principal manufacturer of HMDs is located in China and is owned by the wife of Fat Shark’s founder Greg French which could create conflicts of interest.

Fat Shark has historically made purchases and sales of products and supplies for FPV and HMD products from and sold through three companies owned by the spouse of Greg French, Direct FPV Ltd. (China), Shenzhen FatShark Co., Ltd (China) and Zeng Linghao (China). In light of these relationships these business activities have and may, in the future, be subject to influences and may provide such parties with conflicts of interest and business opportunities that may not be subject to reasonable assessment and may not be available to Fat Shark or to the Company. These persons may also face a conflict in selecting between the Fat Shark and their other business interests. We have not formulated a policy for the resolution of such conflicts. These entities are not subject to restrictions on competition with Fat Shark or the Company.

We rely on third-party suppliers, some of which are sole-source suppliers, to provide components for our products which may lead to supply shortages, long lead times for components, and supply changes, any of which could disrupt our supply chain and may increase our costs.

Our ability to meet customer demand depends, in part, on our ability to obtain timely and adequate delivery of components for our products. All of the components that go into the manufacturing are sourced from third-party suppliers.

Some of the key components used to manufacture our products come from a limited or single source of supply, or by a supplier that could potentially become a competitor. Our contract manufacturers generally purchase these components on our behalf from approved suppliers. We are subject to the risk of shortages and long lead times in the supply of these components and the risk that our suppliers discontinue or modify components used in our products. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in quantities and delivery schedules. We have in the past experienced and may in the future experience component shortages, and the availability of these components may be unpredictable.

If we lose access to components from a particular supplier or experience a significant disruption in the supply of products and components from a current supplier, we may be unable to locate alternative suppliers of comparable quality at an acceptable price, or at all, and our business could be materially and adversely affected. In addition, if we experience a significant increase in demand for our products, our suppliers might not have the capacity or elect not to meet our needs as they allocate components to other customers. Developing suitable alternate sources of supply for these components may be time-consuming, difficult and costly, and we may not be able to source these components on terms that are acceptable to us, or at all, which may adversely affect our ability to meet our development requirements or to fill our orders in a timely or cost-effective manner. Identifying a suitable supplier is an involved process that requires us to become satisfied with the supplier’s quality control, responsiveness and service, financial stability, labor and other ethical practices, and if we seek to source materials from new suppliers, there can be no assurance that we could do so in a manner that does not disrupt the manufacture and sale of our products.

Our reliance on single source, or a small number of suppliers involves a number of additional risks, including risks related to supplier capacity constraints, price increases, timely delivery, component quality, failure of a key supplier to remain in business and adjust to market conditions, delays in, or the inability to execute on, a supplier roadmap for components and technologies; and natural disasters, fire, acts of terrorism or other catastrophic events, including global pandemics.

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We do not currently own or operate any manufacturing facilities. Certain components and services necessary for the manufacture of our products are available from only a limited number of sources, and other components and services are only available from a single source. We currently purchase almost all of components for HMDs from manufacturers related by marriage to Greg French, the Fat Shark founder. Our relationship generally is on a purchase order basis and these firms do not have a contractual obligation to provide adequate supply or acceptable pricing to us on a long-term basis. These firms could discontinue sourcing merchandise for us at any time. If any of these firms were to discontinue its relationship with us, or discontinue providing specific products to us, and we are unable to contract with a new supplier that can meet our requirements, or if they or such other supplier were to suffer a disruption in their production, we could experience disruption of our inventory flow, a decrease in sales and the possible need to re-design our products. Any such event could disrupt our operations and have an adverse effect on our business, financial condition and results of operations. Several new and alternative suppliers have begun offering components suitable for use in our products. With new tooling and electronics, any one of these alternative displays could be incorporated into our products but our costs of production could be higher, they may offer less performance, and, as a result, make our products too costly and less desirable.

The manufacture of HMDs encompasses several complex processes and several steps of our production processes are dependent upon certain critical machines and tools which could result in delivery interruptions, which could adversely affect our operating results.

Our product technology and manufacturing processes are evolving which can result in production challenges and difficulties. We may be unable to produce our products in sufficient quantity and quality to maintain existing customers and attract new customers. In addition, we may experience manufacturing problems which could result in delays in delivery of orders or product introductions.

Several steps of our production processes are dependent upon certain critical machines and tools which could result in delivery interruptions and foregone revenues.

We currently have little equipment redundancy in manufacturing locales. If we experience any significant disruption in manufacturing or a serious failure of a critical piece of equipment, we may be unable to supply products to our customers in a timely manner. Interruptions in our manufacturing could be caused by equipment problems, the introduction of new equipment into the manufacturing process or delays in the delivery of new manufacturing equipment. Lead-time for delivery, installation, testing, repair and maintenance of manufacturing equipment can be extensive. We have experienced production interruptions in the past and no assurance can be given that we will not lose potential sales or be able to meet production orders due to future production interruptions in our manufacturing lines.

Our products are subject to lengthy development cycles.

Some HMDs are subject to lengthy product development phases. The time elapsed between initial sampling of our products, the custom design of our products to meet specific product requirements, and the ultimate incorporation of our products into salable products is significant, often with a duration of between one to two years. If our products fail to meet our customers’ cost, performance, or technical requirements or if unexpected technical challenges arise in the integration of our products into consumer products, our operating results could be significantly and adversely affected. Long delays in achieving customer qualification and incorporation of our products also could adversely affect our business. Many HMD companies including Fat Shark are introducing digital HMDs which could create shortages of components and provides an opportunity for companies with significantly greater resources than us to accelerate migration to digital products in a manner or timeline which we cannot meet, which could cause us to lose market share and harm our business and prospects.

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We depend on third parties to provide integrated circuit chip sets and other critical components for use in our products.

We do not manufacture the integrated circuit chip sets, optics, micro-displays, backlights, projection engines, printed circuit boards or other electronic components which are used in our products. Instead, we purchase them from third-party suppliers or rely on third-party independent contractors for these integrated circuit chip sets and other critical components, some of which are customized or custom made for us. We also may use third parties to assemble all or portions of our products. Some of these third-party contractors and suppliers are small companies with limited financial resources. If any of these third-party contractors or suppliers were unable or unwilling to supply these HMDs may decrease. As the availability of components decreases, the cost of acquiring those components ordinarily increases. High growth product categories such as the consumer electronics and mobile phone markets have experienced chronic shortages of components during periods of exceptionally high demand. If we do not properly anticipate the need for or procure critical components, we may pay higher prices for those components, our gross margins may decrease and we may be unable to meet the demands of our customers and end-users, which could reduce our competitiveness, cause a decline in our market share and have a material adverse effect on our results of operations.

Risks Related To Our Common Stock and this Offering

Our management has voting control of the Company.

Jeffrey Thompson, our Chairman and Chief Executive Officer owns approximately 43% and our current officers and directors currently own approximately 49.5% of our total issued and outstanding common stock. In addition, the founder of Fat Shark owns approximately 18.4% of our issued and outstanding common stock. If they act together, they will be able to influence the outcome of all corporate actions requiring approval of our shareholders, including the election of directors and approval of significant corporate transactions, which may result in corporate action with which other stockholders do not agree. This concentration of ownership may have the effect of delaying or preventing a change in control and may adversely affect the market price of our common stock.

Our failure to maintain effective internal controls over financial reporting could have an adverse impact on us.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our Common Stock.

We have never paid dividends and we do not expect to pay dividends for the foreseeable future

We intend to retain earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends on shares of our common stock in the foreseeable future. The payment of future cash dividends, if any, depend upon, among other things, conditions then existing including earnings, financial condition and capital requirements, restrictions in financing agreements, business opportunities and other factors. As a result, capital appreciation, if any, of our common stock, will be your sole source of gain for the foreseeable future.

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Following the listing of our securities on Nasdaq, we will become subject to additional regulations and continued requirements.

As a newly exchange-listed public company, we will be required to meet the continued listing standards for Nasdaq. Following the listing of our common stock on Nasdaq, we must meet certain financial and liquidity criteria to maintain such listing. If we fail to meet any of Nasdaq’s listing standards, our securities may be delisted. Nasdaq requires that the trading price of its listed stocks remain above one dollar in order for the stock to remain listed. If a listed stock trades below one dollar for more than 30 consecutive trading days, then it is subject to delisting from Nasdaq. In addition, to maintain a listing on Nasdaq, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, and certain corporate governance requirements. If we are unable to satisfy these requirements or standards, we could be subject to delisting, which would have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we would expect to take actions to restore our compliance with the listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price, or improve the liquidity of our common stock, or prevent future non-compliance with the listing requirements. A delisting of our securities from Nasdaq may materially impair our stockholders’ ability to buy and sell our securities and could have an adverse effect on the market price of, and the efficiency of the trading market for, our securities.

Our Board of Directors may authorize and issue shares of new classes of stock that could be superior to or adversely affect current holders of our common stock.

Our board of directors has the power to authorize and issue shares of classes of stock, including preferred stock that have voting powers, designations, preferences, limitations and special rights, including preferred distribution rights, conversion rights, redemption rights and liquidation rights without further shareholder approval which could adversely affect the rights of the holders of our common stock. In addition, our board could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing common stockholders.

Any of these actions could significantly adversely affect the investment made by holders of our common stock. Holders of common stock could potentially not receive dividends that they might otherwise have received. In addition, holders of our common stock could receive less proceeds in connection with any future sale of the Company, in liquidation or on any other basis.

Our shares will be subordinate to all of our debts and liabilities, which increases the risk that you could lose your entire investment.

Our shares of common stock are equity interests that will be subordinate to all of our current and future indebtedness with respect to claims on our assets. In any liquidation, all of our debts and liabilities must be paid before any payment is made to our shareholders.

The market price of our shares of common stock is subject to fluctuation.

The market prices of our shares may fluctuate significantly in response to factors, some of which are beyond our control, including:

•	The announcement of new products by our competitors
•	The release of new products by our competitors
•	Developments in our industry or target markets
•	General market conditions including factors unrelated to our operating performance

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Recently, the stock market, in general, has experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme market volatility in the price of our shares of common stock which could cause a decline in the value of our shares.

Future capital raises may dilute our existing stockholders’ ownership and/or have other adverse effects on our operations.

If we raise additional capital by issuing equity securities, our existing stockholders’ percentage ownership may decrease, and these stockholders may experience substantial dilution. If we raise additional funds by issuing debt instruments, these debt instruments could impose significant restrictions on our operations, including liens on our assets. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to our technologies or products, or to grant licenses on terms that are not favorable to us or could diminish the rights of our stockholders.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Shares, the market price for our Shares and trading volume could decline.

The trading market for our common stock will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our common stock, the market price for our common stock would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our common stock to decline.

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Negative publicity may harm our brand and reputation and have a material adverse effect on our business.

Negative publicity about us, including our services, management, business model and practices, compliance with applicable rules, regulations and policies, or our network partners may materially and adversely harm our brand and reputation and have a material adverse effect on our business. We cannot assure you that we will be able to defuse any such negative publicity within a reasonable period of time, or at all. Additionally, allegations, directly or indirectly against us, may be posted on the internet by anyone on a named or anonymous basis, and can be quickly and widely disseminated. Information posted may be inaccurate, misleading and adverse to us, and it may harm our reputation, business or prospects. The harm may be immediate without affording us an opportunity for redress or correction. Our reputation may be negatively affected as a result of the public dissemination of negative and potentially inaccurate or misleading information about our business and operations, which in turn may materially adversely affect our relationships with our customers, employees or business partners, and adversely affect the price of our common stock.

Our management will have significant discretion over our use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

Our management’s intended used of the net proceeds of this offering is as set forth below under “Use of Proceeds.” The Use of Proceeds disclosed in this prospectus describes the broad categories of management’s planned use of funds and does not represent a detailed budget or a legally binding commitment to any specific expenditure. Our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase our Share price.

Because our public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Shares in this offering, you will pay more for your Shares than the amount paid by our existing shareholders for their common stock on a per share basis. As a result, you will experience immediate and substantial dilution of approximately $3.62 per share, representing the difference between the public offering price of US$4.00 per share, and our pro forma as adjusted net tangible book value per Share as of January 31, 2021 immediately upon the completion of this offering.

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USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $14,504,318 after deducting estimated underwriting discounts and estimated offering expenses payable by us. If the underwriter exercises its over-allotment option in full, we estimate that the net proceeds will be approximately $16,700,318. We intend to use the net proceeds of this offering, as follows:

	Amount	Percent
USE OF NET PROCEEDS[1]	$14,504,318	100%
Service, Sales, and Marketing Efforts for Red Cat Drone Services[2]	$4,641,382	32%
Strategic Acquisitions and Related Costs[3]	$6,962,072	48%
Working Capital[4]	$2,900,864	20%
TOTAL APPLICATION OF NET PROCEEDS	$14,504,318	100.00%

1 Reflects estimated offering expenses, underwriting discounts, and commissions payable by us and assumes no exercise of the underwriters’ option to purchase additional shares of our common stock.

2 We intend to use approximately $4,641,382, or approximately 32% of the net proceeds of the offering to build out our sales, marketing and customer support team for our Red Cat Drone Services and Drone Box licensing.

3 We intend to use approximately $6,962,072, or approximately 48% of the net proceeds of the offering to fund due diligence activities and acquisition costs for businesses accretive to revenues and complimentary to our corporate capabilities.

4 We intend to use approximately $2,900,864, or 20% of the net offering proceeds, for working capital and general corporate purposes.

The actual allocation of proceeds realized from this offering will depend upon our operating revenues and cash position and our working capital requirements and may change.

Therefore, as of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. Accordingly, we will have discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the proceeds of this offering.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities. We anticipate that the proceeds from this offering will enable us to become cash flow from operations positive.

CAPITALIZATION

The following table sets forth our capitalization as of January 31, 2021:

•	on an actual basis; and

•	a pro forma as adjusted basis to give effect to the issuance and sale of 4,000,000 shares of common stock by us in this offering at a public offering price of US$4.00 per share, after deducting the estimated underwriting commissions and estimated offering expenses.

The pro forma and pro forma as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the public offering price of our common stock. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

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	As of January 31, 2021 (Presented in US$)
	Actual	Pro forma as adjusted (1)
Long term debt	2,853,000	2,853,000
Par Value of common stock	0.001	0.001
Common stock, 27,160,926 shares issued and outstanding as of January 31, 2021; pro forma without over-allotment reflects 31,160,926 shares issued and outstanding	27,161	31,161
Series A Preferred Stock	1,587	1,587
Series B Preferred Stock	27,269	27,269
Additional paid in capital	11,961,152	26,461,470
Accumulated deficit	(12,663,538)	(12,663,538)
Total shareholders’ equity	(646,369)	13,857,949
Total capitalization	2,206,631	16,710,949

(1)	Reflects the sale of common stock in this offering at a public offering price of $4.00 per share, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us, assuming the Underwriter’s over-allotment option has not been exercised. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $14,504,318 assuming the Underwriter has not exercised the over-allotment option. The net proceeds of $14,504,318 are calculated as follows: $16,000,000 gross offering proceeds, less underwriting discounts and commissions of $1,200,000, underwriter non-accountable expense allowance of $160,000 and estimated offering expenses of $135,682. The pro forma as adjusted total equity of $13,857,949 is the sum of the net proceeds of $14,504,318 and the actual equity of $(646,369).

MARKET FOR OUR COMMON STOCK

Prior to this offering, our common stock was quoted on the OTCQB under the symbol “RCAT.” Quotations on the OTCQB reflect inter-dealer prices, without retail mark-up, mark-down commissions and may not necessarily represent actual transactions. On April 23, 2021, the last reported sales price of our common stock was $4.10.

Holders

As of March 26, 2021, there were approximately 586 stockholders of record of our common stock.

Dividend Policy

We have never paid our stockholders cash dividends, and we do not anticipate paying any cash dividends in the foreseeable future as we intend to retain any earnings for use in our business. Any future determination to pay dividends will be at the discretion of our board of directors.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of common stock and the as adjusted net tangible book value per share of common stock immediately after this offering.

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Our net tangible book value is the amount of our total tangible assets less our total tangible liabilities. Our net tangible book value as of January 31, 2021 was ($2,603,718), or ($0.10) per share of common stock.

Our net tangible book value as of January 31, 2021 was approximately US ($0.10) per share. Net tangible book value per share represents the amount of total tangible assets, minus the amount of total tangible liabilities, divided by the total number of shares of common stock outstanding. Pro forma net tangible book value per share is calculated after giving effect to the conversion of all of our outstanding preferred shares. Dilution is determined by subtracting pro forma net tangible book value per share from the public offering price per share.

Without taking into account any other changes in such net tangible book value after January 31, 2021, other than to give effect to our issuance and sale of 4,000,000 shares of common stock in this offering at an initial public offering price of US$4.00 per share, the last price for our common stock on April 23, 2021, and after deduction of underwriting discounts and commissions and estimated offering expenses payable by us (assuming the over-allotment option is not exercised), our pro forma as adjusted net tangible book value as of January 31, 2021 would have been US$0.38 per outstanding share of common stock. This represents an immediate increase in net tangible book value of US$0.48 per share to existing shareholders and an immediate dilution in net tangible book value of US$3.62 per share to purchasers of common stock in this offering.

OUR BUSINESS

Business Overview

The Company’s business is to provide products, services and solutions to the drone industry.

We design, develop, market, and sell drone products. We design and develop drone software and are developing a blockchain-based black box to enhance reliability and reporting of drone performance and operations as software as a service (SaaS).

Our business emphasis focuses on drones piloted with wearable display devices. These are head mounted displays (“HMDs”) for pilots. HMDs give pilots “first person view” (“FPV”) perspective to control their drone in flight. This is a unique experience where the pilot is interacting with an aircraft through visual immersion. In this augmented virtual reality, the pilot sees only what the drone sees, as if sitting in the pilot seat. This experience is accomplished by live streaming footage from a camera mounted on the nose of the drone directly into specially-designed goggles worn by the pilot. The image is transmitted via radio (traditionally analog but increasingly digital) to the pilot. The drone remote control unit, the drone device, and the FPV goggles are all inter-connected via radio. This effect requires sophisticated electronics that transmits visual information with sufficient speed and reliability to allow pilot control over the drone in real-time. Pilots routinely achieve speeds of over 90 mph in racing and other mission critical applications. An FPV pilot must experience a near complete transfer of their visual consciousness into the body of their piloted device.

There are three common categories of FPV flight – freestyle flight, racing and aerial photography. In freestyle the pilot navigates around obstacles, focused on acrobatics and exploring the environment around the aircraft through the HMD. This type of flight includes remote utility and crop inspection with onboard navigation and special equipment, such as moisture or heat sensors, and package delivery. FPV racing describes a growing spectator sport where pilots fly their drones in competitions through a series of obstacles, flags, and gates in a racetrack. Aerial photography is the process of viewing and recording a subject matter from the air from the viewpoint of the pilot.

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FPV flight systems are sold through our Rotor Riot and Fat Shark subsidiaries. We sell flight design cameras, video transmitters, goggles, as well as the mounts, airframes and accessories to build or operate drone aircraft. We design, develop, assemble and sell each of these FPV components individually and in packages. We believe our products have become favorites in FPV racing and we sponsor several racing teams and pilots. We purchase and resell drones and components from leading manufacturers, including industry leader DJI and custom design and build our own line of branded products. Prior to our acquisition of Fat Shark, approximately 50% of our revenue had been generated as a reseller and the balance from the sale of our branded products.

We market through social media and attract buyers to our ecommerce platforms. We maintain a robust presence on Facebook and YouTube where we sponsor competitions and provide education. Sports networks, and sponsors such as NBC, Sky, Liberty Media, Fox Sports, MGM, Hearst, Twitter, ProSieben, Groupe AB and Weibo broadcast and sponsor global events where professional pilots and amateurs compete for prizes and sponsorships. Drone racing is a global sport with chapters, leagues, and pilots and established guidelines, rules and regulations for participation adopted by organizations such as MultiGP, Drone Racing League (“DRL”), IUDRO, DR1 Racing, Rotomatch League, FPVR, and Freespace Drone Racing. Pilots specially design their custom built aircraft, selecting and customizing frames, motors, propellors and controllers for speed and maneuverability from Rotor Riot. Rotor Riot sponsors a team of six of the leading pilots on the competitive FPV racing circuit, including the 2019 and 2018 Drone Racing League champion. Drone pilots and spectators alike experience real-time flight through their own HMD. In 2015 Fat Shark sponsored the first annual US National Drone Racing Championships held at the California State Fair with a prize of $25,000. Subsequent events featured prizes of up to $1 million.

On November 2, 2020 we acquired Fat Shark. The Company believes Fat Shark and its subsidiaries are leaders in the design, development, marketing and sale of HMDs for pilots.

The operations of Fat Shark are expected to constitute a significant majority of our revenue and results of operations and will position us to become a fully-integrated drone business with a strong supply chain while we continue to develop and promote industry standards through our blockchain-based distributed network that provides secure data storage, operational analytics, reporting, and SaaS solutions for the drone industry. We are also developing the means to accurately track, report and review flight data, which we believe will be the mainstay of future regulatory specifications and insurability. We maintain a commitment to deliver unparalleled innovation to make drones, pilots, and products accountable and the sky a safer place.

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Skypersonic Acquisition

On February 11, 2021, the Company and Red Cat Skypersonic, Inc. Inc., a Nevada corporation (“Acquisition”) entered into Share Purchase and Liquidity Event Agreements (the “Agreements”) with Giuseppe Santangelo the founder and majority shareholder of Skypersonic, Inc., a Michigan corporation (“Skypersonic”) and the holders of common stock and SAFE agreements representing 97.46% of Skypersonic (the “Sellers”), pursuant to which, subject to the satisfaction of certain closing conditions, Acquisition will acquire all of the issued and outstanding share capital of Skypersonic in consideration for an aggregate of Three Million Dollars ($3,000,000) in shares (the “Share Consideration”) of Company’s common stock, par value $0.001 per share, (the “Common Stock”) at an agreed upon value based upon the volume-weighted-avergage-price of the Company’s common stock at closing of the transaction. Fifty (50%) percent of the Share Consideration (the “Escrow Shares”) is required to be deposited in an escrow account pursuant to the Agreement for a period of twelve (12) months as security for indemnification obligations and any purchase price adjustments due to working capital deficiencies and any other claims or expenses arising under the Agreement. Under the Agreement, closing date working capital deficits in excess of $300,000 shall result in a reduction of the Share Consideration on a dollar of dollar basis. The Company agreed that in the event that within 12 months following closing of the Acquisition, the Company issues Common Stock for a price per share less than $2.50 per share in a Qualified Offering (defined as a public offering or equity or convertible securities in which the Company raises a minimum of $2 million), the Company shall issue Sellers additional shares of Common Stock equal to the difference between the number of shares issued and the quotient of the Purchase Price divided by the Qualified Offering Price. Mr. Santangelo and certain principal shareholders have agreed to indemnification obligations, on a pro-rata basis, subject to certain limitations, which shall survive for a period of eighteen (18) months following closing, and which include a basket amount of Twenty-Five Thousand Dollars ($25,000) before any claim can be asserted and a cap equal to the value of the Escrow Shares or the Share Consideration.

For a period of three (3) years following Closing, Mr. Santangelo shall not engage in a business competing with or providing products, services or solutions to the drone industry, first person view (“FPV”) business, navigation and software solutions that provide analytics, storage or services for or in conjunction with the drone industry.

The closing of the Skypersonic Transaction is subject to customary closing conditions and is expected to close on or before May 14, 2021. The Company does not deem the Skypersonic financial condition and results of operations to be material to the overall financial condition and results of operations of the Company on a consolidated basis.

On February 15, 2021 the Company’s Fat Shark Holdings, Ltd. subsidiary agreed to provide a short-term bridge loan to Skypersonic in the amount of $75,000 under a Senior Secured Promissory Note due May 14, 2021 (the “Bridge Loan”). Advances under the Bridge Loan accrue interest at a rate of six (6%) percent per annum. The Bridge Loan is secured by shares of Skypersonic common stock pledged as collateral.

Fat Shark Acquisition

On September 30, 2020, the Company and FS Acquisition, Inc., a Nevada corporation, entered into a share purchase agreement with Gregory French, founder, sole shareholder and Chief Technology Officer to acquire all of the issued and outstanding share capital of Fat Shark, including its subsidiaries, for an aggregate purchase price of $7,000,000. The purchase price consisted of 5,227,273 shares of our common stock, a senior secured note obligation of Fat Shark in the amount of $1,500,000, subject to a floating charge under Cayman Island law on all of the assets of Fat Shark and its subsidiaries plus $250,000 in cash paid by the Company. Fifteen percent of the common stock was deposited in escrow for 18 months as security for indemnification obligations of Fat Shark and Mr. French and purchase price adjustments for any working capital deficiencies and certain other claims and expenses. The indemnification obligations are subject to certain limitations and survive for two years following closing and require $25,000 in claims before any claim can be asserted. The agreement provides that for two years following closing, neither Mr. French nor any affiliate may engage in a business competing with our drone or FPV goggle business, or solicit any of our customers or suppliers.

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We agreed to register the shares issuable in the transaction under the Securities Act of 1933, as amended (the “Act”) under certain circumstances. At any time following a “Qualified Financing”, defined as a private placement or public offering of debt, equity, or convertible securities in one or more transaction whereby on a cumulative basis on or prior to the three year anniversary of closing, a minimum of $6 million of gross proceeds has been raised by us for our own account (during which offerings Mr. French also has the right to sell up to $1,000,000 of the shares received), Mr. French has the right to a single demand registration under the Act of all or a portion of the shares, unless our aggregate public offering price (before deducting discounts and commissions) is less than $25,000,000. None of the shares of common stock issued in the Fat Shark acquisition are being offered by this prospectus.

Mr. French has agreed to certain restrictions on the disposition of the shares received during for a period of two years following closing (the “Lock-Up Agreement”). Under the Lock-Up Agreement, a limit of up to the greater of 20% or $1,000,000 of the shares received may be sold prior to the 12 month anniversary of the closing in privately negotiated transactions (provided the purchaser enters into a joinder agreement and agrees to be subject to the same restrictions on such shares). Following the first year after closing, up to 10% of the average daily volume of the common stock during the prior 10 trading days may be sold. The Agreement also requires Mr. French sell a pro-rata amount of his common stock and provides for mandatory participation in certain sales by our large shareholders.

Rotor Riot Acquisition

On January 23, 2020, pursuant to the terms of a merger agreement, we acquired Rotor Riot in a merger in which our subsidiary merged with and into Rotor Riot, LLC with Rotor Riot, LLC being the surviving corporation in the Merger. As a result, Rotor Riot, LLC became a wholly-owned subsidiary of the Company.

Each limited liability company member of Rotor Riot, LLC received a pro rata portion of the total number of shares of the Company’s common stock issued under the merger agreement based on: (A)(i) the purchase price of $3,700,000, minus, (ii) the aggregate amount of debt and other payables of Rotor Riot, including those of BRIT and Kapper, divided by (B) the volume weighted average price (“VWAP”) of the Company’s common stock for the twenty trading days prior to the closing date of the Merger. The aggregate amount of debt and other payables of Rotor Riot was approximately $915,563, and the VWAP of the Company’s common stock for the twenty trading days prior to the Effective Date was $1.25445 per share. As a result, the Company issued an aggregate of 2,219,650 shares of its Common Stock.

Pursuant to the terms of a Make Whole Agreement, as of the Effective Date, the Company agreed to pay all obligations of Rotor Riot in the aggregate amount of approximately $915,563. This included the issuance or a promissory note, in the principal amount of $175,000 to Brains Riding in Tanks, LLC, an Ohio limited liability company and the majority owner of Rotor Riot (“BRIT”). The Note bears interest at a rate of 4.75% per annum, and requires monthly installment payments in the amount of $3,500 and matures on the earlier of twelve months from the date of issuance, and the closing of an equity offering by the Company in amount of at least $3,000,000.

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Business Strategy

Prior to 2020, we were focused on research and development of software solutions that could provide secure cloud-based analytics, storage and services for the drone industry. In May 2020, we launched “Dronebox” for beta testing. Our current strategy involves expanding into product design, development and sales while continuing research and development into SaaS software opportunities. We principally focus on commercial and consumer (non-military) markets for drone products and services, although we are continually exploring opportunities to expand into governmental and military applications.

The Drone Industry

Drones are rapidly moving beyond their military origin to become a powerful business tool and recreational activity. We expect both of these markets to continue to grow.

  According to Business Insider Intelligence, industry reports project that commercial use of drones will reach 2.4 million by 2023, a 66% compounded annual growth rate. Drones will be employed by the agriculture, construction and mining, insurance, and media and telecommunications industries. The drone services market is expected to grow to over $60 billion by 2025, from $4.4 billion in 2018. Consumer drone shipments will reach 29 million by 2021.
  Spending on drones is projected to reach more than $16 billion in 2020 and experience a compounded annual growth rate of 33% through 2025 as reported by International Data Corporation.
  The small drone market size is projected to increase to $40 billion by 2025 from $13.4 billion in 2018 according to Markets and Markets,
  The FAA has forecasted a 300% increase in commercial drones from 2019 to 2023 as per businessinsider.com.

Customers

Our revenue is principally derived from online sales. We currently market our products and services to recreational and professional drone pilots and hobbyists.

During 2019, sales to GetFPV, RCCarMax, and BangGood each represented more than 10% of Fat Shark’s revenue.

Our SaaS software under development is expected to be marketed to a significantly larger marketplace, namely fleet operators, insurance, and government, including military, commercial and civil aviation. The FAA continues to issue new rules and regulations which are designed to build a traffic management ecosystem for drones which is separate from, but complementary to, existing air traffic control. For example, in December 2019, the FAA proposed a rule which would require drones to be capable of remote identification, similar to civilian and military aviation.

Competition

We compete with a number of significantly larger, better capitalized companies in the consumer (non-military) drone market. SZ DJI Technology Company, Ltd. (Dajiang Innovations), based in Shenzhen China, is the best known of several consumer drone companies with which we compete. DJI is a private company and the dominant market leader with a market share estimated by us at more than 70%. We also compete with Parrot SA (EPA:PARRO) based in Paris, France, privately held Yuneec based in Kunshan Jiangsu, China, and privately held Lumenier Holdco, LLC based in Sarasota, Florida.

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We also compete with companies in specific components of our business. Vuzix Corporation (NASDAQ:VUZI) is a competitor with significant experience in augmented reality and HMD products, with 2019 reported revenues of nearly $7 million. Ambarella (NASDAQ:AMBA) manufactures chips for GoPro action cameras and powers the video processing for other drone makers, such as DJI and Parrot, with 2019 reported revenues of nearly $70 million. GoPro (NASDAQ:GPRO) develops and markets high definition cameras often used in drones and had sold its own drones through 2018. Other drone specific competitors include 3D Robotics (autonomous drones), Autel Robotics (photography) and Hubsan. To a greatly lesser extent, we also compete with major multi-national corporations such as Boeing (NYSE:BA) and Lockheed Martin LMT (NYSE:LMT).

Our principal method of competition is to attract followers to our online and social media properties and publications. Our Facebook page has more than 33,000 members and our Rotor Riot channel over 192,000 subscribers. We also attract customers through our team sponsorships in the competitive racing circuit.

Fat Shark is well positioned to compete in the first-person view hobbyist market. The new Shark Byte digital video technology competes directly with DJIs digital FPV solution and has the added benefits of broadcast and low latency, which are critical advantages in the drone racing segment of the market. The long track record of premium products backed by best-in-industry customer service will continue as we hold the premium segment of the marketplace.

Skypersonic has three distinct advantages over it main competitor, Fly Ability, and is starting to gain market share. Skypersonic’s first advantage is that it builds the entire drone platform, instead of relying on DJI to make the aerial vehicle. This enables sales to customers that are not interested in buying from a Chinese company. Second, Skypersonic is starting to sell its patented Remote View/ Pilot products. These products currently have no competition in the marketplace and are in very high demand from existing customers. Finally, the Skyloc technology platform allows for GPS-based automation to work in GPS denied environments, which enables a better third party solution ecosystem and provides significant entrenchment for customers that require it.

Rotor Riot is one of the most viewed YouTube channels for FPV. This audience advantage has translated into substantial revenue growth from the direct store, as market share is taken from competitors like GetFPV. Rotor Riot also has several affiliated pilots that are deeply engaged in the community and allow the store to understand what products are in demand before Rotor Riot’s competitors are aware of this information. This combination of awareness and foresight position Rotor Riot to continue to grow and become a market leader in FPV retail.

Red Cat gets significant competitive advantages by leveraging all three companies together. The Skypersonic remote piloting system can be combined with the Fat Shark digital video system to provide systems with capabilities that no drone competitors currently have. Rotor Riot is able to quickly build awareness of these capabilities and quickly recruit certified pilots to allow for the rapid scaling of a US manufactured drone solution for a wide variety of inspection activities. This empowers Red Cat to take a leadership position and move the marketplace, beyond simply selling drones into selling drone services and solutions.

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Suppliers

Rotor Riot purchases its inventory from over 60 suppliers. 35% of this inventory is purchased from three vendors. The two most critical components are electronics and frames. 41% of Rotor Riot's electronics and frames are purchased from two vendors. The United States has continuously increased tariffs on the inventory that Rotor Riot purchases from China. Since 2019, tariffs ranging from 2% to 25% have been imposed on 88% of Rotor Riot’s inventory. 68% of Rotor Riots inventory is purchased directly from Chinese based vendors, all of these items are subject to tariffs. An additional 20% is purchased from vendors that are affected by the tariffs resulting in increase in costs to Rotor Riot. 28% of Rotor Riot’s inventory consists of DJI products which are subject to the highest 25% tariff rate. These tariffs increase the cost of goods which reduces the company’s profit margins. Rotor Riot has been unable to find comparable non-Chinese products and vendors.

Government Regulation and Federal Policy of Drones

The Federal Aviation Administration (“FAA” or “Agency”) is the agency of the United States Department of Transportation responsible for the regulation and oversight of civil aviation within the U.S. Its primary mission is to ensure the safety of civil aviation. The FAA has adopted the name unmanned aircraft (UA) to describe aircraft systems without a flight crew on board. More common names include drone, UAV, and remotely operated aircraft (“ROA”).

The FAA began issuing regulations governing drones in 2005 with their scope and frequency expanding in recent years with the significant increase in the number of drones sold. In December 2015, the FAA announced that all drones weighing more than 250 grams, or 0.55 pounds, must be registered with the FAA. As of March 2020, the FAA reported:

•	Registration of 1,563,263 drones, of which 441,709 were commercial and 1,117,900 were recreational.

•	Certification of 171,744 remote pilots.

In December 2019, the FAA announced a proposed rule that would continue the safe integration of drones into the nation’s airspace by requiring them to be identifiable remotely. The FAA believes that remote ID technologies will enhance safety and security by allowing the FAA, law enforcement, and Federal security agencies to identify drones flying in their jurisdiction. These efforts lay the foundation for more complex operations, such as those beyond visual line of sight at low altitudes, as the FAA and the drone industry move toward a traffic management ecosystem for UAS flights separate from, but complimentary to, the air traffic management system.

Environmental Considerations

In our current business and as we expand into new markets and product categories, we must comply with a wide variety of laws, regulations, standards and other requirements governing, among other things, electrical safety, wireless emissions, hazardous materials usage, product-related energy consumption, packaging, recycling and environmental matters.

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Our products must comply with certain requirements of the U.S. Federal Communications Commission (“FCC”) regulating electromagnetic radiation, including radiofrequency energy, in order to be sold in the United States and with comparable requirements of the regulatory authorities of the EU, Japan, China and other jurisdictions in order to be sold in those jurisdictions. In the U.S., our products may also be subject to oversight from federal health and safety agencies such as the EPA, FDA, the National Institute for Occupational Safety and Health, and the Occupational Safety and Health Administration. Our products include wireless radios and receivers which require additional emission testing. We are also subject to various environmental laws and governmental regulations related to toxic, volatile, and other hazardous chemicals used in the third-party components incorporated into our products, including the EU’s Restriction of Certain Hazardous Substances (“RoHS”) Directive and the EU Waste Electrical and Electronic Equipment (“WEEE”) Directive, as well as the implementing legislation of the EU member states.

The RoHS Directive restricts the distribution of products within the EU that exceed very low maximum concentration amounts of certain substances, including lead. Similar laws and regulations have been passed or are pending in China, Japan, and numerous countries around the world and may be enacted in other regions, including in the United States, and we are, or may in the future be, subject to these laws and regulations. Certain products sold in California must adhere to the same requirements as the EU’s RoHS Directive, and other states have enacted restrictions on the distribution and manufacture of products containing certain chemicals within the state.

The WEEE Directive requires electronic goods producers to be responsible for the collection, recycling and treatment of such products. Changes in interpretation of the directive may cause us to incur costs or have additional regulatory requirements to meet in the future in order to comply with this directive, or with any similar laws adopted in other jurisdictions. We also expect that our products will be affected by new environmental laws and regulations on an ongoing basis.

We do not control our contract manufacturers or suppliers, including their labor, environmental or other practices, or require them to comply with a formal code of conduct. Though we conduct periodic visits to some of our contract manufacturers and suppliers, these visits are not frequent or thorough enough to detect non-compliance with applicable laws and good industry practices.

Our drone products may be subject to new and evolving regulations governing drone manufacturing and distribution in various jurisdictions, including by the FAA in the United States and the European Union Aviation Safety Agency in the EU. A drone’s ability to reach places (including environmentally protected or sensitive locations) that may otherwise be inaccessible can also result in negative environmental consequences from the introduction of non-natural elements, including plastics, batteries, and electronics and their component materials.

Research and Development

During the years ended April 30, 2020 and 2019, research and development costs of $488,990 and $366,590, respectively, were incurred exclusive of Fat Shark costs of approximately $391,741 and $799,531, for the fiscal years ended December 31, 2019 and 2018, respectively.

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Employees and Human Capital Resources

We currently employ 25 full time employees and contractors. We intend to evaluate in the future our use of human capital measures or objectives in managing our business such as the factors we employ or seek to employ in the development, attraction and retention of personnel and maintenance of diversity in our workforce. Since our business is new and evolving, we have not evaluated these factors historically.

Legal Proceedings

From time to time, we have become involved in various legal proceedings that arise in the ordinary course of business or otherwise. Legal proceedings are subject to inherent uncertainties as to timing, outcomes, costs, expenses and time expenditures by our management and others on our behalf. Although there can be no assurance, based on information currently available, we believe that the outcome of legal proceedings that are pending or threatened against us will not have a material effect on our financial condition. However, the outcome of any of these matters is neither probable nor reasonably estimable.

Facilities

We occupy our corporate headquarters in Humacao, Puerto Rico under an oral lease expiring October 2021 at a monthly cost of $2,000. We lease approximately 3,635 square feet of office and warehouse space in Orlando, Florida under a three year lease expiring in January 2022. The current monthly rent is $4,179 and is subject to annual escalations of 2.1%. We lease approximately 200 square feet of office and shared warehouse public space from Cayman Enterprise City Ltd., in Grand Cayman, Cayman Islands under a lease expiring May 2021. The current monthly rent is $3,450. We do not own any real property. We believe our leased facilities are adequate to meet our present needs.

Patents

We strive to protect the proprietary technology that we believe is important to our business, including seeking and maintaining patents intended to cover our drone, HMD and SaaS developments, methods of use and processes for their manufacture and any other inventions that are commercially important to the development of our business. We also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection.

We own 12 granted United States and foreign patents and 5 pending United States and foreign patent applications. The U.S. patents and patent applications include claims to, among other things, a drone, a printed circuit board, and HMD technology. In addition, on February 11, 2021, we signed a definitive agreement to acquire Skypersonic, Inc., a provider of drone products and software solutions. Skypersonic’s intellectual property portfolio includes eight US and foreign patents . The closing of the Skypersonic transaction is subject to customary closing conditions and is expected to close on or before May 14, 2021. Our current patents and patent applications are as follows:

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Filing Date	Status	Issue Date	Application No.	Patent No.	Type	Country / Jdx	Owner / Applicant	Title
7/13/2017	Issued	8/14/2018	29/610,543	D825,381	Design	US	Fat Shark Technology SEZC	UNMANNED AERIAL VEHICLE
1/11/2018	Issued	5/30/2019	179088	179,088	Design	CA	Fat Shark Technology SEZC	UNMANNED AERIAL VEHICLE
1/11/2018	Issued	4/23/2018	201830008387.4		Design	CN	Fat Shark Technology SEZC	UNMANNED AERIAL VEHICLE
1/12/2018	Issued	1/26/2018	004665040	004665040-0001	Design	EU	Fat Shark Technology SEZC	UNMANNED AERIAL VEHICLE
1/11/2018	Issued	7/3/2018	30-2018-1689	30-963991	Design	KR	Fat Shark Technology SEZC	UNMANNED AERIAL VEHICLE
8/23/2017	Issued	1/15/2019	15/684,814	10,179,647	Utility	US	Fat Shark Technology SEZC	UNMANNED AERIAL VEHICLE
8/8/2018	Pending		201810895541.3		Utility	CN	Fat Shark Technology SEZC	UNMANNED AERIAL VEHICLE
6/25/2018	Pending		EP18179512.1		Utility	EU	Fat Shark Technology SEZC	UNMANNED AERIAL VEHICLE
7/13/2017	Issued	5/14/2019	29/610,554	D848383	Design	US	Fat Shark Technology SEZC	PRINTED CIRCUIT BOARD
1/11/2018	Issued	5/30/2019	179089	179,089	Design	CA	Fat Shark Technology SEZC	PRINTED CIRCUIT BOARD
1/11/2018	Issued	4/25/2018	201830008494.7		Design	CN	Fat Shark Technology SEZC	PRINTED CIRCUIT BOARD
1/12/2018	Issued	1/26/2018	004665032	004665032-0001	Design	EU	Fat Shark Technology SEZC	PRINTED CIRCUIT BOARD
1/11/2018	Issued	7/13/2018	30-2018-1690	30-965570	Design	KR	Fat Shark Technology SEZC	PRINTED CIRCUIT BOARD
4/12/2018	Pending		201810324925.X		Utility	CN	Fat Shark Technology SEZC	SINGLE-PANEL HEAD- MOUNTED DISPLAY
3/4/2019	Pending		19159958.8		Utility	EU	Fat Shark Technology SEZC	SINGLE-PANEL HEAD- MOUNTED DISPLAY
6/7/2018	Issued		16/002,200	10,819,973	Utility	US	Fat Shark Technology SEZC	SINGLE-PANEL HEAD- MOUNTED DISPLAY
3/6/2020	Pending		202010150301.8		Utility	CN	Fat Shark Technology SEZC	APPARATUS FOR ATTACHING ACCESSORIES TO A FIRST-PERSON VIEW HEADSET

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Our success will depend significantly on our ability to obtain and maintain patents and other proprietary protection for commercially important technology, inventions and know-how related to our business, defend and enforce our patents, maintain our licenses to use intellectual property owned by third parties, preserve the confidentiality of our trade secrets and operate without infringing the valid and enforceable patents and other proprietary rights of third parties. We also rely on know-how, continuing technological innovation and in-licensing opportunities to develop, strengthen, and maintain our proprietary position in the fields in which we operate.

We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our technology.

Our objective is to continue to expand our intellectual property by filing patent applications directed to our drone, HMD and SaaS programs. We intend to pursue, maintain, and defend patent rights, whether developed internally or licensed from third parties, and to protect the technology, inventions, and improvements that are commercially important to the development of our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with our financial statements and accompanying notes appearing elsewhere in this Prospectus. This Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” set forth in the beginning of this Prospectus, and see “Risk Factors” beginning on page 7 for a discussion of certain risk factors applicable to our business, financial condition, and results of operations. Operating results are not necessarily indicative of results that may occur in future periods.

Reverse Stock Split

On August 1, 2019, a reverse stock split of our issued and outstanding common stock became effective on a 1 for 1,200 basis. All share and per share amounts, and number of shares of common stock into which each share of preferred stock will convert, in the financial statements and notes thereto have been retroactively adjusted for all periods presented to give effect to the reverse split. It is likely that we will be required to effectuate a further reverse stock split in order to meet the initial listing requirements of any national stock exchange which requires a minimum share price.

Results of Operations

Year Ended April 30, 2020 and April 30, 2019

Revenue

During the year ended April 30, 2020 (or the “2020 period”), we generated revenues totaling $403,940 compared to zero revenues during the three months ended April 30, 2019 (or the “2019 period”). On January 23, 2020, we completed a merger with Rotor Riot which sells drone technology on its e*commerce site located at www.rotorriot.com. The sales reported in the 2020 period represent those generated on the e-commerce site from January 24, 2020 through April 30, 2020.

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Operating Expenses

During the year ended April 30, 2020, we incurred research and development expenses totaling $488,990 compared to $366,590 for the year ended April 30, 2019 resulting in an increase of $122,400, or 33%. The increase substantially related to higher payroll costs as the Company’s headcount increased from five employees to 10 employees following the merger with Rotor Riot.

During the year ended April 30, 2020, we incurred general and administrative expenses totaling $1,248,717 compared to $384,742 for the year ended April 30, 2019 resulting in an increase of $863,975, or 225%. Professional services costs were significantly higher in the 2020 period because the Company is now a public entity whereas in the 2019 period the Company was still privately owned. Professional services costs totaled $699,982 during the 2020 period compared to $195,309 representing an increase of $504,673, or 258%.

Other Income

Other Income totaled $57,215 during the year ended April 30, 2020 compared to zero for the year ended April 30, 2019. During the 2020 period, the Company received a loan from the Small Business Administration which will be forgiven if the Company spends the loan proceeds on certain eligible costs, including payroll. The Company believes that it has complied with the terms of forgiveness, and therefore, has recognized the funds as Other Income.

Net Loss

Net Loss for the year ended April 30, 2020 totaled $1,601,931 compared to $751,332 for the year ended April 30, 2019 resulting in an increase of $850,599, or 113%. During the 2020 period, the Company became a public entity and completed a merger which doubled the number of employees. These corporate entity changes resulted in higher operating expenses in the 2020 period compared to the 2019 period. Most significantly, professional services costs were $504,673 higher in the 2020 period which represented approximately 60% of the increase in the Net Loss.

Cash Flows

Operating Activities

Net cash used in operating activities was $811,584 during the year ended April 30, 2020 compared to net cash used in operating activities of $753,388 during the year ended April 30, 2019 representing an increase of $58,196, or 8%. This increase in net cash used primarily related to a net loss, net of non-cash expenses, which was $446,704 higher in the 2020 period, partially offset by a positive contribution related to changes in operating assets and liabilities of $316,452 during the 2020 period compared to a negative contribution of $72,056 during the 2019 period.

Investing Activities

Net cash provided by investing activities was $46,327 during the year ended April 30, 2020 compared to $0 during the year ended April 30, 2019. The Company acquired $46,327 of cash in connection with two acquisitions completed in the 2020 period.

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Financing Activities

Net cash provided by financing activities totaled $498,487 during the twelve months ended April 30, 2020 compared to $686,500 during the year ended April 30, 2019, representing a decrease of $188,013, or 27%. Amounts received in both periods related to capital raised from common stock and debt transactions. Capital transactions can vary from period to period depending upon market conditions, both at a macro-level and specific to the Company.

Liquidity and Capital Resources

As of April 30, 2020, we had current assets totaling $318,338 primarily related to cash balances of $236,668. Current liabilities as of April 30, 2020 totaled $829,266, and included accounts payable of $249,050, accrued expenses totaling $89,342, notes payable totaling $118,771, and amounts due to a related party of $333,684. Our net working capital as of April 30, 2020 was negative $510,928.

Three Months Ended January 31, 2021 and 2020

Revenue

During the three months ended January 31, 2021, we generated revenues totaling $2,145,988 compared to $34,538 during the three months ended January 31, 2020 representing an increase of more than 100 percent. During calendar 2020, we acquired two drone technology companies, Rotor Riot and Fat Shark. Prior to these transactions, we did not have any revenue generating activities. During the three months ended January 31, 2021, Rotor Riot and Fat Shark generated approximately 28% and 72% of our Revenues, respectively. We expect that the majority of our Revenues will continue to be generated by Fat Shark for at least the next 12 months.

Cost of Goods Sold

During the three months ended January 31, 2021, we incurred cost of goods sold of $1,576,265 compared to $16,234 during the three months ended January 31, 2020. The periods presented are not comparable as the 2020 period included one week of revenues for Rotor Riot as compared to the 2021 period which included a full quarter of revenues for both Rotor Riot and Fat Shark.

Gross Margin

During the three months ended January 31, 2021, gross margin was $569,723 compared to $18,304 during the three months ended January 31, 2020. The periods presented are not comparable as the 2020 period included one week of revenues for Rotor Riot as compared to the 2021 period which included a full quarter of revenues for both Rotor Riot and Fat Shark.

Operating Expenses

During the three months ended January 31, 2021, we incurred operating expense of $1,716,576 compared to $456,923 during the three months ended January 31, 2020, representing an increase of $1,259,653, or 276%. The increase is directly related to the acquisitions of Rotor Riot in January 2020 and Fat Shark in November 2020.

During the three months ended January 31, 2021, we incurred research and development expenses totaling $167,968 compared to $94,979 for the three months ended January 31, 2020, resulting in an increase of $72,989, or 77%. The increase relates to payroll associated with employees hired from Rotor Riot and Fat Shark who are working on the research and development of new drone technologies.

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During the three months ended January 31, 2021, we incurred sales and marketing expenses of $48,719 compared to zero during the three months ended January 31, 2020. Costs incurred in the three months ended January 31, 2021 relate to employees hired from Rotor Riot and Fat Shark, and also include sales commissions for referrals.

During the three months ended January 31, 2021, we incurred general and administrative expenses totaling $499,155 compared to $212,482 for the three months ended January 31, 2020 resulting in an increase of $286,673, or 135%. In addition, professional services costs were significantly higher in the three months ended January 31, 2021, because the Company is now a commercial enterprise with more complex operations compared to the three months ended January 31, 2020, when the Company was primarily still in a developmental stage.

During the three months ended January 31, 2021, we incurred stock based compensation expenses totaling $854,195 compared to $149,462 during the three months ended January 31, 2020, resulting in an increase of $704,733 or greater than 100%.

Other Expense

Other expense totaled $7,837,407 during the three months ended January 31, 2021, compared to $0 during the three months ended January 31, 2020. The expense incurred during the three months ended January 31, 2021 related to the Derivative Liability recorded in connection with the Company’s issuance of convertible debentures and warrants in October 2020 and January 2021. The significance of the expense is directly correlated to an increase in the Company’s stock price following the issuance of the convertible debentures and warrants. There were no such transactions during the three months ended January 31, 2020.

Net Loss

Net Loss during the three months ended January 31, 2021 totaled $8,984,260 compared to a Net Loss of $438,619 during the three months ended January 31, 2020, representing an increase of $8,545,641, or more than 100%.  Approximately 92% of the increase in Net Loss is directly related to derivative expenses incurred in connection with the issuance of convertible debentures in October 2020 and January 2021.  These securities were not outstanding during the three month period ended January 31, 2020.  The remaining 8% of the increase is related to the expansion of the Company’s commercial activities including the hiring of personnel formerly employed with Rotor Riot and Fat Shark.

Nine Months Ended January 31, 2021 and 2020

Revenue

During the nine months ended January 31, 2021, we generated revenues totaling $3,122,077 compared to $34,538 revenues during the nine months ended January 31, 2020, representing an increase of more than 100 percent. During calendar 2020, we acquired two drone technology companies, Rotor Riot and Fat Shark. Prior to these transactions, we did not have any revenue generating activities. During the nine months ended January 31, 2021, Rotor Riot and Fat Shark generated approximately 51% and 49% of our Revenues, respectively.

Cost of Good Sold

During the nine months ended January 31, 2021, we incurred cost of goods sold of $2,351,153 compared to $16,234 during the nine months ended January 31, 2020.

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Gross Margin

During the nine months ended January 31, 2021, gross margin was $770,924 compared to $18,304 during the nine months ended January 31, 2020. Gross margin, as a percentage of revenues, was 25% during the 2021 period as compared to 53% during the 2020 period. We presently expect gross margins to range between 25% to 30%.

Operating Expenses

During the nine months ended January 31, 2021, we incurred operating expense of $2,790,912 compared to $994,546 during the nine months ended January 31, 2020. The increase is directly related to the acquisitions of Rotor Riot in January 2020 and Fat Shark in November 2020.

During the nine months ended January 31, 2021, we incurred research and development expenses totaling $341,892 compared to $354,146 for the nine months ended January 31, 2020 resulting in a decrease of $12,254, or 3%. The increase relates to payroll associated with employees hired from Rotor Riot and Fat Shark who are working on the research and development of new drone technologies.

During the nine months ended January 31, 2021, we incurred sales and marketing expenses of $97,534 compared to $0 during the nine months ended January 31, 2020. Costs incurred in the nine months ended January 31, relate to employees hired from Rotor Riot and Fat Shark, and also include sales commissions for referrals.

During the nine months ended January 31, 2021, we incurred general and administrative expenses totaling $929,874 compared to $478,871 for the nine months ended January 31, 2020 resulting in an increase of $451,003, or 94%. In addition, professional services costs were significantly higher in the nine months ended January 31, 2021 because the Company is now a commercial enterprise with more complex operations compared to the nine months ended January 31, 2020 when the Company was in a developmental stage.

During the nine months ended January 31, 2021, we incurred stock compensation expenses of $1,068,317 compared to $161,529 during the nine months ended January 31, 2020 resulting in an increase of $906,788 or greater than 100%.

Other Expense

Other expense totaled $8,069,797 during the nine months ended January 31, 2021 compared to $0 during the nine months ended January 31, 2020. The expense incurred during the nine months ended January 31, 2021 related to the Derivative Liability recorded in connection with the Company’s issuance of Convertible Debentures and warrants in October 2020 and January 2021. There were no such transactions during the nine months ended January 31, 2020. The significance of the expense is directly correlated to an increase in the Company’s stock price following the issuance of the convertible debentures and warrants. There were no such transactions during the three months ended January 31, 2020

Net Loss

Net Loss during the nine months ended January 31, 2021 totaled $10,089,785 compared to a Net Loss of $976,242 during the nine months ended January 31, 2020, representing an increase of $9,113,543, or more than 100%. Approximately 88% of the increase in Net Loss is directly related to derivative expenses incurred in connection with the issuance of convertible debentures in October 2020 and January 2021.  These securities were not outstanding during the three month period ended January 31, 2020.  The remaining 12% of the increase is related to the expansion of the Company’s commercial activities including the hiring of personnel formerly employed with Rotor Riot and Fat Shark.

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Cash Flows

Operating Activities

Net cash used in operating activities was $917,016 during the nine months ended January 31, 2021 compared to net cash used in operating activities of $704,651 during the nine months ended January 31, 2020 representing an increase of $212,365, or 30%. Net cash used in operations, net of non-cash expenses associated with the Derivative Liability and stock-based compensation, totaled $872,484 in the nine months ended January 31, 2021 compared to $814,713 in the nine months ended January 31, 2020, resulting an increase of $57,771, or 7%. The increase primarily related to higher net costs associated with becoming a commercial enterprise through the merger with Rotor Riot in January 2020 and the acquisition of Fat Shark in November 2020. Net cash used in changes in operating assets and liabilities totaled $44,532 during the nine months ended January 31, 2021 compared to net cash provided by operating activities of $110,062 during the nine months ended January 31, 2020, representing a decrease in cash provided of $154,594, or 140%. Changes in operating assets and liabilities can fluctuate significantly from period to period depending upon the timing and level of multiple factors, including inventory purchases and vendor payments.

Investing Activities

Net cash used in investing activities was $48,368 during the nine months ended January 31, 2021 compared to cash provided by investing activities of $46,327 during the nine months ended January 31, 2020. The amounts for both periods related to acquisitions which can vary from one transaction to another.

Financing Activities

Net cash provided by financing activities totaled $1,200,368 during the nine months ended January 31, 2021 compared to $597,749 during the nine months ended January 31, 2020, representing an increase of $602,619, or 101%. Financing activities can vary, in nature and amount, from period to period. During the nine months ended January 31, 2021, net cash of $1,080,000 and $58,508 was provided through the issuance of convertible debentures and notes payable, respectively. During the nine months ended January 31, 2020, net cash of $152,239 and $450,000 was provided through the exercise of a warrant and sale of convertible debentures, respectively.

Liquidity and Capital Resources

As of January 31, 2021, we had current assets totaling $1,997,948, including cash of $471,652 and inventory of $708,017. Current liabilities as of January 31, 2021 totaled $10,896,745 including derivative liability of $9,144,226, notes payable totaling $177,279, accounts payable totaling $873,312 and amounts due to a related party of $395,544. Our net working capital as of January 31, 2021 was negative $8,898,797.

We have only recently begun generating revenues and have reported net losses since our inception. To date, we have funded our operations through private offerings of common stock primarily from individual private investors. We do not have sufficient cash resources to meet our working capital needs for the next 12 months and will require additional capital in order to execute our business plan.

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2019 Convertible Note Offering

In November 2019, we issued a convertible note in the principal amount of $300,000 to one accredited investor and in December 2019 we issued a convertible note in the principal amount of $125,000 to a director and a convertible note in the principal amount of $25,000 to our chief executive officer (collectively, the “2019 Notes”). The 2019 Notes have a two-year term and bear interest at a rate of 12%. Interest on the 2019 Notes may be paid in cash or in shares of common stock of the Company at the 2019 Note Conversion Price (as defined below). The 2019 Notes are convertible into shares of common stock at the holder’s sole discretion as follows: (A) prior to consummating an equity financing which generates gross proceeds of not less than $3,000,000 (in this case, a “Qualified Offering”), then at the 30-day VWAP of a share of our common stock as listed or quoted on the market in which the shares are then traded or listed, or (B) after we have consummated a Qualified Offering, at 40% of the price per share of common stock sold in the Qualified Offering (in this case, the “Conversion Price”). We may, upon 10 business days prior notice, pre-pay the 2019 Notes, including all accrued interest, in whole or in part, provided that any such prepayment prior to the one-year anniversary of the 2019 Note issuance will be at a price equal to 112% of the then outstanding original principal amount. Upon an event of default, as described in the Notes, the outstanding principal and interest will become immediately due and payable. Additionally, under the 2019 Note, unless waived by the holder, the holder is not be entitled to convert the 2019 Note if such conversion would result in beneficial ownership by the holder and its affiliates of more than 9.99% of the outstanding shares of common stock of the Company on such date.

2020 Convertible Note Offering

On October 5, 2020, the Company closed a private offering of convertible promissory notes in the aggregate principal amount of $600,000 (the “2020 Notes”) and issued five-year warrants to purchase an aggregate of 399,998 shares of common stock (the “2020 Warrants”). The 2020 Notes accrue interest at the rate of 12% per annum and are payable two years from the date of issuance. The 2020 Notes are convertible into common stock at a conversion price of $1.00 per share or, upon the consummation of an offering of common stock resulting in the listing for trading on the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange at a price equal to 75% of the price of the securities sold in such offering (in this case, a “Qualified Offering”). The 2020 Notes also contain protection from dilution in the event of a lower priced issuance.

Upon an event of default, as described in the 2020 Note, the conversion price will equal the lower of (i) the thirty-day volume weighted average of the closing price of the Company’s common stock if the conversion occurs prior to a Qualified Offering, or (ii) 65% multiplied by the lowest closing price of the common stock during the twenty consecutive trading day period immediately prior to the conversion.

The Company may prepay all or any portion of the 2020 Note, without penalty or premium, upon at least ten business days’ prior notice to the noteholder. Upon issuance by the Company of a security, or amendment to a security, that the noteholder reasonably believes is more favorable, such term, at noteholder’s option, will become a part of the 2020 Note, except for certain exempt issuances. No conversions under the 2020 Note will be effected that will result in the noteholder, together with any affiliate, beneficially owning in excess of 9.99% of the Company’s outstanding common stock immediately after giving effect to such conversion.

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The 2020 Warrants are exercisable at a price equal to the lower of (i) $1.50 per share or (ii) if a Qualified Offering occurs, at a 25% discount to the price per share of the common stock offered in such Qualified Offering. The number of shares of common stock for which the 2020 Warrant is exercisable is subject to adjustment in the event of a stock split or dividend, and similar event or certain corporate events such reorganizations and mergers. In the event of a reorganization or reclassification of capital stock, the consolidation or merger, or the sale or other disposition of all or substantially all the property, assets, business, and goodwill of the Company, the warrant holder will be entitled to purchase the kind and amount of shares of capital stock which the 2020 Warrant entitled the warrant holder to purchase immediately prior to such event. The 2020 Warrants also include piggyback registration rights.

Until we are able to sustain operations through the sale of products and services, we will continue to fund operations through equity and/or debt transactions. We can provide no assurance that the financing described above will be sufficient to fund our operations until we are able to sustain operations through the sale of products and services. In addition, there can be no assurance that such additional financing, if required, will be available to us on acceptable terms, or at all.

2021 Convertible Note Offering

On January 27, 2021, the Company closed of a private offering of Units consisting of convertible promissory notes in the aggregate principal amount of $500,000 (the “2021 Notes”) and issued five-year warrants to purchase an aggregate of 675,000 shares of common stock (the “2021 Warrants”) to six accredited investors for total offering proceeds of $500,000. The 2012 Notes accrue interest at the rate of 12% per annum and are payable two years from the date of issuance.

The 2021 Notes are convertible into common stock at a conversion price of $1.00 per share or, upon the consummation of an offering of common stock resulting in the listing for trading on the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange at a price equal to 75% of the price of the securities sold in such offering (in this case, a “Qualified Offering”).

The 2021 Notes may be converted at any time in the discretion of the holder prior to a Qualified Offering and automatically convert upon the consummation of a Qualified Offering, provided the note may not convert if as a result of such conversion the holder together with its affiliates would beneficially own in excess of 9.99% of the shares of our common stock outstanding after giving effect to such conversion.

If an event of default occurs, the conversion price will be reduced to the lower of (i) the thirty-day volume weighted average of the closing price per share of our common stock, if prior to a Qualified Offering, or (ii) 65% of the lowest closing price of the common stock during the twenty consecutive trading day period immediately preceding the date of the conversion.

The 2021 Notes also contain protection from dilution in the event of a lower priced issuance and adjustments if securities are issued with more favorable terms.

The 2021 Warrants are exercisable at a price equal to the lower of (i) $1.50, or (ii) a 25% discount to the price per share of common stock offered in the Qualified Offering and, if there is no effective registration statement for the resale the shares subject to the warrant, the warrant may be exercised on a cashless basis.

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Going Concern

We only began generating revenues in January 2020 and have reported net losses since our inception. We expect to report net losses for at least the next twelve months. The success of our business plan during the next 12 months and beyond will be contingent upon generating sufficient revenue to cover our operating costs and/or upon obtaining additional financing. The report from our independent registered public accounting firm for the fiscal year ended April 30, 2020 includes an explanatory paragraph stating the Company has recurring net losses from operations, negative operating cash flows, does not yet generate revenue from operations and will need additional working capital for ongoing operations. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. If we are unable to obtain sufficient funding, our business, prospects, financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern.

We are presently seeking to address these going concerns through efforts to raise capital through the public markets, release our first commercial product and pursue acquisitions of complementary, revenue generating companies which are accretive to our operating results. We can provide no assurance that any of these efforts will be successful or, that even if successful, that they will alleviate doubts about our ability to continue as a going concern.

Critical Accounting Policies and Estimates

Our financial statements and accompanying notes have been prepared in accordance with GAAP applied on a consistent basis. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. A complete summary of these policies is included in the notes to our financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Goodwill – Goodwill represents the excess of the purchase price of an acquisition over the estimated fair value of identifiable net assets acquired. The measurement periods for the valuation of assets acquired and liabilities assumed ends as soon as information on the facts and circumstances that existed as of the acquisition date becomes known, not to exceed 12 months. Adjustments in a purchase price allocation may require a change in the amounts allocated to goodwill during the periods in which the adjustments are determined.

Fair Value of Financial instruments – FASB ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), provides rules for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, and establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

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Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company accounts for its derivative liabilities, at fair value, on a recurring basis under level 2.

Convertible Securities and Derivatives – The Company estimates the fair values of the debt and warrants, and allocates the proceeds pro rata based on these values.  The allocation of proceeds to the warrants results in the debt instrument being recorded at a discount from the face amount of the debt and the value allocated to the warrant is recorded to additional paid-in capital.

When the convertible debt or equity instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds from the convertible host instruments are first allocated to the bifurcated derivative instruments.  The remaining proceeds, if any, are then allocated to the convertible instruments themselves, resulting in those instruments being recorded at a discount from their face value.

Stock-Based Compensation – We use the estimated grant-date fair value method of accounting in accordance with ASC Topic 718, Compensation – Stock Compensation. Fair value is determined using the Black-Scholes Model using inputs reflecting our estimates of expected volatility, term and future dividends. We plan to estimate the forfeiture rate based on our historical experience but have made no such allowance to date as our first issuances of stock based awards occurred in October 2019 and we have not experienced any forfeitures to date. We recognize compensation costs on a straight line basis over the service period which is generally the vesting term.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

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FAT SHARK LTD. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

On November 2, 2020 we completed the acquisition of Fat Shark Holdings, Ltd., a Cayman Islands Exempted Company. The Company deems this to be a material acquisition. Fat Shark reports its financial results annually on a calendar year end basis.

This prospectus provides historical financial statements of Fat Shark and subsidiaries and certain pro forma financial information for the acquisition which are reported separately from the historical financial statements of the Company which are reported on the basis of the Company’s fiscal year end April 30.

The unaudited pro forma condensed combined consolidated financial statements are not necessarily indicative of the results that actually would have been attained if the acquisition had been in effect on the dates indicated or which may be attained in the future. Such statements should be read in conjunction with the historical financial statements of the Company

Results of Operations

Year ended December 31, 2019 and 2018:

Net Revenues Fat Shark is principally engaged in the business production and selling of products associated with the non-military drone industry. During the year ended December 31, 2019, Fat Shark generated total revenues of $7,298,640 from the sale of drone products as compared to $9,385,135 for the year ended December 31, 2018. The decrease in Net Revenues was principally related to declining sales of analog-based devices while we endeavored to develop and introduce a line of digital products and devices.

Cost of Sales. The primary components of cost of sales include the cost of the materials and production of products. For the year ended December 31, 2019, the Company’s cost of sales amounted to $5,799,156 which primarily represents purchase of display panels and cost of production and testing for products manufactured to our specifications by Shenzhen Fatshark Electronics Co. Ltd, which may be deemed a related party, an inventory reserve of $479,422 and inventory write-off of $6,004. This represents a decrease of $2,025,051 or 25.9% from the year ending December 31, 2018 with cost of sales amounting to $7,824,207, an inventory reserve of $927,904 and inventory write-off of $214,574.

Operating Expenses

For the year ended December 31, 2019, we incurred $1,249,242 in operating expenses as compared to $2,013,808 for the year ended December 31, 2018, a decrease of $764,566 or 38%. The decrease in operating expenses principally consisted of the following:

General and administrative expenses decreased by $89,424, or 11.7%, from $766,429 for the year ended December 31, 2018 to $677,005 for the year ended December 31, 2019. This was driven be a decrease in lease expense related to our commercial lease and rent expense of approximately $16,766, and by a decrease in compensation including employee benefits of approximately $37,940.

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Selling and marketing expenses decreased by $267,352, or 59.7%, from $447,848 for the year ended December 31, 2018 to $180,496 for the year ended December 31, 2019 primarily due to decrease in marketing and advertising expenses due to promotions, endorser’s fee, trade shows, closeout of a contract, and salaries of our sales and marketing staff.

Research and development decreased by $407,790 or 51%, from $799,531 for the year ended December 31, 2018 to $391,741 for the year ended December 31, 2019, as the Company ceased working on ancillary products and focused exclusively on digital based HMD devices and pursued patent protection on various innovations.

Other Expenses, net

Interest expense decreased by $9,082, or 40.1%, from $22,312 for the year ended December 31, 2018 to $13,230 for the year ended December 31, 2019. The increase in interest expense is primarily related to related party indebtedness to our founder and sole shareholder under loans which were cancelled on November 2, 2020.

Net Profit/Loss

As a result of the foregoing, we generated a net profit of $250,242 for the year ended December 31, 2019 as compared to a net loss of $452,880 for the year ended December 31, 2018. Because as of the year ended December 31, 2019 and 2018 we were wholly-owned by a single individual, we have not calculated gain/loss per common share on a basic or diluted basis.

Liquidity and Capital Resources

We had cash and cash equivalents and marketable securities of $237,560 as of September 30, 2020, a decrease from $362,022 as of September 30, 2019. Our working capital, defined as total current assets less total current liabilities of continuing operations, was $824,135 as of September 30, 2020, compared to $551,942 as of September 30, 2019. Our working capital takes into account $936,271, and $936,271 short-term debt provided by our founder and sole shareholder as of September 30, 2020 and 2019, respectively. We believe that Fat Shark’s existing sources of liquidity are sufficient to support its operating needs, capital requirements and any debt service requirements for the next twelve months.

Critical Accounting Policies and Estimates

Our financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. A complete summary of these policies is included in the notes to our financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

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Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

ROTOR RIOT, LLC

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

On January 23, 2020, pursuant to the terms of a merger agreement, we acquired Rotor Riot, LLC, and Ohio limited liability company (“Rotor Riot”), in a merger (the “Merger”) in which our subsidiary merged with and into Rotor Riot, with Rotor Riot being the surviving corporation in the Merger. As a result, Rotor Riot became a wholly owned subsidiary of the Company.

Results of Operations

Year ended December 31, 2019 and 2018:

Net Revenues Rotor Riot designs and sells drones and related components. During the year ended December 31, 2019 Rotor Riot generated total revenues of $1,897,352 as compared to $150,410 for the year ended December 31, 2018 representing an increase of $1,746,942, or more than 100%. During 2018, the Company received $150,410 in licensing fees related to the sale of products by a licensor under the Rotor Riot name. Royalties in 2019 totaled $24,031 into March when the license agreement was terminated. In March 2019, the Company began operating its own e-commerce platform which generated the balance of revenues generated during 2019.

Cost of Revenues The primary components of cost of revenues include the cost of materials and production of products. For the year ended December 31, 2019, Rotor Riot’s cost of revenues amounted to $1,388,291 which primarily represents the purchase of drones and related technology that were subsequently sold on the Company’s e-commerce platform. Rotor Riot incurred cost of revenues of $0 for the year ending December 31, 2018 as its only revenues related to licensing fees earned on which no costs were incurred.

Operating Expenses

For the year ended December 31, 2019, we incurred $598,711 in operating expenses as compared to $112,500 for the year ended December 31, 2018, an increase of $486,211 or more than 100%. The increase in operating expenses directly related to the Company terminating the licensing of its drone technologies and commencing sales of its drone technologies on its own e-commerce platform.

Sales and marketing expenses for the year ended December 31, 2019 were $62,980 compared to $0 for the year ended December 31, 2018. During 2018, the Company licensed its drone technologies, and therefore, did not need to incur sales and marketing expenses. In March 2019, the Company terminated the licensing agreement and opened its own e-commerce platform. This resulted in the incurrence of sales and marketing expenses designed to promote and support the e-commerce platform.

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General and administrative totaled $535,731 during 2019 compared to $112,500 during 2018 representing an increase of $423,231, or more than 100%. The increase was directly related to a transition of the Company’s business strategy from a licensing entity to an operating company which required more personnel and costs to operate its e-commerce platform.

Net Profit/Loss

The Company reported a net loss of $89,650 for the year ended December 31, 2019 as compared to a net profit of $37,910 for the year ended December 31, 2018. The Company operated as a licensing entity in 2018 which required modest operating expenses and resulted in an operating profit. However, the long term prospects for profitability growth were limited as a licensing entity. Therefore, in March 2019, the Company terminated the licensing agreement and began operating as a commercial entity. Revenues increased substantially over the balance of 2019 as did operating costs to support its operating platform.

Liquidity and Capital Resources

We had cash and equivalents of $33,511 as of December 31, 2019, compared to $0 as of December 31, 2018. Our working capital, defined as total current assets less total current liabilities of continuing operations, was negative $501,590 as of December 31, 2019, compared to negative $350,000 as of December 31, 2018.

MANAGEMENT AND BOARD OF DIRECTORS

Board of Directors, Executive Officers and Significant Employees

Name	Age	Position

Jeffrey M. Thompson	54	Chairman of the Board, President, Chief Executive Officer and Director

Joseph Hernon	61	Chief Financial Officer, Treasurer and Secretary

Joseph Freedman	55	Director

Nicholas Liuzza, Jr.	53	Director

Patrick T. Mitchell	58	Director

Jonathan Read	60	Director

Our directors hold office until the next annual meeting of shareholders of the Company and until their successors have been elected and qualified. Our officers are elected by and serve at the discretion of the board of directors.

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Biographies

Jeffrey M. Thompson, President, Chief Executive Officer and Director

Jeffrey Thompson has been President, Chief Executive Officer and Director of the Company since May 2019 following acquisition by the Company of Red Cat Propware, Inc. a company founded by Mr. Thompson. Mr. Thompson was a director of Exactus, Inc. (OTCQB:EXDI), a producer and marketer of products made from industrial hemp (CBD), from January 2019 until April 2020. Mr. Thompson was the founder, President, Chief Executive Officer and Director of Towerstream Corporation (NASDAQ:TWER), a fixed-wireless company delivering high-speed internet access, from November 2005 to February 2016. In 1994, Mr. Thompson founded EdgeNet Inc., a privately held Internet service provider (which was sold to Citadel Broadcasting Corporation in 1997) and became eFortress through 1999. Mr. Thompson holds a B.S. degree from the University of Massachusetts.

Mr. Thompson’s management and public company experience and his role as President and Chief Executive Officer of the Company, led to his appointment as a director.

Joseph Hernon, Chief Financial Officer, Secretary and Treasurer

Joseph Hernon has been Chief Financial Officer and Secretary of the Company since January 2020. Mr. Hernon has extensive experience in financial services over the course of his 30-year career. From May 2016 to January 2020, Mr. Hernon served as a financial consultant to various private companies. Mr. Hernon was the Chief Financial Officer for Towerstream Corporation (NASDAQ:TWER), Alseres Pharmaceuticals, Inc. (OTC:ALSE) and Aqua Bounty Technologies, Inc. (NASDAQ:AQT) from 1998 - 2016.  Previously, Mr. Hernon was employed by PricewaterhouseCoopers for ten years in its audit practice and was a Senior Business Assurance Manager during his last five years with the firm.  Mr. Hernon is a certified public accountant and earned a Master’s degree in Accountancy from Bentley University in 1986.

Joseph Freedman, Director

Mr. Freedman has been a director of the Company since January 11, 2021. Mr. Freedman is an entrepreneur with experience launching and exiting companies in the legal recruitment, technology and hospitality sectors, several of which have been acquired by NYSE listed, private equity and privately held companies. Four such companies were listed on the Inc. 500/5000, 14 times, with one being listed in the top 100. In 2006, Mr. Freedman co-founded and currently serves on the board of Peachtree Tents & Events Holdings, LLC, a full-service event rental equipment company. Mr. Freedman co-founded and served as the chief executive officer of Richmond Title, LLC until its acquisition in 2006, and founded and served as chief executive officer of AMICUS Legal Staffing, Inc. until its acquisition in 1996. In 2009 Mr. Freedman co-founded and served on the board of RFx Legal, LLC, a company which used proprietary technology to automate the way corporations sourced and procured legal services, until its acquisition in 2013. Mr. Freedman also co-founded eConception, LLC, Weberize, LLC, and Acymtech LLC. Mr. Freedman currently serves as an advisor to Headsets.com and sits on numerous privately held company boards. Mr. Freedman is the past president of the Nashville Chapter of the Entrepreneurs Organization and currently serves on their Strategic Council. Mr. Freedman earned a B.S. degree in Finance from Louisiana State University.

Mr. Freedman’s legal, business and financial experience provide the basis upon which the Company has appointed him to the Board.

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Nicholas Liuzza Jr., Director

Nicholas Liuzza Jr. has been a director of the Company since June 2019. Mr. Liuzza serves as an Executive Vice President of Real Matters, Inc. (TSX:REAL) a network management services provider for the mortgage lending and insurance industries a position he has held from April of 2016. Mr. Liuzza co-founded and served as the Chief Executive Officer of Beeline Mortgage LLC, a residential mortgage lender, since 2019. Prior to founding Beeline Mr. Liuzza founded Linear Title & Closing in 2005, and was a senior executive until its sale in 2016. Mr. Liuzza was also the founder and CEO of Linear Settlement Services, LLC, a title insurance agency acquired by Real Matters. In 2001, Mr. Liuzza founded and was the President of New Age Nurses, a healthcare staffing company which he grew into a national provider of healthcare personnel services acquired in 2003 by Crdentia.  Prior thereto, Mr. Liuzza was Executive Vice President of AMICUS Legal Staffing, a national staffing services provider with a specialization in real estate transactions. Mr. Liuzza started his career with Xerox Corporation in 1988.

Mr. Liuzza’s more than 20 years of experience as an entrepreneur in the software industry and his sales experience and software development led to his appointment as a director.

Patrick T. Mitchell, Director

Patrick T. Mitchell has been a director of the Company since June 2019. Since 2014 Mr. Mitchell has been the Chief Executive Officer of The Carpenter Health Network, a health care provider in the Gulf Coast region providing nursing, home care, hospice, and rehabilitation care services. In 2002, Mr. Mitchell founded St. Joseph Hospice with the mission of providing peace, comfort and dignity to those facing terminal illness. The Carpenter Health Network was created in 2014 as the parent company of St. Joseph Hospice and its sister companies. In 2006, Mr. Mitchell formed STAT Home Health, a healthcare services company, leading to Louisiana’s first AIM Palliative Home Health Program that helps seriously ill patients who lack coordinated hospital, home health and hospice care. In 2013, Mr. Mitchell created Homedica, a healthcare services company, to improve the patient experience and reducing hospitalizations by enabling physicians and mid-level care providers to make house calls. Mr. Mitchell is a graduate of the University of Louisiana-Monroe.

Mr. Mitchell’s experience building companies and his merger and acquisitions and corporate finance experience led to his appointment as a director.

Jonathan Read, Director

Jonathan Read was a director of the Company from August 2017 and was the Chief Executive Officer, Secretary and Treasurer of Company from October 2017 until May 2019. From July 14, 2017 through July 20, 2018, Mr. Read served as a director of BTCS Inc. (OTCQB:BTCS) a digital asset and cryptocurrency company. From November 2015 to January 2017, Mr. Read was Chief Executive Officer and a director of the Company. Since 2013, Mr. Read has been Managing Partner of Quadratam1 LLC, a Scottsdale, Arizona based firm specializing in providing financial and organizational consulting services for growth-stage companies in the United States and China. From 2005 through 2012, Mr. Read was the Chief Executive Officer and a director of ECOtality, Inc., a San Francisco based company that Mr. Read founded. In 2013, ECOtality, Inc. filed for Chapter 11 bankruptcy protection. In 2014, Mr. Read filed for bankruptcy personally.

Mr. Read’s prior experience with the Company and other public company led to his appointment as a director.

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Composition of our Board of Directors

Our board of directors currently consists of five members. Our directors hold office until their successors have been elected and qualified or until the earlier of their death, resignation or removal. There are no family relationships among any of our directors or executive officers.

Director Independence

Our Board has determined that all of our present directors are independent, in accordance with standards under the Nasdaq Listing Rules, other than Mr. Thompson. Our Board determined that, under the Nasdaq Listing Rules, Mr. Thompson is not an independent director because he is the Chief Executive Officer and President of the Company.

Our Board has determined that Messrs. Freedman and Liuzza are independent under the Nasdaq Listing Rules’ independence standards for Audit Committee members. Our Board has also determined that they are independent under the Nasdaq Listing Rules independence standards for Compensation Committee members and for Governance and Nominating committee members.

Committees of the Board of Directors

Audit Committee

The Audit Committee is composed of two independent directors: Joseph Freedman and Nicholas Liuzza. Each member of the Audit Committee is an independent director as defined by the rules of the SEC and Nasdaq. The Audit Committee has the sole authority and responsibility to select, evaluate and engage independent auditors for the Company. The Audit Committee reviews with the auditors and with the Company’s financial management all matters relating to the annual audit of the Company.

The Audit Committee monitors the integrity of our financial statements, monitors the independent registered public accounting firm’s qualifications and independence, monitors the performance of our internal audit function and the auditors, and monitors our compliance with legal and regulatory requirements. The Audit Committee also meets with our auditors to review the results of their audit and review of our annual and interim financial statements.

The Audit Committee meets at least on a quarterly basis to discuss with management the annual audited financial statements and quarterly financial statements and meets from time to time to discuss general corporate matters.

Audit Committee Financial Expert

Our Board determined that Joseph Freedman is qualified as an Audit Committee Financial Expert, as that term is defined by the rules of the SEC, in compliance with the Sarbanes-Oxley Act of 2002.

Compensation Committee

The Compensation Committee, which currently consists of Joseph Freedman and Nicholas Liuzza, each of whom are independent directors. Among other things, the Compensation Committee reviews, recommends and approves salaries and other compensation of the Company’s executive officers, and administers the Company’s equity incentive plans (including reviewing, recommending and approving stock option and other equity incentive grants to executive officers).

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The Compensation Committee meets in executive session to determine the compensation of the Chief Executive Officer of the Company. In determining the amount, form, and terms of such compensation, the Committee considers the annual performance evaluation of the Chief Executive Officer conducted by the Board in light of company goals and objectives relevant to Chief Executive Officer compensation, competitive market data pertaining to Chief Executive Officer compensation at comparable companies, and such other factors as it deems relevant, and is guided by, and seeks to promote, the best interests of the Company and its shareholders.

In addition, subject to existing agreements, the Compensation Committee determines the salaries, bonuses, and other matters relating to compensation of the executive officers of the Company using similar parameters. It sets performance targets for determining periodic bonuses payable to executive officers. It also reviews and makes recommendations to the Board regarding executive and employee compensation and benefit plans and programs generally, including employee bonus and retirement plans and programs (except to the extent specifically delegated to a Board appointed committee with authority to administer a particular plan). In addition, the Compensation Committee approves the compensation of non-employee directors and reports it to the full Board.

The Compensation Committee also reviews and makes recommendations with respect to stockholder proposals related to compensation matters. The committee administers the Company’s equity incentive plans, including the review and grant of stock options and other equity incentive grants to executive officers and other employees and consultants.

The Compensation Committee may, in its sole discretion and at the Company’s cost, retain or obtain the advice of a compensation consultant, legal counsel or other adviser. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other adviser retained by the committee.

Governance and Nominating Committee

The Governance and Nominating Committee, consists of Joseph Freedman and Nicholas Liuzza, each of whom meets the independence requirements of all other applicable laws, rules and regulations governing director independence, as determined by the Board.

The Governance and Nominating Committee identifies individuals qualified to become members of the Board, consistent with criteria approved by the Board; recommends to the Board the director nominees for the next annual meeting of stockholders or special meeting of stockholders at which directors are to be elected; recommends to the Board candidates to fill any vacancies on the Board; develops, recommends to the Board, and reviews the corporate governance guidelines applicable to the Company; and oversees the evaluation of the Board and management.

In recommending director nominees for the next annual meeting of stockholders, the Governance and Nominating Committee ensures the Company complies with its contractual obligations, if any, governing the nomination of directors. It considers and recruits candidates to fill positions on the Board, including as a result of the removal, resignation or retirement of any director, an increase in the size of the Board or otherwise. The Committee conducts, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for the Board and such candidate’s compliance with the independence and other qualification requirements established by the Committee. The Committee also recommends candidates to fill positions on committees of the Board.

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In selecting and recommending candidates for election to the Board or appointment to any committee of the Board, the Committee does not believe that it is appropriate to select nominees through mechanical application of specified criteria. Rather, the Committee shall consider such factors at it deems appropriate, including, without limitation, the following: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly-held company; experience in the Company’s industry; experience as a board member of another publicly-held company; diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other directors of the Company; practical and mature business judgment; and composition of the Board (including its size and structure).

The Committee develops and recommends to the Board a policy regarding the consideration of director candidates recommended by the Company’s stockholders and procedures for submission by stockholders of director nominee recommendations.

In appropriate circumstances, the Committee, in its discretion, will consider and may recommend the removal of a director, in accordance with the applicable provisions of the Company’s certificate of incorporation and bylaws. If the Company is subject to a binding obligation that requires director removal structure inconsistent with the foregoing, then the removal of a director shall be governed by such instrument.

The Committee oversees the evaluation of the Board and management. It also develops and recommends to the Board a set of corporate governance guidelines applicable to the Company, which the Committee shall periodically review and revise as appropriate. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention.

Board Diversity

While we do not have a formal policy on diversity, the Board considers diversity to include the skill set, background, reputation, type and length of business experience of the Board members as well as a particular nominee’s contributions to that mix.  The Board believes that diversity brings a variety of ideas, judgments and considerations that benefit the Company and its stockholders.  Although there are many other factors, the Board seeks individuals with experience on operating and growing businesses.

Board Leadership Structure

Jeffrey Thompson serves as the Chairman of the Board and actively interfaces with management, the Board and counsel regularly.

Board Risk Oversight

The Company’s risk management function is overseen by the Board. The Company’s management keeps the Board apprised of material risks and provides its directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect us, and how management addresses those risks. Norman Gardner, Chairman of the Board, works closely together with the other members of the Board when material risks are identified on how to best address such risks. If the identified risk poses an actual or potential conflict with management, the Company’s independent directors may conduct the assessment. Presently, the primary risk affecting us are our liquidity and the lack of material revenue.

Family Relationships

There are no family relationships among any of our officers or directors.

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Involvement in Legal Proceedings

We are not aware of any of our directors or officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses) or being subject to any of the items set forth under Item 401(f) of Regulation S-K other than Mr. Read as described under “Biographies”.

Code of Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of the Company’s employees, including the Company’s Chief Executive Officer and Chief Financial Officer. Although not required, the Code of Ethics also applies to the Company’s directors. The Code of Ethics provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure and compliance with laws, rules and regulations and the prompt reporting of illegal or unethical behavior, and accountability for adherence to the Code of Ethics.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our Chief Executive Officer and the other officer (1 executive officer with compensation exceeding $100,000 during the fiscal years ended April 30, 2020 and 2019 (each a "Named Executive Officer").

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Jeffrey Thompson	2020	$153,333	$—	$—	$—	$153,333
Chief Executive Officer and President	2019	$—	$—	$—	$—	$—

Jonathan Read	2020	$10,000	—	—	—	$10,000
Former Chief Executive Officer (1)	2019	$240,000	—	—	—	$240,000

(1)	Mr. Read resigned as the Company’s Chief Executive Officer in May 2019.

2019 Equity Incentive Plan

Effective August 2019, shareholders of Company approved the Company’s 2019 Equity Incentive Plan (the “Plan”). The Plan provides for the award of stock options (incentive and non-qualified), stock awards and stock appreciation rights to officers, directors, employees and consultants who provide services to the Company.

The Company has reserved 8,750,000 shares for issuance under the Plan. The Board may terminate the Plan at any time. Unless sooner terminated, the Plan will terminate ten years after the effective date of the Plan. The number of shares of common stock covered by each outstanding stock right, and the number of shares of common stock which have been authorized for issuance under the Plan as well as the price per share of common stock (or cash, as applicable) covered by each such outstanding option or SAR, shall be proportionately adjusted for any increases or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the Company.

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Employment Agreements

Employment Agreement with Jeffrey Thompson, CEO of Red Cat Holdings

On March 31, 2021, the Company entered into a written employment agreement (the “Employment Agreement”) with Jeffrey M. Thompson, the Company’s Chief Executive Officer. The Employment Agreement provides for an initial term of one year and will renew for successive one-year terms unless either party provides written notice of their intent not to renew the agreement at least three months prior to expiration. The Employment Agreement provides for a base salary of $248,000 per year, payable in periodic installments in accordance with the Company’s regular payroll practices. At the option of Mr. Thompson, in any fiscal in which: A) at any time market capitalization is at least $500,000,000; and B) the Company’s traded price per share is at least $6.00 on a national securities exchange for 60 consecutive days, Mr. Thompson may elect to receive all or any portion of the base salary for a subsequent period in shares of Company common stock valued at the thirty-day VWAP for each pay period for which the election is applicable.

The Employment Agreement also provides certain Incentive Criteria for Mr. Thompson tied to the Company’s share price and market capitalization, Mr. Thompson may earn an annual bonus in an amount up to 200% of his base salary upon meeting certain Company goals and objectives to be defined by the Company’s Compensation Committee, in consultation with Mr. Thompson, including the full annual bonus amount in any fiscal in which: A) at any time market capitalization is at least $500,000,000; and B) the Company’s traded price per share is at least $6.00 on a national securities exchange for 60 consecutive days. Mr. Thompson may also elect to receive all or any portion of such bonus in common stock of the Company, valued at the thirty-day VWAP on the date set for payment of the bonus.

The Employment Agreement contains certain “clawback” provisions, which are triggered if there is a restatement of any Company financial results which were the basis for payment of compensation to Mr. Thompson. Under the clawback provisions, Mr. Thompson will be required to repay any annual bonus and stock-based compensation determined by reference to any Company financial results which were later restated, to the extent the amounts paid exceeded the amounts that would have been paid, based on the restatement of the Company’s financial information.

Upon termination of the Employment Agreement for any reason, Mr. Thompson will be entitled to all base salary earned through the termination date, as well pro-rated annual bonuses, if any, and payment of all accrued but unused vacation time and reimbursement of all reimbursable expenses. Upon termination of the Agreement by the Company for any reason other than “Cause” as defined in the agreement, or upon termination by Mr. Thompson for “Good Reason” as defined in the Agreement, Mr. Thompson will also be entitled to: (i) the greater of his continued base salary through the balance of the employment period, as renewed, or twenty-four (24) months of his then Base Salary; (ii) continued participation in Company welfare benefit plans (including health benefits) on the same terms as immediately prior to termination and to be paid in full by the Company for a period of not less than twelve (12) months; and (iii) immediate vesting of all stock options/equity awards.

In connection with the Employment Agreement, the Company granted Mr. Thompson fully-vested 10-year stock options to purchase 500,000 shares of the Company's common stock (the “Options”) pursuant to the Company’s 2019 Equity Incentive Plan. The Options are exercisable at a per share exercise price of $3.95, which represents the fair market value of the Company’s common stock as determined by the Board in a manner consistent with the Internal Revenue Code of 1986. The Options can be exercised for cash, in the form of shares of Common Stock on a cashless basis or a combination thereof.

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Employment Agreement with Allan Evans, CEO of Fat Shark

On January 11, 2021, Red Cat Holdings, Inc. the Company and Fat Shark entered into a one-year executive employment agreement (the “Employment Agreement”) with Allan Evans (“Evans”), to serve as chief executive officer of Fat Shark. The Employment Agreement will automatically renew for successive one-year terms unless either party notifies the other party at least three months prior to the expiration of the then current term of its desire to terminate the Employment Agreement.

In consideration therefor, Evans will be paid a base salary equal to 70% percent of the salary of the Company’s Chief Executive Officer in effect from time to time (“Base Salary”), in periodic installments in accordance with the Company’s regular payroll practices. Base Salary may not be decreased without the written consent of Executive. Evans will also be eligible to receive an annual cash bonus of up to 100% percent of Base Salary (“Annual Bonus”).

Evans also received a grant of 1,000,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), 250,000 of which shares vest on January 11, 2021, and the remaining 750,000 shares vest in 36 equal monthly installments commencing on February 28, 2021, subject to Evan’s continued employment by Fat Shark or its parent or any subsidiary. the grant of shares will also vest: (i) immediately upon a change of control, as defined in the Company’s 2019 Equity Incentive Plan (the “Plan”); (ii) as to 250,000 shares, upon the final closing price of the Common Stock for 30 consecutive days at or above $5.00 per share; (iii) as to 125,000 shares, upon receipt of payment in full by Fat Shark from an unrelated third-party purchaser of goods or services in an amount of $250,000 or more at a net profit margin no less than the average net profit margin of Fat Shark for similar goods or services during the preceding 12 months; and (iv) as to 125,000 shares, upon receipt of payment in full by Fat Shark from any unrelated third-party purchaser of goods or services in an amount of $1,000,000 (exclusive of any purchase described in (iii) above) at a net profit margin no less than the average net profit margin of Fat Shark for similar goods or services during the preceding 12 months. Evan will also be eligible for additional awards under the Plan.

Upon termination of employment for any reason, the Evan shall be entitled to Base Salary and a pro-rata portion of the Annual Bonus earned through the date of termination. Upon termination by the Company for any reason other than for “cause” or by Evan for “good reason”, as such terms are defined in the Employment Agreement, Evan will be entitled to all vested and unvested shares in accordance with the award vesting as if no termination occurred.

Upon termination by the Company without cause, by Evan for good reason or by Evan within 180 days of a change of control, as defined in the Employment Agreement, Evan will also be entitled to the): (i) the greater of Base Salary through the balance of the term, or 12 months of Base Salary; (ii) continued participation in Company benefit plans (including health benefits) for at least twelve months and (iii) immediate vesting of all stock options or equity awards. Fat Shark will also pay for Evan’s COBRA premiums so long as Evan qualifies therefor.

During the term of employment and for three years thereafter, if there is a restatement of any financial results resulting from material non-compliance of Fat Shark with financial reporting requirements under the federal securities laws from which any metrics were determined to be achieved which were the basis of the granting and calculation of the Annual Bonus and any stock-based compensation, Evan agrees to repay any amounts which were determined by reference to any Fat Shark financial results which were later restated.

Evan is entitled to participate in all benefit plans at substantially the same levels as the Company’s senior executive officers. Evan may terminate the Employment Agreement without Good Reason and other than for a change of control upon thirty days prior written notice. Upon such termination, Fat Shark will have no further obligations or liability to Evan, except for the Base Salary and pro-rata Annual Bonus earned prior to the date of termination. The Employment Agreement contains for customary confidentiality provisions during and after the term of employment of Evan.

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Outstanding Equity Awards

The table below reflects all outstanding equity awards made to each Named Executive Officer that were outstanding at April 30, 2020.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Joseph Hernon	January 2020	91,667	1,008,333	$0.82	January 2030

October 2019 Issuances

In October 2019, we issued options to purchase 350,000 shares of common stock valued at $477,500. Options to purchase 200,000 shares vest ratably over a 2 year period and expire in October 2029. Options to purchase 150,000 shares vest ratably over a 3 year period and expire in October 2024. All of the options were issued at an exercise price of $2.10 which equaled the stock price on the date of issuance. We used the Black-Scholes Model to estimate the fair value of the stock options issued using the following assumptions: (i) expected volatility – 75%, (ii) risk free interest rate – 1.59% or 1.74%, (iii) expected life – 5 or 10 years, and (iv) expected dividend yield of 0%.

January 2020 Issuances

In January 2020, we issued options to purchase 1,100,000 shares of common stock exercisable at $0.82 vesting quarterly over a 3 year period. These options were valued at $707,300. We also issued options to purchase 147,475 shares of common stock exercisable at $0.82. These options were valued at $94,826 and were vested in full upon issuance. All of these options were issued at an exercise price which equaled the stock price on the date of issuance. We used the Black-Scholes Model to estimate the fair value of the stock options issued using the following assumptions: (i) expected volatility – 75%, (ii) risk free interest rate – 1.74%, (iii) expected life – 10 years, and (iv) expected dividend yield of zero.

Director Compensation

Director Compensation Table

The following table sets forth the compensation paid to directors for services rendered during the fiscal year ended April 30, 2020.

Name	Fees Earned or Paid in Cash	Stock Awards	Options Awards		Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Nicholas Liuzza Jr.	$—	—	148,000	(1)	—	—	—	$148,000
Patrick T. Mitchell	$—	—	148,000	(1)	—	—	—	$148,000

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(1) Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (See Note 11 to the financial statements) of 10-year options to purchase 100,000 shares of common stock at an exercise price of $2.10, which became fully vested on October 8, 2020.

During the year ended April 30, 2020, no cash compensation has been paid to our directors in consideration for their services rendered in their capacities as directors.

Employee Benefit Plans

The Company currently has a 2019 Equity Incentive Plan.

        CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since May 1, 2018, to which we were a party or will be party, in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

On October 12, 2018, Company issued a promissory note in the principal amount of $15,000 to Jonathan Read, our director and former Chief Executive Officer. The note, and accrued interest thereon, was repaid in full in January 2019.

On May 13, 2019, the Company paid $1,820 to Mr. Read for expenses paid on behalf of the Company by Mr. Read.

The Company rented office space from Jeffrey Thompson, our Chief Executive Officer until March 31, 2019 and paid a total of $8,100 from May 1, 2018 to March 31, 2019 for such space.

In December 2019, we issued a two-year convertible note in the principal amount of $125,000 to Nicholas Liuzza, Jr., a director, and a convertible note in the principal amount of $25,000 to Jeffrey Thompson, our chief executive officer. The notes bear interest at a rate of 12% per annum which accrues and is payable in full upon maturity. Interest on the notes may be paid in cash or in shares of common stock of the Company at the holder’s sole discretion as follows: (i) prior to an equity financing which generates gross proceeds of not less than $3,000,000 (a “Qualified Offering”), at the 30 day volume weighted average of the closing price of our common stock, or (ii) after we have consummated a Qualified Offering, at 40% of the price per share of common stock sold in the Qualified Offering. We may, upon 10 business days advance notice, elect to pre-pay the notes, including all accrued interest, in whole or in part, provided that any such prepayment prior to the one-year anniversary of the note issuance be at a price equal to 112% of the then outstanding original principal amount. Upon an event of default, as described in the notes, the outstanding principal and interest shall become immediately due and payable. Additionally, under the note, unless waived by the holder, the holder may not convert the note if such conversion would result in beneficial ownership by the holder and its affiliates of more than 9.99% of the outstanding shares of common stock of the Company.

In October 2020, Mr. Liuzza converted his convertible note in the amount of $125,000 plus $11,342 of accrued interest into 209,758 shares of common stock.

In October 2020, Mr. Thompson converted his convertible note in the amount of $25,000 plus $2,416 of accrued interest into 29,166 shares of common stock.

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In October 2020, we issued a two-year convertible note in the principal amount of $300,000 to Nicholas Liuzza, a director. The notes bear interest at a rate of 12% per annum which accrues and is payable in full upon maturity. Interest on the notes may be paid in cash or in shares of common stock of the Company at the holder’s sole discretion as follows: the lower of (a) $1.00, if the conversion occurs prior an offering of Common Stock resulting in the listing for trading of the Common Stock on the Nasdaq Capital Market (a "Qualified Offering") or (b) a 25% discount of the price per share of Common Stock offered in the Qualified Offering, if the conversion occurs simultaneous with the Qualified Offering. We may, upon 10 business days advance notice, elect to pre-pay the notes, including all accrued interest, in whole or in part. Upon an event of default, as described in the notes, the outstanding principal and interest shall become immediately due and payable. Additionally, under the note, unless waived by the holder, the holder may not convert the note if such conversion would result in beneficial ownership by the holder and its affiliates of more than 9.99% of the outstanding shares of common stock of the Company. In connection with the transaction, Mr. Liuzza was issued 200,000 warrants to purchase shares of common stock.  The warrants are exercisable at a price equal to the lower of (i) $1.50 per share or (ii) a 25% discount to the price per share of the common stock offered in a Qualified Offering.

In March 2021, Mr. Liuzza converted his convertible note in the amount of $300,000 plus $17,852 of accrued interest into 317,852 shares of common stock.

On January 11, 2021, the Company issued a ten-year option to purchase 100,000 shares of Common Stock at an exercise price of $2.01 per share under the Equity Incentive Plan to Joseph Freedman upon his acceptance of appointment as a director of the Company. Fifty percent of these options are vested immediately, with twenty-five percent of the options vesting on each of the first and second anniversary of the grant date.

On January 11, 2021, the Company issued 1,000,000 shares of Common Stock to Allan Evans under the Plan pursuant to the Employment Agreement described above.

In January 2021, we issued a two-year convertible note in the principal amount of $100,000 to Nicholas Liuzza, Jr., a director. The notes bear interest at a rate of 12% per annum which accrues and is payable in full upon maturity. Interest on the notes may be paid in cash or in shares of common stock of the Company at the holder’s sole discretion as follows: the lower of (a) $1.00, if the conversion occurs prior an offering of Common Stock resulting in the listing for trading of the Common Stock on the Nasdaq Capital Market (a "Qualified Offering") or (b) a 25% discount of the price per share of Common Stock offered in the Qualified Offering, if the conversion occurs simultaneous with the Qualified Offering. We may, upon 10 business days advance notice, elect to pre-pay the notes, including all accrued interest, in whole or in part. Upon an event of default, as described in the notes, the outstanding principal and interest shall become immediately due and payable. Additionally, under the note, unless waived by the holder, the holder may not convert the note if such conversion would result in beneficial ownership by the holder and its affiliates of more than 9.99% of the outstanding shares of common stock of the Company. In connection with the transaction, Mr. Liuzza was issued 135,000 warrants to purchase shares of common stock.  The warrants are exercisable at a price equal to the lower of (i) $1.50 per share or (ii) a 25% discount to the price per share of the common stock offered in a Qualified Offering.

In March 2021, Mr. Liuzza converted his convertible note in the amount of $100,000 plus $2,992 of accrued interest into 102,992 shares of common stock.

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In January 2021, we issued a two-year convertible note in the principal amount of $50,000 to Joseph Freedman, Jr., a director. The notes bear interest at a rate of 12% per annum which accrues and is payable in full upon maturity. Interest on the notes may be paid in cash or in shares of common stock of the Company at the holder’s sole discretion as follows: the lower of (a) $1.00, if the conversion occurs prior an offering of Common Stock resulting in the listing for trading of the Common Stock on the Nasdaq Capital Market (a "Qualified Offering") or (b) a 25% discount of the price per share of Common Stock offered in the Qualified Offering, if the conversion occurs simultaneous with the Qualified Offering. We may, upon 10 business days advance notice, elect to pre-pay the notes, including all accrued interest, in whole or in part. Upon an event of default, as described in the notes, the outstanding principal and interest shall become immediately due and payable. Additionally, under the note, unless waived by the holder, the holder may not convert the note if such conversion would result in beneficial ownership by the holder and its affiliates of more than 9.99% of the outstanding shares of common stock of the Company. In connection with the transaction, Mr. Freedman was issued 67,500 warrants to purchase shares of common stock.  The warrants are exercisable at a price equal to the lower of (i) $1.50 per share or (ii) a 25% discount to the price per share of the common stock offered in a Qualified Offering.

In March 2021, Mr. Freedman converted his convertible note in the amount of $50,000 plus $1,134 of accrued interest into 51,134 shares of common stock.

In March 2021, Mr. Freedman also exercised his warrants on a cashless basis which resulted in the net issuance of 44,343 shares of common stock.

On March 31, 2021, we entered into an Employment Agreement with our CEO, Jeffrey Thompson, as described under the subsection entitled “Employment Agreements”, above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of April 7, 2021, the number of shares of common stock beneficially owned by (i) each person, entity or group (as that term is used in Section 13(d)(3) of the Exchange Act) known to the Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each of our directors (iii) each of our Named Executive Officers and (iv) all executive officers and directors as a group. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person directly or indirectly has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose or direct the disposition of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary interest. Except as noted below, each person has sole voting and investment power with respect to the shares beneficially owned and each stockholder's address is c/o Red Cat Holdings, Inc., 370 Harbour Drive, Palmas del Mar, Humacao, Puerto Rico 00791.

The percentages below are calculated based on 29,011,926 shares of common stock issued and outstanding as of April 7, 2021.

Name and Address of Beneficial Owner	Amount of Shares Beneficially Owned		Percentage of Beneficial Ownership
Named Executive Officers and Directors:
Jeffrey Thompson	12,667,518	(8)	42.9%
Joseph Hernon	366,667	(1)	1.2%
Nicholas Liuzza, Jr.	1,224,435	(2)	4.2%
Patrick Mitchell	363,248	(3)	1.2%
Joseph Freedman	161,305	(4)	0.6%
Jonathan Read	—		—
All executive officers and directors as a group (6 persons)	14,783,173	(1)(2)(3)(4)(8)	49.5%
Other 5% Holders
Gregory French	5,338,255	(5)(6)	18.4%
Brains Riding in Tanks, LLC	1,997,684	(7)	6.9%

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*Less than 2%

(1) Represents currently exercisable stock options.

(2) Includes (i) 200,000 shares of common stock issuable upon the exercise of a warrant at an exercise price of $1.50 per share which could be lowered to a price equal to a 25% discount to the price of securities sold in a future, qualified offering; and (ii) 135,000 shares of common stock issuable upon the exercise of a warrant at an exercise price of $1.50 per share which could be lowered to a price equal to a 25% discount to the price of securities sold in a future, qualified offering, and (iii) a currently exercisable stock option to purchase 50,000 shares of common stock.

(3) Includes a currently exercisable stock option to purchase 50,000 shares of common stock.

(4) Includes 50,000 shares of common stock issuable upon the exercise of a vested stock option with an exercise price of $2.01 per share.

(5) Under the Lock-Up Agreement with Mr. French, up to the greater of 20% or $1,000,000 of his shares may be sold prior to November 2, 2021 (the 12-month anniversary of the closing of the Fat Shark acquisition) in previously negotiated transactions. Thereafter, shares may be sold at 10% of the average daily volume of the common stock during the prior 10 days.

(6) Includes 784,091 shares held in escrow for the benefit of Mr. French until May 2, 2020 as security for certain indemnification obligations and purchase price adjustments in connection with the Fat Shark acquisition.

(7) Chad Kapper is the managing member of Brains Riding in Tanks, LLC. In such capacity, he has voting and dispositive control over the securities held by such entity.

(8) Includes 12,167,518 shares of common stock and options to purchase 500,000 shares of common stock at an exercise price of $3.95, exercisable until March 31, 2031.

Change-in-Control Agreements

The Company does not have any change-in-control agreements with any of its executive officers.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which 2,200,000 shares have been designated Series A Preferred Stock and 4,300,000 shares have been designated Series B Preferred Stock. As of April 7, 2021, there were (i) 29,011,926 shares of common stock outstanding, (ii) 158,704 shares of Series A Preferred Stock outstanding that are convertible into 1,322,004 shares of common stock, and (iii) 2,366,882 shares of Series B Preferred Stock outstanding that are convertible into 1,972,402 shares of common stock.

This description is intended as a summary and is qualified in its entirety by reference to our amended and restated articles of incorporation and amended and restated by-laws, which are filed, or incorporated by reference, as exhibits to the registration statement of which this prospectus forms a part.

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Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock and preferred stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. Our common stock has no redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Pursuant to our articles of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock, in one or more series. Our articles of incorporation, as amended, provide that our Board of Directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock. Preferred stock may be designated and issued without authorization of shareholders unless such authorization is required by applicable law, the rules of the principal market or other securities exchange on which our stock is then listed or admitted to trading.

Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, under some circumstances, have the effect of delaying, deferring or preventing a change in control of the Company.

The description of preferred stock in this prospectus and the description of the terms of a particular series of preferred stock in any applicable prospectus supplement are not complete. You should refer to any applicable certificate of designation for complete information.

All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable, including shares of preferred stock issued upon the exercise of preferred stock warrants or subscription rights, if any.

Series A Convertible Preferred Stock

On May 15, 2019, we closed a Share Exchange Agreement (the “Exchange Agreement”) with Red Cat Propware, Inc., a Nevada corporation (“Red Cat Propware”) and its then current shareholders (the “Acquisition”) pursuant to which we acquired all of the issued and outstanding capital stock of Red Cat Propware in exchange for our issuance of our common stock and Series A Preferred Stock (“Series A Stock”) to the Red Cat Propware shareholders which constituted approximately 83.33% of our issued an outstanding share capital on a fully-diluted basis at such time. With the exception of shares held by our current Chief Executive Officer, Jeffrey Thompson, the convertibility of shares of Series A Stock is limited such that a holder of Series A Stock may not convert Series A Stock to our common stock to the extent that the number of shares of Common Stock to be issued pursuant to such conversion, when aggregated with all other shares of common stock owned by the holder at such time, would result in the holder beneficially owning more than 4.99% of all of our outstanding common stock.

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On May 15, 2019 we filed with the Secretary of State of the State of Nevada a Certificate of Designation of Series A Preferred Stock (the “Series A Certificate of Designation”). Pursuant to the Series A Certificate of Designation, the Company designated 2,200,000 shares of its blank check preferred stock as Series A Preferred Stock. Each share of Series A Preferred Stock has no stated value. In the event of a liquidation, dissolution or winding up of the Company, each share of Series A Preferred Stock will not be entitled to a per share preferential payment but will be entitled to participate in any distribution out of the assets of the Company on an equal basis per share with the holders of Common Stock, as if all shares of Series A Preferred Stock had been converted to Common Stock immediately prior to the distribution. Each share of Series A Preferred Stock is convertible at the option of the holder into 8.33 shares of common stock for every one share of Series A Preferred Stock held (the “A Conversion Rate”). The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. The Company is prohibited from effecting the conversion of the Series A Preferred Stock to the extent that, as a result of such conversion, the holder beneficially owns more than 4.99%, in the aggregate, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99% of the issued and outstanding shares of the Company’s Common Stock calculated immediately after giving effect to the issuance of shares of Common Stock upon the conversion of the Series A Preferred Stock (the “Beneficial Ownership Limit”). The Beneficial Ownership Limit is inapplicable to a shareholder who, in advance issuance of Series A Preferred Stock, specifically waives such limitations and our Chief Executive Officer, Jeffrey Thompson, waived such limitations prior to the Red Cat Propware acquisition. Under the Series A Certificate of Designation, no consideration (including any modification of this Certificate of Designation or related transaction document) shall be offered or paid to any person or entity to amend or consent to a waiver or modification of any provision of this Certificate of Designation or related transaction document unless the same consideration is also offered to all of the holders of the outstanding shares of Series A Preferred Stock.

Series B Convertible Preferred Stock

On May 13, 2019 we filed with the Secretary of State of the State of Nevada a Certificate of Designation of Series B Preferred Stock (the “Series B Certificate of Designation”). Pursuant to the Series B Certificate of Designation, the Company designated 4,300,000 shares of its blank check preferred stock as Series B Preferred Stock. Each share of Series B Preferred Stock has no stated value.  In the event of a liquidation, dissolution or winding up of the Company, each share of Series B Preferred Stock will not be entitled to a per share preferential payment but will be entitled to participate in any distribution out of the assets of the Company on an equal basis per share with the holders of Common Stock, as if all shares of Series B Preferred Stock had been converted to Common Stock immediately prior to the distribution. Each share of Series B Preferred Stock is convertible at the option of the holder into 0.83 shares of common stock for every one share of Series B Preferred Stock held (the “B Conversion Rate”). The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. The Company is prohibited from effecting the conversion of the Series B Preferred Stock to the extent that, as a result of such conversion, the holder beneficially owns more than 4.99%, in the aggregate, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99% of the issued and outstanding shares of the Company’s Common Stock calculated immediately after giving effect to the issuance of shares of Common Stock upon the conversion of the Series A Preferred Stock (the “Beneficial Ownership Limit”). Under the Series B Certificate of Designation, no consideration (including any modification of this Certificate of Designation or related transaction document) shall be offered or paid to any person or entity to amend or consent to a waiver or modification of any provision of this Certificate of Designation or related transaction document unless the same consideration is also offered to all of the holders of the outstanding shares of Series B Preferred Stock.

Anti-Takeover Effects of Provisions of Our Amended and Restated Articles of Incorporation, Our Bylaws and Nevada Law

Nevada Anti-Takeover Law

The Nevada Revised Statutes (“NRS”) contain several provisions which may make a hostile take-over or change of control of our Company more difficult to accomplish. They include the following:

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Under Nevada law, any one or all of the directors of a corporation may be removed by the holders of not less than two-thirds of the voting power of a corporation’s issued and outstanding stock. All vacancies on the board of directors of a Nevada corporation may be filled by a majority of the remaining directors, though less than a quorum, unless the articles of incorporation provide otherwise. In addition, unless otherwise provided in the articles of incorporation, the board may fill the vacancies for the entire remainder of the term of office of the resigning director or directors. Our Articles of Incorporation do not provide otherwise.

In addition, Nevada law provides that unless otherwise provided in a corporation’s articles of incorporation or bylaws, shareholders do not have the right to call special meetings. Our articles of incorporation and our bylaws do not give shareholders this right. In accordance with Nevada law, we also require advance notice of any shareholder proposals.

Nevada law provides that, unless otherwise prohibited by any bylaws adopted by the shareholders, the board of directors may amend any bylaw, including any bylaw adopted by the shareholders. Pursuant to Nevada law, our articles of incorporation grant the authority to adopt, amend or repeal bylaws exclusively to our directors.

Nevada's “combinations with interested stockholders” statutes prohibit certain business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after the such person first becomes an “interested stockholder” unless (i) the corporation's board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or (ii) the combination is approved by the board of directors and sixty percent of the corporation's voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval, certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (x) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (y) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. Subject to certain timing requirements set forth in the statutes, a corporation may elect not to be governed by these statutes. However, we have not included any such provision in our Articles of Incorporation or Bylaws, which means these provisions apply to us.

Nevada's “acquisition of controlling interest” statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person who acquires a “controlling interest” in certain Nevada corporations may be denied certain voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These statutes provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. Our Articles of Incorporation and Bylaws currently contain no provisions relating to these statutes, and unless our Articles of Incorporation or Bylaws in effect on the tenth day after the acquisition of a controlling interest were to provide otherwise, these laws would apply to us if we were to (i) have 200 or more stockholders of record (at least 100 of which have addresses in the State of Nevada appearing on our stock ledger) and (ii) do business in the State of Nevada directly or through an affiliated corporation. As of the date of this prospectus, we have less than 100 record stockholders with Nevada addresses. However, if these laws were to apply to us, they might discourage companies or persons interested in acquiring a significant interest in or control of the company, regardless of whether such acquisition may be in the interest of our stockholders.

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Registration Rights

At any time following a “Qualified Financing”, defined as a private placement or public offering of debt, equity, or convertible securities in one or more transaction whereby on a cumulative basis on or prior to the three year anniversary of closing, a minimum of $6 million of gross proceeds has been raised by us for our own account (during which offerings Mr. French also has the right to sell up to $1,000,000 of the shares received), Mr. French has the right to a single demand registration under the Act of all or a portion of the shares, unless our aggregate public offering price (before deducting discounts and commissions) is less than $25,000,000.

The Underwriter is entitled to a one-time demand registration right and unlimited piggyback registration rights in connection with the Underwriter Warrants to purchase up to a total of 200,000 shares of common stock, or 5% of the number of Shares sold in this offering.

Lock-ups

Pursuant to “lock-up” agreements, for a period of six months from the date of this prospectus in the case of our officers and directors, and for a period of three months for our 5% or more shareholders, have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without the Underwriter’s prior written consent. [to be completed when lock-up agreement is available]

Other Restrictions

The Company has agreed with the Underwriter that each of the Company and any successors of the Company, for a period of three months from the effectiveness of this propsectus will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (b) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, with the sole exception of a registration statement on Form S-8 to be filed for the registration of securities issuable under the Company’s Equity Incentive Plan; (c) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank or (d) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company. Additionally, the Company agrees that for a period of 12 months after the effectiveness of this prospectus it will not directly or indirectly in any “at-the-market”, continuous equity or variable rate transaction, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, without the prior written consent of the Underwriter.

Gregory French, a greater than 5% shareholder, is limited to the greater of 20% or $1,000,000 of the shares received may be sold prior to September 30, 2021 in privately negotiated transactions (provided the purchaser enters into a joinder agreement and agrees to be subject to the same restrictions on such shares). Following September 302, 201, he is limited to up to 10% of the average daily volume of the common stock during the prior 10 trading days may be sold. The Agreement also requires Mr. French sell a pro-rata amount of his common stock and provides for mandatory participation in certain sales by our large shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equity Stock Transfer.

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UNDERWRITING

ThinkEquity, a division of Fordham Financial Management, Inc., is acting as the representative of the underwriters of the offering. We have entered into an underwriting agreement dated April 29, 2021 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock at the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
ThinkEquity, a division of Fordham Financial Management, Inc.	4,000,000
Total	4,000,000

The underwriters are committed to purchase all the shares of common stock offered by the Company, other than those covered by the over-allotment option to purchase additional shares of common stock described below. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, the underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares offered by us in this prospectus are subject to various representations and warranties and other customary conditions specified in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares of common stock subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase up to an aggregate of 600,000 additional shares of common stock (equal to 15% of the total number of shares of common stock sold in this offering) at the public offering price per share, less underwriting discounts and commissions, solely to cover over-allotments, if any. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of common stock in proportion to their respective commitments set forth in the prior table.

Discounts, Commissions and Reimbursement

The representative has advised us that the underwriters propose to offer the shares of common stock to the public at the initial public offering price per share set forth on the cover page of this prospectus. The underwriters may offer shares to securities dealers at that price less a concession of not more than $0.16 per share. After the initial offering to the public, the public offering price and other selling terms may be changed by the representative.

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The following table summarizes the underwriting discounts and commissions and proceeds, before expenses, to us assuming both no exercise and full exercise by the underwriters of their over-allotment option:

		Total
	Per Share	Without Option	With Option
Public offering price	$4.00	$16,000,000	$18,400,000
Underwriting discounts and commissions (7.5%)	$0.30	$1,200,000	$1,380,000
Non-accountable expense allowance (1%)	$0.04	$160,000	$184,000
Proceeds, before expenses, to us	$3.66	$14,640,000	$16,836,000

We have agreed to pay an expense deposit of $25,000 to the representative of the underwriters upon execution of an engagement letter relating to this offering (the “Advance”), which will be applied against the actual out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not incurred, of which $25,000 has been paid as of the date hereof.

In addition, we have also agreed to pay the following expenses of the underwriters relating to the offering: (a) all fees, expenses and disbursements relating to background checks of our officers and directors; (b) all filing fees and communication expenses associated with the review of this offering by FINRA; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriter, including the reasonable fees and expenses of the underwriter’s blue sky counsel; (d) $29,500 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; (e) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones, (f) the fees and expenses of the representatives’ legal counsel incurred in connection with this offering; (g) the $29,500 cost associated with the use of Ipreo’s book building, prospectus tracking and compliance software for the Offering; (h) $10,000 for data services and communications expenses; and (i) the representative’s actual accountable road show expenses for the offering, provided that the aggregate of such reimbursed expenses shall not exceed $50,000.

We estimate the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $135,682.

Representative Warrants

Upon the closing of this offering, we have agreed to issue to the representative warrants, or the Representative’s Warrants, to purchase a number of shares of common stock equal to 5% of the total number of shares sold in this public offering for an aggregate purchase price of $100. The Representative’s Warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share of common stock sold in this offering. The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the four and one-half year period commencing six months from the effective date of the registration statement related to this offering. The Representative’s Warrants also provide for one demand registration right of the shares underlying the Representative’s Warrants, and unlimited “piggyback” registration rights with respect to the registration of the shares of common stock underlying the Representative’s Warrants and customary antidilution provisions. The demand registration right provided will not be greater than five years from the effective date of the registration statement related to this offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration right provided will not be greater than seven years from the effective date of the registration statement related to this offering in compliance with FINRA Rule 5110(g)(8)(D).

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The Representative’s Warrants and the shares of common stock underlying the Representative’s Warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The representative, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the Representative’s Warrants or the securities underlying the Representative’s Warrants, nor will the representative engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Representative’s Warrants or the underlying shares for a period of 180 days from the effective date of the registration statement. Additionally, the Representative’s Warrants may not be sold transferred, assigned, pledged or hypothecated for a 180-day period following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The Representative’s Warrants will provide for adjustment in the number and price of the Representative’s Warrants and the shares of common stock underlying such Representative’s Warrants in the event of recapitalization, merger, stock split or other structural transaction, or a future financing undertaken by us.

Right of First Refusal

Until April 29, 2023, twenty four (24) months from the effective date of the registration statement of which this prospectus is a part, the representative shall have an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at the representative sole discretion, for each and every future public and private equity and debt offerings for the Company, or any successor to or any subsidiary of the Company, including all equity linked financings, on terms customary to the representative. The representative shall have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation. The representative will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee.

Lock-Up Agreements

The Company, each of its directors and officers and 5% or greater holders of the Company’s outstanding shares of common stock as of the date of this prospectus, have agreed for a period of (i) six months after the date of this prospectus in the case of directors and officers and (ii) three months after the date of this prospectus in the case of the Company and the 5% or greater holders of the Company’s outstanding common stock, without the prior written consent of the representative, not to directly or indirectly:

•	issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock; or

•	in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock; or

•	complete any offering of debt securities of the Company, other than entering into a line of credit, term loan arrangement or other debt instrument with a traditional bank; or

•	enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our common stock or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

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Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The representative may agree to allocate a number of securities to underwriters and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

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Other Relationships

Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

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•	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

•	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 ;and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

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Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ—$$—Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

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Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

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United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The Crone Law Group, P.C. has opined on the validity of the shares being offered hereby. Loeb & Loeb LLP is acting as counsel for the underwriters in connection with this offering.

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EXPERTS

The consolidated financial statements of the Company as of April 30, 2020 and 2019, and for the years then ended included in this prospectus have been so included in reliance on the report of BF Borges, CPA, PC an independent registered public accounting firm, which includes an explanatory paragraph about the Company’s ability to continue as a going concern, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of the acquired company Fat Shark Holdings, Ltd. as of December 31, 2019 and 2018, and for the years then ended included in this prospectus have been so included in reliance on the report of BF Borges, CPA, PC an independent registered public accounting firm.

The consolidated financial statements of the acquired company Rotor Riot, LLC as of December 31, 2019 and 2018, and for the years then ended included in this prospectus have been so included in reliance on the report of BF Borges, CPA, PC an independent registered public accounting firm.

INTERESTS OF NAMED EXPERTS AND COUNSEL

MEC Consulting, Inc. owns 150,000 shares of common stock of the Company. Mark Crone, the managing partner of The Crone Law Group, P.C., is the sole owner of MEC Consulting, Inc.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC this registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes a part of this registration statement, does not contain all of the information in this registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to this registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to this registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including this registration statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing or telephoning us at: Red Cat Holdings, Inc., 370 Harbour Drive, Palmas del Mar, Humacao, Puerto Rico 00791 or contacting us at (833) 373-3228. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.

85

RED HAT HOLDINGS, INC.

86

FAT SHARK HOLDINGS, LTD

ROTOR RIOT, LLC

87

RED CAT HOLDINGS
Condensed Consolidated Balance Sheets
(Unaudited)

	January 31,	April 30,
	2021	2020
ASSETS
Current Assets
Cash	$471,652	$236,668
Accounts Receivable, net	312,414	-
Inventory	708,017	78,650
Other	505,865	3,020
Total Current Assets	1,997,948	318,338

Goodwill	9,449,333	2,466,073
Intangible assets, net	631,429	20,000
Other	3,853	3,853

TOTAL ASSETS	12,082,563	2,808,264

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	873,312	249,050
Accrued Expenses	209,804	89,342
Notes Payable	177,279	118,771
Due to Related Party	395,544	333,684
Customer deposits	96,580	38,419
Derivative liability	9,144,226	-
Total Current Liabilities	10,896,745	829,266

Convertible debentures, net	79,187	450,000
Due to Related Party	1,753,000	-
Total Long Term Liabilities	1,832,187	450,000
Commitments and contingencies

Stockholders' Equity
Series A Preferred Stock - shares authorized 2,200,000; outstanding 158,704 and 208,704	1,587	2,087
Series B Preferred Stock - shares authorized 4,300,000; outstanding 2,726,882 and 3,681,623	27,269	36,816
Common stock - shares authorized 500,000,000; outstanding 27,160,926 and 20,011,091	27,161	20,011
Additional paid-in capital	11,961,152	4,043,837
Accumulated deficit	(12,663,538)	(2,573,753)
Total Stockholders' Equity	(646,369)	1,528,998
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$12,082,563	$2,808,264

See accompanying notes.

F-1

RED CAT HOLDINGS
Condensed Consolidated Statements Of Operations
(Unaudited)

	Three months ended January 31,		Nine months ended January 31,
	2021	2020	2021	2020

Revenues	$2,145,988	$34,538	$3,122,077	$34,538

Cost of goods sold	1,576,265	16,234	2,351,153	16,234

Gross Margin	569,723	18,304	770,924	18,304

Operating Expenses
Operations	146,539	-	353,295	-
Research and development	167,968	94,979	341,892	354,146
Sales and marketing	48,719	-	97,534	-
General and administrative	499,155	212,482	929,874	478,871
Stock based compensation	854,195	149,462	1,068,317	161,529
Total operating expenses	1,716,576	456,923	2,790,912	994,546
Operating loss	(1,146,853)	(438,619)	(2,019,988)	(976,242)

Other Expense
Amortization Expense	5,571	-	5,571	-
Derivative Expense	4,481,701	-	4,630,288	-
Change in Fair Value of Derivative	3,350,135	-	3,433,938	-
Other Expense	$7,837,407	$-	$8,069,797	$-

Net loss	$(8,984,260)	$(438,619)	$(10,089,785)	$(976,242)

Loss per share - basic and diluted	$(0.34)	$(0.02)	$(0.46)	$(0.08)

Weighted average shares outstanding - basic and diluted	26,232,755	17,732,298	22,161,745	11,556,950

F-2

RED CAT HOLDINGS, INC.
Consolidated Statements of Changes in Stockholders' Equity (Unaudited)

	Series A		Series B		Common Stock		Additional
	Preferred Stock		Preferred Stock				Paid-in	Accumulated	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balances, April 30, 2019	-	-	-	-	$179,292	$179	$784,371	$(971,822)	$(187,272)

Issuance of common stock					15,355	15	684,685		684,699

Share Exchange Agreement	2,169,068	21,691	4,212,645	42,126	196,667	197	53,740		117,754

Conversion of Preferred Stock	(1,960,364)	(19,604)	(240,000)	(2,400)	16,536,164	16,536	5,467		-

Shares Issued for Services					1,570	2	69,998		70,000

Net Loss								(321,502)	(321,502)

Balances, July 31, 2019	208,704	2,087	3,972,645	39,726	16,929,048	16,929	1,598,261	(1,293,324)	363,679

Stock based compensation							12,067		12,067

Net Loss								(216,121)	(216,121)

Balances, October 31, 2019	208,704	2,087	3,972,645	39,726	16,929,048	16,929	1,610,328	(1,509,445)	159,625

Exercise of warrants					469,874	470	151,769		152,239

Conversion of Preferred Stock			(291,022)	(2,910)	242,519	243	2,668		-

Merger with Rotor Riot					2,219,650	2,220	1,817,893		1,820,113

Stock based compensation							149,462		149,462

Net Loss								(438,619)	(438,619)

F-3

Balances, January 31, 2020	208,704	2,087	3,681,623	36,816	19,861,091	19,861	3,732,120	(1,948,064)	1,842,820

Balances, April 30, 2020	208,704	2,087	3,681,623	36,816	20,011,091	20,011	4,043,837	(2,573,753)	1,528,998

Stock based compensation							107,061		107,061

Net Loss								(383,244)	(383,244)

Balances, July 31, 2020	208,704	2,087	3,681,623	36,816	20,011,091	20,011	4,150,898	(2,956,997)	1,252,815

Conversion of Debt					710,444	711	494,314		495,025

Stock based compensation							107,061		107,061

Net Loss								(722,281)	(722,281)

Balances, October 31, 2020	208,704	$2,087	3,681,623	$36,816	20,721,535	$20,722	$4,752,273	$(3,679,278)	$1,132,620

Acquisition of Fat Shark					5,227,273	5,227	6,345,849		6,351,076

Conversion of Preferred Stock	(50,000)	(500)	(954,741)	(9,547)	1,212,118	1,212	8,835		-

Stock based compensation							854,195		854,195

Net Loss								(8,984,260)	(8,984,260)

Balances, January 31, 2021	158,704	$1,587	2,726,882	$27,269	27,160,926	$27,161	$11,961,152	$(12,663,538)	$(646,369)

F-4

RED CAT HOLDINGS, INC.
Condensed Consolidated Cash Flows Statements (Unaudited)

	Nine months ended January 31,
	2021	2020
Cash Flows from Operating Activities
Net loss	$(10,089,785)	$(976,242)
Stock based compensation	1,068,317	161,529
Amortization of intangible assets	5,571	-
Amortization of debt discount	79,187	-
Derivative expense	4,630,288	-
Change in fair value of derivative	3,433,938	-
Adjustments to reconcile net loss to net cash from operations:
Changes in operating assets and liabilities
Accounts receivable	(63,255)	-
Inventory	(405,987)	4,105
Other	(118,613)	77,670
Customer deposits	32,967	-
Accounts payable	345,227	38,152
Accrued expenses	165,129	(9,865)
Net cash used in operating activities	(917,016)	(704,651)

Cash Flows from Investing Activities
Acquired through acquisitions	-	46,327
Payment for acquisition, net of cash acquired	(48,368)	-
Net cash (used in) provided by investing activities	(48,368)	46,327

Cash Flows from Financing Activities
Proceeds from exercise of warrants	-	152,239
Proceeds from related party obligations	79,000	-
Payments under related party obligations	(17,140)	-
Proceeds from notes payable	424,419	-
Payments under notes payable	(365,911)	(4,490)
Proceeds from convertible debentures	1,080,000	450,000
Net cash provided by financing activities	1,200,368	597,749

Net increase (decrease) Cash	234,984	(60,575)
Cash, beginning of period	236,668	503,438
Cash, end of period	$471,652	$442,863

Cash paid for interest	10,749	-
Cash paid for taxes	-	-

Noncash transactions
Common stock issued for services	$-	$70,000
Fair value of shares exchanged in acquisitions	$6,351,076	$1,937,867
Issuance of Note Payable – Related Party in acquisition	$1,753,000	$-
Conversion of Notes into common stock	$450,000	$-
Conversion of accrued interest into common stock	$45,024	$-

See accompanying notes.

F-5

RED CAT HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

January 31, 2021 and 2020

(unaudited)

Our unaudited interim condensed consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, the unaudited interim condensed consolidated financial statements reflect all adjustments of a normal recurring nature that are necessary for a fair presentation of the results for the interim periods presented. Interim results are not necessarily indicative of results for a full year. The information included in this Form 10-Q should be read in conjunction with the financial information included in the Annual Report on Form 10-K for the fiscal year ended April 30, 2020 of Red Cat Holdings, Inc. (the “Company” or “Red Cat”), filed with the Securities and Exchange Commission (“SEC”) on August 13, 2020.

Note 1 - The Business

The Company was originally incorporated in February 1984. Since April 2016, the Company’s primary business has been to provide products, services and solutions to the drone industry. It operates in two sectors of the drone industry. Rotor Riot, LLC, an Ohio limited liability company and a wholly owned subsidiary (“Rotor Riot”), designs and sells drones and related components. Rotor Riot is focused on the consumer market and sells its products through its e-commerce platform operated at www.rotorriot.com. The Company is also developing software solutions to provide secure cloud-based analytics, storage and services for the drone industry. Its initial product candidate is Dronebox, a blockchain technology that records, stores and analyzes flight data and information from a drone, much like the “black box” utilized by the airline industry. The Company plans to offer Dronebox as a Software-as-a-Service platform.

The Company closed the acquisition of Fat Shark Holdings (“Fat Shark”) on November 2, 2020. Fat Shark is a leading provider of headsets and goggles for professional FPV (First Person View) racers and drone pilots and has an estimated 85% share of its market. The Company expects that Fat Shark will generate a majority of its revenue over the next 12 months. This acquisition continues the Company’s efforts to become a fully-integrated drone business with a strong supply chain, as well as a provider of software solutions for the drone industry.

Recent corporate developments include:

A.	The Share Exchange Agreement

Effective May 15, 2019, we closed a Share Exchange Agreement (the “SEA”) with TimeFireVR, Inc., (“TimeFire”), a Nevada corporation. Under the SEA, we acquired approximately 83.33% of TimeFire’s outstanding share capital on a fully-diluted basis. We issued: (i) 196,667 shares of our common stock, (ii) 2,169,068 shares of our newly-designated Series A Preferred Stock, and (iii) 4,212,645 shares of our newly-designated Series B Preferred Stock. In total, the common stock, Series A Preferred Stock, and Series B Preferred Stock issued under the SEA were valued at $117,754.

The transaction was accounted for as a “reverse acquisition” as the stockholders of Red Cat possessed majority voting control of the company immediately following the acquisition. In this reverse merger, the financial results of Red Cat Propware, Inc., (the accounting acquirer), have been presented as the continuing operations of the Company since inception. The transaction was accounted for as follows:

Cash	$24,704
Goodwill	93,050
Total	$117,754

Series A Preferred Stock is convertible to common stock at a ratio of 8.33 shares of common stock for each share of preferred stock and votes together with the common stock on an as-converted basis. The new Series A Preferred Stock converted automatically to common stock upon the effectiveness of the reverse split of our common stock in August 2019 except for shares subject to an ownership limitation. This common stock and Series A Preferred Stock issued under the SEA constituted approximately 83.33% of our issued and outstanding share capital on a fully-diluted basis on the date of issuance.

Series B Preferred Stock is convertible to common stock at a ratio of 0.83 shares of common stock for each share of preferred stock and votes together with the common stock on an as-converted basis. The Series B Preferred Stock issued under the SEA constituted approximately 15.64% of our issued and outstanding share capital on a fully-diluted basis on the date of issuance.

F-6

B.	Organizational

In July 2019, we changed our name from TimeFire VR Inc. to Red Cat Holdings, Inc.

In August 2019, we changed our fiscal year to April 30 which was the historical fiscal year of Red Cat Propware, Inc.

In August 2019, we effected a reverse stock split (the “Reverse Stock Split”) of our outstanding shares of common stock at a ratio of one-for-twelve hundred (1 for 1,200). All references in this report to shares of the Company’s common stock, including prices per share of its common stock, reflect the Reverse Stock Split.

C.	Merger Agreement with Rotor Riot, LLC

On December 31, 2019, the Company entered into an Agreement of Merger (the “Merger Agreement”) with Rotor Riot and the three members of Rotor Riot. On January 23, 2020, the Merger was consummated under which Rotor Riot Acquisition Corp, a wholly owned Delaware subsidiary of the Company, merged with and into Rotor Riot, with Rotor Riot continuing as the surviving entity and a wholly owned subsidiary of the Company.

Under the Merger Agreement, each member of Rotor Riot received its pro rata portion of the total number of shares of the Company’s common stock issued based on (A)(i) $3,700,000 minus (ii) $915,563 (which included certain debt and other obligations of Rotor Riot and its Chief Executive Officer that the Company agreed to assume (the “Assumed Obligations”) divided by (B) the variable weighted average price (“VWAP”) of the Company’s common stock for the twenty trading days prior to the closing of the Merger. Based on a share issuance value of $2,784,437 and a VWAP of $1.25445, the Company issued an aggregate of 2,219,650 shares of common stock to the members of Rotor Riot.

Following the closing of the Merger Agreement, the former members of Rotor Riot owned approximately 10.4% of the Company. In addition, the Company’s management controls the operating decisions of the combined company. Accordingly, we have accounted for the transaction as an acquisition of Rotor Riot by the Company. Based on purchase price accounting, we have recognized the assets and liabilities of Rotor Riot at fair value with the excess of the purchase price over the net assets acquired recognized as goodwill. The table below reflects the Company’s estimates of the acquisition date values of the purchase consideration, assets acquired, and liabilities assumed. The shares issued were valued at $1,820,113 (2,219,650 shares issued times $0.82 per share which equaled the closing price of the Company’s common stock on the date that the merger agreement was consummated).

I.	Purchase Price

Shares issued	$1,820,114
Promissory note issued	$175,000
Total Purchase Price	$1,995,114

II.	Purchase Price Allocation

Assets Acquired
Cash	$21,623
Accounts receivable	28,500
Other assets	3,853
Inventory	127,411
Trademark	20,000
Brand Name	578,000
Customer Relationships	39,000
Goodwill	1,756,023
Total assets acquired	$2,574,410

Liabilities Assumed
Accounts Payable and accrued expenses	$171,651
Notes payable	209,799
Due to Related Party	197,846
Total liabilities assumed	579,296
Net assets acquired	$1,995,114

F-7

During the quarter ended January 31, 2021, the Company adjusted the initial carrying value of Goodwill to reflect the values of other intangible assets acquired as determined by an independent valuation services firm.  These included Customer Relationships with a value of $39,000 and Brand Name with a value of $578,000. Customer relationships are being amortized over 7 years. The carrying value of Brand Name will be evaluated on a quarterly basis, including a formal evaluation at year end.

D.	Fat Shark Acquisition

On September 30, 2020, the Company entered into a share purchase agreement (“Share Purchase Agreement”) with Greg French (“French”), the founder and sole shareholder of Fat Shark Holdings (“Fat Shark”), to acquire all of the issued and outstanding shares of Fat Shark and its subsidiaries. The transaction closed on November 2, 2020 and was valued at $8,354,076 based on (i) the issuance of 5,227,273 shares of common stock with a value of $6,351,076 on the date of closing (ii) a senior secured promissory note in the original principal amount of $1,753,000 which matures on November 1, 2023, and (iii) a cash payment of $250,000. The Share Purchase Agreement includes indemnification provisions, a two year non-compete agreement, and registration rights for the shares issued in the transaction. A summary of the purchase price and initial purchase price allocation is as follows:

I.	Purchase Price

Shares issued	$6,351,076
Promissory note issued	1,753,000
Cash	250,000
Total Purchase Price	$8,354,076

II.	Purchase Price Allocation

Assets Acquired
Cash	$201,632
Accounts receivable	249,159
Other assets	384,232
Inventory	223,380
Goodwill	7,600,260
Total assets acquired	$8,658,663

Liabilities Assumed
Accounts Payable and accrued expenses	$279,393
Customer Deposits	25,194
Total liabilities assumed	304,587
Net assets acquired	$8,354,076

The foregoing amounts reflect our current estimates of fair value as of the November 2, 2020 acquisition date. The Company expects to recognize fair values associated with the customer relationships acquired, as well as the Fat Shark brand name, but has not yet accumulated sufficient information to assign such values. As additional information becomes known regarding the acquired assets and assumed liabilities, management may make adjustments to the opening balance sheet up to the end of the measurement period, which is a one-year period following the acquisition date. The determination of the fair values of the acquired assets and liabilities assumed (and the related determination of estimated lives of depreciable tangible and intangible assets) requires significant judgement.

Convertible Note Offering

On October 5, 2020, the Company closed a private offering of convertible promissory notes (the “2020 Notes”) in the aggregate principal amount of $600,000 which included the issuance of five-year warrants to purchase an aggregate of 399,998 shares of common stock. The 2020 Notes accrue interest at the rate of 12% per annum and are payable two years from the date of issuance. The 2020 Notes are convertible into common stock at a conversion price equal to the lower of (i) $1.00 per share or, (ii) at a price equal to 75% of the price of an offering of common stock that results in the listing for trading on certain stock exchanges (a “Qualified Offering”). The 2020 Notes also contain protection from dilution which would lower the conversion price in the event of a lower priced issuance. An event of default could also result in a reduction of the conversion price.

F-8

The Company may prepay any portion of the 2020 Notes, without penalty or premium, upon ten business days’ notice. No conversion will be completed if it would result in the noteholder, including its affiliates, owning more than 9.99% of the Company’s outstanding common stock immediately after completing such conversion. The Warrants are exercisable at $1.50 per share. The exercise price will be reduced to a price equal to 75% of the price per share of the common stock offered in a Qualified Offering.

On January 27, 2021, the Company closed a private offering of convertible promissory notes (the “2021 Notes”) in the aggregate principal amount of $500,000 which included the issuance of five-year warrants to purchase a number of shares of common stock equal to 135% of the dollar amount of the Note. The 2021 Notes accrue interest at the rate of 12% per annum and are payable two years from the date of issuance. The 2021 Notes are convertible into common stock at a conversion price equal to the lower of (i) $1.00 per share, if the conversion occurs prior a Qualified Offering, or (ii) a 25% discount of the price per share of common stock offered in the Qualified Offering, if the conversion occurs simultaneous with the Qualified Offering. The Company may prepay any portion of the 2021 Notes, without penalty or premium, upon ten business days’ notice. The Warrants are exercisable for a period of five years at a price equal to the lower of (i) $1.50 per share, or (ii) a 25% discount to the price per share of common stock offered in the Qualified Offering.

Note 2 - Going Concern

The financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in our accompanying financial statements, we have negative working capital of $8,898,797 at January 31, 2021 and have accumulated losses totaling approximately $12.7 million through January 31, 2021. Management recognizes that these operating results and our financial position raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts and the classification of liabilities that might be necessary should we be unable to continue as a going concern.

We are presently seeking to address these going concern doubts through a number of actions including efforts to (a) raise capital through the public markets, (b) release additional commercial products and (c) pursue acquisitions of complementary, revenue generating companies which are accretive to our operating results. We can provide no assurance that any of these efforts will be successful or, that even if successful, that they will alleviate doubts about our ability to continue as a going concern.

Note 3 - Summary of Significant Accounting Policies

Basis of Accounting - The financial statements and accompanying notes are prepared in accordance with GAAP.

Principles of Consolidation – Our condensed consolidated financial statements include the accounts of our subsidiaries, Red Cat Propware, Inc., Rotor Riot, LLC, and Fat Sharking Holdings. Intercompany transactions and balances have been eliminated.

Use of Estimates – The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates reflected in these financial statements include those used to (i) determine stock based compensation and (ii) complete purchase price accounting for acquisitions.

Cash – At January 31, 2021, we had cash of $471,652 in multiple commercial banks and financial services companies. We have not experienced any loss on these accounts and believe they are not exposed to any significant credit risk.

Other Assets – Other Assets at January 31, 2021 include $473,545 of prepaid inventory, $22,948 of prepaid expenses, and $9,372 of security deposits.

Leases – Leases at January 31, 2021 are short term in nature and do not require accounting under the lease accounting standards.

F-9

Goodwill – Goodwill represents the excess of the purchase price of an acquisition over the estimated fair value of identifiable net assets acquired. The measurement periods for the valuation of assets acquired and liabilities assumed ends as soon as information on the facts and circumstances that existed as of the acquisition date becomes known, not to exceed 12 months. Adjustments in a purchase price allocation may require a change in the amounts allocated to goodwill during the periods in which the adjustments are determined.

We perform an impairment test at the end of each fiscal year, or more frequently if indications of impairment arise. We have a single reporting unit, and consequently, evaluate goodwill for impairment based on an evaluation of the fair value of the Company as a whole.

Fair Value of Financial instruments – FASB ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), provides rules for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, and establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company accounts for its derivative liabilities, at fair value, on a recurring basis under level 2.

Convertible Securities and Derivatives – The Company estimates the fair values of the debt and warrants, and allocates the proceeds pro rata based on these values.  The allocation of proceeds to the warrants results in the debt instrument being recorded at a discount from the face amount of the debt and the value allocated to the warrant is recorded to additional paid-in capital.

When the convertible debt or equity instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds from the convertible host instruments are first allocated to the bifurcated derivative instruments.  The remaining proceeds, if any, are then allocated to the convertible instruments themselves, resulting in those instruments being recorded at a discount from their face value.

Revenue Recognition – The Company recognizes revenue in accordance with ASC 606, “Revenue from Contracts with Customers”, issued by the Financial Accounting Standards Board (“FASB”). This standard includes a comprehensive evaluation of factors to be considered regarding revenue recognition including (i) identifying the promised goods, (ii) evaluating performance obligations, (iii) measuring the transaction price, (iv) allocating the transaction price to the performance obligations if there are multiple components, and (v) recognizing revenue as each obligation is satisfied.  The Company’s revenue transactions include a single component, specifically, the shipment of goods to customers as orders are received. Customers pay at the time they order and the Company recognizes revenue upon shipment. The timing of the shipment of orders can vary considerably depending upon whether an order is for an item normally maintained in inventory or an order that requires assembly or unique parts. Customer deposits totaled $96,580 and $38,419 at January 31, 2021 and April 30, 2020, respectively.

Research and Development - Research and development expenses include payroll, employee benefits, and other headcount-related expenses associated with product development. Research and development expenses also include third-party development and programming costs, as well as a proportionate share of overhead costs such as rent. Costs related to software development are included in research and development expense until technological feasibility is reached, which for our software products, is generally shortly before the products are released to production. Once technological feasibility is reached, such costs are capitalized and amortized as a cost of revenue over the estimated lives of the products.

Income Taxes - Deferred taxes are provided on the liability method, whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

F-10

Recent Accounting Pronouncements - Management does not believe that recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying condensed consolidated financial statements.

Comprehensive Loss –During the three and nine months ended January 31, 2021 and 2020, there were no differences between net loss and comprehensive loss. Therefore, the consolidated statements of comprehensive loss have been omitted.

Stock-Based Compensation – We use the estimated grant-date fair value method of accounting in accordance with ASC Topic 718, Compensation – Stock Compensation. Fair value is determined using the Black-Scholes Model using inputs reflecting our estimates of expected volatility, term and future dividends. We plan to estimate the forfeiture rate based on our historical experience but have made no such allowance to date as our first issuances of stock based awards occurred in October 2019 and we have not experienced any forfeitures to date. We recognize compensation costs on a straight line basis over the service period which is generally the vesting term.

Basic and Diluted Net Loss per Share – Basic and diluted net loss per share has been calculated by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Common stock equivalents were excluded from the computation of diluted net loss per share of common stock because they were anti-dilutive. The exercise of these common stock equivalents would dilute earnings per share if we become profitable in the future.

Related Parties – Parties are considered to be related to us if they have control or significant influence, directly or indirectly, over us, including key management personnel and members of the Board of Directors. Related Party transactions are disclosed in Note 13.

Note 4 - Notes Payable

A.	PayPal

PayPal is an electronic commerce company that facilitates payments between parties through online funds transfers. The Company processes certain customer payments ordered on its e-commerce site through PayPal. In November 2019, Rotor Riot entered into an agreement with PayPal under which it borrowed $100,000. The note was repaid in January 2021. In January 2021, Rotor Riot borrowed $75,444 from PayPal which is being repaid through daily payments equal to 20% of the net amount of each customer payment. The balance outstanding at January 31, 2021 was $75,369.

B.	Shopify Capital

Shopify Capital is an affiliate of Shopify, Inc. which provides sales software and services to the Company.  The Company processes customer transactions ordered on the e-commerce site for Rotor Riot through Shopify.  Shopify Capital has entered into multiple agreements with the Company in which it has “purchased receivables” at a discount.  Shopify retains a portion of the Company’s daily receipts until the purchased receivables have been paid.  The Company recognizes the discount as a finance charge, in full, in the month in which the agreement is executed.  The Company assumed an existing agreement when it acquired Rotor Riot in January 2020.  This agreement was repaid in May 2020.  Since then, the Company has entered into the following agreements with Shopify:

Date of Transaction	Purchased Receivables	Payment to Company	Withholding Rate	Status at January 31, 2021
May 2020	$158,200	$140,000	17%	Completed – October 2020
September 2020	$209,050	$185,000	17%	$101,910 Outstanding

Note 5 - Due to Related Party

A.	Short Term

I.	Note Payable to BRIT, LLC

BRIT, LLC, formally known as Brains Riding in Tanks, LLC, was the largest shareholder of Rotor Riot. Following the Merger, BRIT is a significant shareholder in the Company. The controlling shareholder of BRIT is now employed in a management role with the Company.

F-11

Under the terms of the Merger Agreement, the Company issued a promissory note to BRIT, LLC in the principal amount of $175,000. The promissory note bears interest at 4.75% annually and provides for monthly principal payments of $3,500. The outstanding principal amount and all accrued interest is due on the earlier of (a) January 23, 2021 or (b) the closing of an equity offering by the Company of at least $3,500,000. The principal balance and accrued interest on the note totaled $153,814 and $8,517 at January 31, 2021, respectively.

II.	Obligations of BRIT, LLC

BRIT incurred certain financial obligations in support of the operations of Rotor Riot which the Company assumed responsibility to pay at the effective time of the Merger. These obligations bear interest at annual rates ranging from 7.5% to 21.74%. The outstanding balance totaled $167,730 at January 31, 2021.

III.	Payable to Aerocarve

In August 2020 and December 2020, the Company received advances totaling $79,000 from Aerocarve, which is controlled by the Company’s Chief Executive Officer. The parties agreed that the funds would bear interest at 5% annually until repaid. The balance owed at January 31, 2021 was $74,000.

B.	Long Term

I.	Payable to Greg French

In connection with the acquisition of Fat Shark as of November 2, 2020, the Company issued a secured promissory note in the amount of One Million Seven Hundred Fifty-Three Thousand Dollars ($1,753,000) to the seller, Greg French, which matures on November 1, 2023. The note bears interest at 3% annually.

Note 6 - Convertible Debentures

In November 2019, we issued a convertible note in the principal amount of $300,000 to one accredited investor and in December 2019, we issued a convertible note in the principal amount of $125,000 to a director and a convertible note in the principal amount of $25,000 to our chief executive officer (collectively, the “2019 Notes”). In September and October 2020, the entire $450,000 of 2019 Notes, plus accrued interest totaling $45,204, was converted into 710,444 shares of common stock. The Notes had a term of 2 years and accrued interest at an annual rate of 12% through the date of conversion.

In October 2020, we closed a private offering in which we sold $600,000 of convertible promissory notes (“Promissory Notes”) and issued warrants to purchase 399,998 shares of common stock.  The Promissory Notes accrue interest at 12% annually, and the principal and accrued interest is due two (2) years from the date of issuance.  The Promissory Notes are convertible into shares of our common stock at a price equal to the lower of $1.00, or (b) at a price equal to 75% of the price of securities sold in a Qualified Offering.  The terms of a Promissory Note will be amended if a holder believes that a security issued, or amended, after the issuance of the Promissory Note includes any term or provision more favorable than those provided in the Notes.  The warrants are exercisable for five (5) years and entitle the holder to purchase common shares at a price equal to the lower of (i) $1.50, or (ii) a 25% discount to the price per share of common stock offered in a Qualified Offering.  In March 2021, the Company received notice from 100% of the holders of their intent to convert the entire amount of their Notes, plus accrued interest, into shares of common stock.  The conversion and issuance had not yet been processed and completed at the date of the filing of this report on Form 10-Q.

F-12

In January 2021, we closed a private offering, resulting in gross proceeds of $500,000, of Units consisting of (i) a convertible note and (ii) a warrant to purchase the number of shares of common stock equal to 135% of the dollar amount of the Note.  The convertible notes (the “Notes”) accrue interest at 12% annually, and the principal and accrued interest is due two (2) years from the date of issuance.  The Notes are convertible into shares of our common stock at a price equal to the lower of (a) $1.00, if the conversion occurs prior to a “Qualified Offering”, or (b) a 25% discount of the price per share of common stock offered in a Qualified Offering.  The Notes may be converted at any time by the holder but will automatically convert upon the closing of a Qualified Offering.  The terms of a Note will be amended if a holder believes that a security issued, or amended, after the issuance of the Note includes any term or provision more favorable than those provided in the Notes.  The conversion price of the Notes will be reduced if the Company issues any security at an effective price lower than the conversion price of the Notes.  The warrants are exercisable for five (5) years and entitle the holder to purchase common shares at a price equal to the lower of (i) $1.50, or (ii) a 25% discount to the price per share of common stock offered in a Qualified Offering.  In March 2021, the Company received notice from 100% of the holders of their intent to convert the entire amount of their Notes, plus accrued interest, into shares of common stock.  The conversion and issuance had not yet been processed and completed at the date of the filing of this report on Form 10-Q.

Note 7 - Income Taxes

Our operating subsidiary, Red Cat Propware, Inc., is incorporated and based in Puerto Rico which is a commonwealth of the United States. We are not subject to taxation by the United States as Puerto Rico has its own taxing authority which passed the Export Services Act, also known as Act 20, in 2012. Under Act 20, eligible businesses are subject to a special corporate tax rate of 4%. Since inception, we have incurred net losses in each year of operations. Our current provision for the reporting periods presented in these financial statements consisted of a tax benefit against which we applied a full valuation allowance, resulting in no current provision for income taxes. In addition, there was no deferred provision for any of these reporting periods.

At January 31, 2021 and April 30, 2020, we had accumulated deficits of approximately $12,700,000 and $2,600,000, respectively. Deferred tax assets related to the future benefit of these net operating losses for tax purposes totaled approximately $508,000 and $104,000, respectively, based on the Act 20 rate of 4%.  Currently, we focus on projected future taxable income in evaluating whether it is more likely than not that these deferred assets will be realized. Based on the fact that we have not generated an operating profit since inception, we have applied a full valuation allowance against our deferred tax assets at January 31, 2021 and April 30, 2020.

Note 8 - Common Stock

Our common stock has a par value of $0.001 per share. We are authorized to issue 500,000,000 shares of common stock. Each share of common stock is entitled to one vote.

Note 9 - Preferred Stock

Our Series A Preferred Stock (“Series A Stock”) is convertible to common stock at a ratio of 8.33 shares of common stock for each share of Series A Stock, and votes together with the common stock on an as-converted basis. The Series A Preferred Stock was originally issued under the Securities Exchange Agreement, as further described in Note 1. The Series A Stock was automatically converted into shares of common stock upon the effectiveness of our reverse stock split in August 2019, except for 208,704 shares which were subject to a limitation on the number of shares of common stock that can be held by the holder of those shares of Series A Stock. Conversions of Series A Stock into Common Stock since August 2019 are as follows:

Date	Series A	Common Stock
November 2020	50,000	416,500

F-13

Our Series B Preferred Stock (“Series B Stock”) is convertible into common stock at a ratio of 0.8334 shares of common stock for each share of Series B Stock held and votes together with the common stock on an as-converted basis. The Series B Preferred Stock was originally issued under the Exchange Agreement, as further described in Note 1. Conversions of Series B Stock into Common Stock are as follows:

Date	Series B	Common Stock
July 2019	240,000	200,000
November 2019	60,000	50,000
December 2019 January 2021	231,022 954,741	192,519 795,618

Note 10 - Warrants

In September 2019, we received $152,239 in connection with the exercise of 469,874 warrants which had been issued in May 2019 as part of the Share Exchange Agreement. We also assumed a fully vested, restricted stock unit agreement requiring the issuance of 41,667 shares of common stock in May 2021, as well as a warrant to purchase 5,556 shares of common stock at an exercise price of $60.00 per share. This warrant expires in March 2021.

In October 2020, the Company issued five-year warrants to purchase a total of 399,998 shares in connection with the issuance of $600,000 of convertible notes. The warrants have an initial exercise price of $1.50 which may be reduced to (i) a 25% discount of the price per share of Common Stock offered in a future qualified offering and also include a ratchet provision. The warrants were valued at $267,999 using the multinomial lattice model and are considered derivative liabilities under ASC 815-40.

In January 2021, the Company issued five-year warrants to purchase a total of 675,000 shares in connection with the issuance of $500,000 of convertible notes. The warrants have an initial exercise price of $1.50 which may be reduced to (i) a 25% discount of the price per share of Common Stock offered in a future qualified offering and also include a ratchet provision. The warrants were valued at $2,870,666 using the multinomial lattice model and are considered derivative liabilities under ASC 815-40.

The following table presents the assumptions used to estimate the fair values of the warrants:

January 31, 2021
Expected volatility	86-104%
Expected dividends	0%
Expected term	4.67-5 Years
Risk-free interest rate	0.10-0.41%

The following table summarizes the changes in warrants outstanding issued to non-employees of the Company during the nine months ended January 31, 2021.

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Expiration Date (yrs)	Value if Exercised
Balance as of April 30, 2020	-	-	-	-	$-
Granted	1,074,998	1.50	4.17	5.00	1,612,497
Exercised	-	-	-	-	-
Cancelled/Expired	-	-	-	-	-
Outstanding as of January 31, 2021	1,074,998	$1.50	$4.17	4.87	$1,612,497

F-14

Note 11 - Share Based Awards

Effective August 2019, shareholders approved the 2019 Equity Incentive Plan (the “Plan”) which allows us to incentivize key employees, consultants, and directors with long term compensation awards such as stock options, restricted stock, and restricted stock units (collectively, the “Awards”). The number of shares issuable in connection with Awards under the Plan may not exceed 8,750,000.

A.	October 2019 Issuances

In October 2019, we issued options to purchase 350,000 shares of common stock valued at $477,500. Options to purchase 200,000 shares vest ratably over a two-year period and expire in October 2029. Options to purchase 150,000 shares vest ratably over a three-year period and expire in October 2024. All of the options were issued at an exercise price of $2.10 which equaled the stock price on the date of issuance. We used the Black-Scholes Model to estimate the fair value of the stock options issued using the following assumptions: (i) expected volatility – 75%, (ii) risk free interest rate – 1.59% or 1.74%, (iii) expected life – 5 or 10 years, and (iv) expected dividend yield of 0%.

B.	January 2020 Issuances

In January 2020, we issued options to purchase 1,100,000 shares of common stock exercisable at $0.82 vesting quarterly over a three-year period. These options were valued at $707,300. We also issued options to purchase 147,475 shares of common stock exercisable at $0.82. These options were valued at $94,826 and were vested in full upon issuance. All of these options were issued at an exercise price which equaled the stock price on the date of issuance. We used the Black-Scholes Model to estimate the fair value of the stock options issued using the following assumptions: (i) expected volatility – 75%, (ii) risk free interest rate – 1.74%, (iii) expected life – 10 years, and (iv) expected dividend yield of zero.

C.	January 2021 Issuances

In January 2021, we issued 1,000,000 shares of restricted common stock which was valued at $2,690,000 based on our stock price of $2.69 on the date of issuance.  250,000 of shares vested immediately with the remaining 750,000 vesting in thirty-six monthly installments subject to acceleration if certain performance milestones are attained.

In January 2021, we issued options to purchase 100,000 shares of common stock at an exercise price of $2.69 which equaled the stock price on the date of issuance.  50,000 options vested immediately with the remaining 50,000 vesting ratably on the first and second anniversary dates.  The options were valued at $147,581 using the Black Scholes model and the following assumptions: (i) expected volatility – 88.37%, (ii) risk free interest rate – 0.38%, (iii) expected life – 5.87 years, and (iv) expected dividend yield of 0%.

D.	Summary

Stock compensation expense for the three and nine months ended January 31, 2021 was as follows:

	3 months	9 months
General and administrative	$336,301	$525,559
Research and development	179,157	199,047
Operations	170,612	175,586
Sales and marketing	168,125	168,125
	$854,195	$1,068,317

Stock compensation expense for the three months and nine months ended January 31, 2020 was $149,462 and $161,529, respectively.

Options exercisable as of January 31, 2021 totaled 964,143. The remaining weighted average contractual term of the options outstanding at January 31, 2021 was 6.63 years. The aggregate intrinsic value of outstanding options, representing the excess of the stock price at January 31, 2021 of $5.00 over the exercise price of each option, was $7,062,446.

F-15

Note 12 - Financial Instruments

The Company has financial instruments that are considered derivatives or contain embedded features subject to derivative accounting related to 10 convertible notes issued totaling $1,100,000 which included a ratchet provision in the conversion price of the lower of $1.00 or 25% discount of the price per share of Common Stock offered in a future “Qualified Offering”. Attached to these notes as additional consideration was 1,074,998 5-year warrants with a conversion price of the lower of 1.50 or 25% discount of the price per share of Common Stock offered in the Qualified Offering and also include a ratchet provision. Embedded derivatives are valued separately from the host instrument and are recognized as derivative liabilities in the Company’s balance sheet. The Company measures these instruments at their estimated fair value and recognizes changes in their estimated fair value in results of operations during the period of change. The Company has estimated the fair value of these embedded derivatives for convertible debentures and associated warrants using a multinomial lattice model as of January 31, 2021. The fair values of the derivative instruments are measured each quarter, which resulted in a loss of $3,433,938 and derivative expense of $4,630,288 during the nine months ended January 31, 2021. As of January 31, 2021, the fair market value of the derivatives aggregated $9,144,226, using the following assumptions: estimated 1.67-5.00-year term, estimated volatility of 86.74-104.01%, and a discount rate of 0.10-0.41%.

Financial instruments measured at fair value on a recurring basis at January 31, 2021, are summarized as follows:

	Level 1	Level 2	Level 3	Total
Fair value of derivatives	$-	$9,144,226	$-	$9,144,226

Note 13 - Related-Party Transactions

Shares Issued for Services – In May 2019, we issued 1,570 shares of common stock valued at $70,000 to a shareholder for legal services provided to us. In April 2020, we issued 150,000 shares of common stock with a fair market value of $204,000 to a different law firm for services provided to us.

Convertible Note Financing – In December 2019, we completed a convertible note financing with a member of the Board of Directors for $125,000 and with our Chief Executive Officer for $25,000. The same Board member invested $300,000 and $100,000 in the convertible note financings completed in October 2020 and January 2021, respectively. Another board member invested $50,000 in the convertible note financing completed in January 2021. See Note 6 for details on the terms of the transaction.

Payable to Aerocarve – In August 2020 and December 2020, the Company received advances totaling $79,000 from Aerocarve, which is controlled by the Company’s Chief Executive Officer. The parties agreed that the funds would bear interest at 5% annually until repaid. During the three months ended January 31, 2021, the Company made principal repayments of this note totaling $5,000.

F-16

Note 14 - Subsequent Events

Subsequent events have been evaluated through the date of this filing and there are no subsequent events which require disclosure except as set forth below:

On February 11, 2021, the Company and Red Cat Skypersonic, Inc., a Nevada corporation (“Acquisition Sub”), entered into Share Purchase and Liquidity Event Agreements (the “Skypersonic Agreements”) with Giuseppe Santangelo the founder and majority shareholder of Skypersonic, Inc., a Michigan corporation (“Skypersonic”) and the holders of common stock and SAFE agreements representing 97.46% of Skypersonic (the “Sellers”), pursuant to which, subject to the satisfaction of certain closing conditions, Acquisition Sub will acquire all of the issued and outstanding share capital of Skypersonic in consideration for an aggregate of $3,000,000 in shares (the “Share Consideration”) of the Company’s common stock, based upon the VWAP of the Company’s common stock at closing of the transaction (the “Skypersonic Transaction”). Fifty (50%) percent of the Share Consideration (the “Escrow Shares”) is required to be deposited in an escrow account pursuant to the Skypersonic Agreements for a period of twelve (12) months as security for indemnification obligations and any purchase price adjustments due to working capital deficiencies and any other claims or expenses arising under the Skypersonic Agreements. Under the Skypersonic Agreements, closing date working capital deficits in excess of $300,000 shall result in a reduction of the Share Consideration on a dollar of dollar basis. The Company agreed that in the event that within 12 months following closing of the Acquisition, the Company issues common stock for a price per share less than $2.50 per share in a public offering of equity or convertible securities in which the Company raises a minimum of $2,000,000 (“Qualified Offering”), the Company shall issue Sellers additional shares of common stock equal to the difference between the number of shares issued and the quotient of the purchase price divided by the price of securities sold in the Qualified Offering. Mr. Santangelo and certain principal shareholders have agreed to indemnification obligations, on a pro-rata basis, subject to certain limitations, which shall survive for a period of eighteen (18) months following closing, and which include a basket amount of $25,000 before any claim can be asserted and a cap equal to the value of the Escrow Shares or the Share Consideration. For a period of three (3) years following closing, Mr. Santangelo shall not engage in a business competing with or providing products, services or solutions to the drone industry, first person view (“FPV”) business, navigation and software solutions that provide analytics, storage or services for or in conjunction with the drone industry. The closing of the Skypersonic Transaction is subject to customary closing conditions and is expected to close on or before May 14, 2021. The Company does not deem the Skypersonic financial condition and results of operations to be material to the overall financial condition and results of operations of the Company on a consolidated basis.

On February 15, 2021, the Company’s Fat Shark subsidiary agreed to provide a short-term bridge loan to Skypersonic in the amount of $75,000 under a Senior Secured Promissory Note, due May 14, 2021 (the “Bridge Loan”). Advances under the Bridge Loan accrue interest at a rate of six (6%) percent per annum. The Bridge Loan is secured by shares of Skypersonic common stock pledged as collateral.

In March 2021, holders of $1,100,000 of Convertible debentures converted their debentures, plus $47,491 of accrued interest into 1,147,491 shares of common stock. These conversions represented 100% of the convertible debentures issued in October 2020 and January 2021, as described in Note 6.

F-17

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Red Cat Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Red Cat Holdings, Inc. as of April 30, 2020 and 2019, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company's auditor since 2020

Lakewood, CO

August 13, 2020

F-18

RED CAT HOLDINGS
Consolidated Balance Sheets

	April 30,	April 30,
	2020	2019
ASSETS
Current Assets
Cash	$236,668	$503,438
Inventory	$78,650	$0
Other	3,020	100,000
Total Current Assets	318,338	603,438

Goodwill	2,466,073	—
Trademark	20,000	—
Other	3,853	—

TOTAL ASSETS	$2,808,264	$603,438

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$249,050	$20,894
Accrued Expenses	89,342	15,116
Notes Payable	118,771	—
Due to Related Party	333,684	—
Customer deposits	38,419	—
Common shares to be issued	—	754,700
Total Current Liabilities	829,266	790,710

Convertible debentures	450,000	—
Commitments and contingencies

Stockholders' Equity
Series A Preferred Stock - shares authorized 2,200,000; outstanding 208,704 and 0	2,087	—
Series B Preferred Stock - shares authorized 4,300,000; outstanding 3,681,623 and 0	36,816	—
Common stock - shares authorized 500,000,000; outstanding 20,011,091 and 179,292	20,011	179
Additional paid-in capital	4,043,837	784,371
Accumulated deficit	(2,573,753)	(971,822)
Total Stockholders' Equity	1,528,998	(187,272)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,808,264	$603,438

See accompanying notes.

F-19

RED CAT HOLDINGS
Consolidated Statements Of Operations

	Year ended April 30,
	2020	2019
Revenues	$403,940	$—

Cost of goods sold	325,379	$—

Gross Margin	78,561	$—

Operating Expenses
Research and development	488,990	366,590
General and administrative	1,248,717	384,742
Total operating expenses	1,737,707	751,332
Operating loss	(1,659,146)	(751,332)

Provision for income taxes	$—	$—

Net operating income	(1,659,146)	(751,332)

Other income	57,215	$—

Net loss	$(1,601,931)	$(751,332)

Loss per share - basic and diluted	$0.12	$0.14

Weighted average shares outstanding - basic and diluted	13,732,205	5,328,630

See accompanying notes.

F-20

RED CAT HOLDINGS
Consolidated Stockholders' Equity Statements

	Series A		Series B		Common Stock		Additional
	Preferred Stock		Preferred Stock				Paid-in	Accumulated	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balances, April 30, 2018					177,611	$178	$734,372	$(220,490)	$514,060

Issuance of common stock					1,681	2	49,999		50,000

Net Loss								(751,332)	(751,332)

Balances, April 30, 2019	—	—	—	—	179,292	$179	$784,371	$(971,822)	$(187,272)

Issuance of common stock					15,355	15	684,186		684,200

Share Exchange Agreement	2,169,068	21,691	4,212,645	42,126	196,667	197	53,740		117,754

Conversion of Preferred Stock	(1,960,364)	(19,604)	(531,022)	(5,310)	16,778,683	16,779	8,135		—

Exercise of warrants					469,874	470	151,769		152,239

Merger with Rotor Riot					2,219,650	2,220	1,817,893		1,820,113

Stock based compensation							269,895		269,895

Shares Issued for Services					151,570	152	273,848		274,000

Net Loss								(1,601,931)	(1,601,931)

Balances, April 30, 2020	208,704	$2,087	3,681,623	$36,816	20,011,091	$20,011	$4,043,837	$(2,573,753)	$1,528,998

See accompanying notes.

F-21

RED CAT HOLDINGS
Consolidated Cash Flows Statements

	Year ended April 30,
	2020	2019
Cash Flows from Operating Activities
Net loss	$(1,601,931)	$(751,332)
Stock based compensation	269,895	0
Common stock issued for services	204,000	70,000
Adjustments to reconcile net loss to net cash from operations:
Changes in operating assets and liabilities
Inventory	48,761	—
Other current assets	124,979	(100,000)
Customer deposits	38,419
Accounts payable	68,068	20,894
Accrued expense	36,225	7,050
Net cash used in operating activities	(811,584)	(753,388)

Cash Flows from Investing Activities
Acquired through acquisitions	46,327	—
Net cash provided by investing activities	46,327	—

Cash Flows from Financing Activities
Proceeds from issuance of common stock	—	684,700
Capital to be returned		1,800
Proceeds from exercise of warrants	152,239	—
Proceeds from issuance of convertible debentures	450,000	—
Payments under related party obligations	(12,725)
Payments under notes payable	(91,027)	—
Net cash provided by financing activities	498,487	686,500

Net use of Cash	(266,770)	(66,888)
Cash, beginning of period	503,438	570,326
Cash, end of period	$236,668	$503,438

Cash paid for interest and taxes	—	—

Noncash transactions
Common stock issued for services	204,000	70,000
Fair value of shares exchanged in acquisitions	$1,937,867	$—

See accompanying notes.

F-22

 RED CAT HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

April 30, 2020 and 2019

Note 1 - The Business

Red Cat Holdings, Inc. (“Red Cat” or the “Company”) was originally incorporated in February 1984. The Company’s primary business is to provide products, services and solutions to the drone industry. It operates in two sectors of the drone industry. Rotor Riot, a wholly owned subsidiary, designs and sells drones and related components. Rotor Riot is focused on the consumer market and sells its products through its e-commerce platform operated at www.rotorriot.com. The Company is also developing software solutions to provide secure cloud-based analytics, storage and services for the drone industry. Its initial product candidate is Dronebox, a blockchain technology that records, stores and analyzes flight data and information from a drone, much like the “black box” utilized by the airline industry. The Company plans to offer Dronebox as a Software-as-a-Service platform.

Recent corporate developments include:

A.	The Share Exchange Agreement

Effective May 15, 2019, we closed a Share Exchange Agreement (the “SEA”) with TimeFireVR, Inc., (“TimeFire”), a Nevada corporation. Under the SEA, we acquired approximately 83.33% of TimeFire’s outstanding share capital on a fully-diluted basis. We issued: (i) 196,667 shares of our common stock, (ii) 2,169,068 shares of our newly-designated Series A Preferred Stock, and (iii) 4,212,645 shares of our newly-designated Series B Preferred Stock. In total, the common stock, Series A Preferred Stock, and Series B Preferred Stock issued under the SEA were valued at $117,754.

The transaction was accounted for as a “reverse acquisition” as the stockholders of Red Cat possessed majority voting control of the company immediately following the acquisition. In this reverse merger, the financial results of Red Cat Propware, Inc., (the accounting acquirer), have been presented as the continuing operations of the Company since inception. The transaction was accounted for as follows:

Cash	$24,704
Goodwill	93,050
Total	$117,754

The goodwill recognized in connection with the acquisition is primarily attributable to anticipated synergies and benefits from the combination of the two companies, including access to the public markets to raise capital, and is expected to be deductible for tax purposes.

Series A Preferred Stock is convertible to common stock at a ratio of 8.33 shares of common stock for each share of preferred stock held and votes together with the common stock on an as-converted basis. The new Series A Preferred Stock converted automatically to common stock upon the effectiveness of the reverse split of our common stock in August 2019. This common stock and Series A Preferred Stock issued under the SEA constituted approximately 83.33% of our issued and outstanding share capital on a fully-diluted basis on the date of issuance.

Series B Preferred Stock is convertible to common stock at a ratio of 0.83 shares of common stock for each share of preferred stock held, and votes together with the common stock on an as-converted basis. The Series B Preferred Stock issued under the SEA constituted approximately 15.64% of our issued and outstanding share capital on a fully-diluted basis on the date of issuance.

B.	Organizational

In July 2019, we changed our name from TimeFire VR Inc. to Red Cat Holdings, Inc.

In August 2019, we changed our fiscal year to April 30 which was the historical fiscal year of Red Cat.

F-23

In August 2019, we effected a reverse stock split (the “Reverse Stock Split”) of our outstanding shares of common stock at a ratio of one-for-twelve hundred (1 for 1,200). All references in this report to shares of the Company’s common stock, including prices per share of its common stock, reflect the Reverse Stock Split.

C.	Merger Agreement with Rotor Riot, LLC

On December 31, 2019, the Company entered into an Agreement of Merger (the “Merger Agreement”) with Rotor Riot and the three members of Rotor Riot. On January 23, 2020, the Merger was consummated under which Rotor Riot Acquisition Corp, a wholly owned Delaware subsidiary of the Company, merged with and into Rotor Riot, with Rotor Riot continuing as the surviving entity and a wholly owned subsidiary of Red Cat Holdings.

Under the Merger Agreement, each member of Rotor Riot received its pro rata portion of the total number of shares of the Company’s common stock issued based on (A)(i) $3,700,000 minus (ii) $915,563 (which included certain debt and other obligations of Rotor Riot and its Chief Executive Officer that the Company agreed to assume (the “Assumed Obligations”) divided by (B) the volume weighted average price (“VWAP”) of the Company’s common stock for the twenty trading days prior to the closing of the Merger. Based on a share issuance value of $2,784,437 and a VWAP of $1.25445, the Company issued an aggregate of 2,219,650 shares of common stock to the members of Rotor Riot.

Following the closing of the Merger Agreement, the former members of Rotor Riot owned approximately 10.4% of the Company. In addition, management of Red Cat Holdings controls the operating decisions of the combined company. Accordingly, we have accounted for the transaction as an acquisition of Rotor Riot by Red Cat. Based on purchase price accounting, we have recognized the assets and liabilities of Rotor Riot at fair value with the excess of the purchase price over the net assets acquired recognized as goodwill. The table below reflects the Company’s estimates of the acquisition date values of the purchase consideration, assets acquired, and liabilities assumed. The shares issued were valued at $1,820,113 (2,219,650 shares issued times $0.82 per share which equaled the closing price of the Company’s common stock on the date that the merger agreement was consummated).

I.	Purchase Price

Shares issued	$1,820,114
Promissory note issued	$175,000
Total Purchase Price	$1,995,114

II.	Purchase Price Allocation

Assets Acquired
Cash	$21,623
Accounts receivable	28,500
Other assets	3,853
Inventory	127,411
Trademark	20,000
Goodwill	2,373,023
Total assets acquired	2,574,410

Liabilities Assumed
Accounts Payable and accrued expenses	$171,651
Notes payable	$209,799
Due to Related Party	$197,846
Total liabilities assumed	$579,296
Net assets acquired	$1,995,114

F-24

The foregoing amounts reflect our current estimates of fair value as of the January 23, 2020 acquisition date. The Company expects to recognize fair values associated with the customer relationships acquired, as well as the Rotor Riot brand name, but has not yet accumulated sufficient information to assign such values. As additional information becomes known regarding the acquired assets and assumed liabilities, management may make adjustments to the opening balance sheet of the acquired company up to the end of the measurement period, which is a one-year period following the acquisition date. The determination of the fair values of the acquired assets and liabilities assumed (and the related determination of estimated lives of depreciable tangible and intangible assets) requires significant judgement.

Note 2 - Going Concern

The financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in our accompanying financial statements, we have (i) negative working capital of approximately $500,000 at April 30, 2020, (ii) have generated less than $500,000 in revenues since our inception, and (iii) have accumulated losses totaling approximately $2.6 million through April 30, 2020. Management recognizes that these operating results and our financial position raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts and the classification of liabilities that might be necessary should we be unable to continue as a going concern.

We are presently seeking to address these going concern doubts through a number of actions including efforts to (a) raise capital through the public markets, (b) release additional commercial products and (c) pursue acquisitions of complementary, revenue generating companies which are accretive to our operating results. We can provide no assurance that any of these efforts will be successful or, that even if successful, that they will alleviate doubts about our ability to continue as a going concern.

Note 3 - Summary of Significant Accounting Policies

Basis of Accounting - The financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles (“GAAP”).

Principles of Consolidation – Our condensed consolidated financial statements include the accounts of our subsidiaries, Red Cat Propware, Inc. and Rotor Riot, LLC. Intercompany transactions and balances have been eliminated.

Use of Estimates – The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates reflected in these financial statements include those used to (i) determine stock based compensation and (ii) complete purchase price accounting for acquisitions.

Cash – At April 30, 2020, our cash balances totaled $236,668 and was held across multiple commercial banks and financial services companies. We have not experienced any loss on these accounts and believe they are not exposed to any significant credit risk.

Leases – Leases at April 30, 2020 are short term in nature and do not require accounting under the lease accounting standards.

Goodwill – Goodwill represents the excess of the purchase price of an acquisition over the estimated fair value of identifiable net assets acquired. The measurement periods for the valuation of assets acquired and liabilities assumed ends as soon as information on the facts and circumstances that existed as of the acquisition date becomes known, not to exceed 12 months. Adjustments in a purchase price allocation may require a change in the amounts allocated to goodwill during the periods in which the adjustments are determined.

We plan to perform an impairment test at the end of each fiscal year, or more frequently if indications of impairment arise. We have a single reporting unit, and consequently, evaluate goodwill for impairment based on an evaluation of the fair value of the Company as a whole.

Common Stock – Our common stock has a par value of $0.001 per share.

Warrants – In connection with our Series B Preferred Stock Issuance, we issued warrants to purchase shares of our common stock. Outstanding warrants are standalone instruments that are not puttable or mandatorily redeemable by the holder and are classified as equity. We measured the fair value of the warrants using the Black-Scholes option pricing model.

F-25

Revenue Recognition – The Company recognizes revenue in accordance with ASC 606, “Revenue from Contracts with Customers”, issued by the Financial Accounting Standards Board (“FASB”). This standard includes a comprehensive evaluation of factors to be considered regarding revenue recognition including (i) identifying the promised goods, (ii) evaluating performance obligations, (iii) measuring the transaction price, (iv) allocating the transaction price to the performance obligations if there are multiple components, and (v) recognizing revenue as each obligation is satisfied.  The Company’s revenue transactions include a single component, specifically, the shipment of goods to customers as orders are received.  Customers pay at the time they order and the Company recognizes revenue upon shipment. The timing of the shipment of orders can vary considerably depending upon whether an order is for an item normally maintained in inventory or an order that requires assembly or unique parts. Customer deposits totaled $38,419 and $ 0 at April 30, 2020 and 2019, respectively.

Other Income – In April 2020, the Company received $57,215 in connection with a Payment Protection Program loan issued by the Small Business Administration. Under the terms of the loan, the full amount is eligible to be forgiven if the Company spends the funds for certain operating expenses, including payroll costs, over a certain period of time after the issuance of the loan. The Company believes that it has complied with the terms of the loan and that the entire amount will be forgiven. Therefore, the full amount has been recognized as Other Income in the Statement of Operations for the fiscal year ended April 30, 2020.

Research and Development - Research and development expenses include payroll, employee benefits, and other headcount-related expenses associated with product development. Research and development expenses also include third-party development and programming costs, as well as a proportionate share of overhead costs such as rent. Costs related to software development are included in research and development expense until technological feasibility is reached, which for our software products, is generally shortly before the products are released to production. Once technological feasibility is reached, such costs are capitalized and amortized as a cost of revenue over the estimated lives of the products.

Income Taxes - Deferred taxes are provided on the liability method, whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Recent Accounting Pronouncements - Management does not believe that recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying condensed consolidated financial statements.

Comprehensive Loss –During the years ended April 30, 2020 and 2019, there were no differences between net loss and comprehensive loss. Therefore, the consolidated statements of comprehensive loss have been omitted.

Stock-Based Compensation – We use the estimated grant-date fair value method of accounting in accordance with ASC Topic 718, Compensation – Stock Compensation. Fair value is determined using the Black-Scholes Model using inputs reflecting our estimates of expected volatility, term and future dividends. We plan to estimate the forfeiture rate based on our historical experience but have made no such allowance to date as our first issuances of stock based awards occurred in October 2019. We recognize compensation costs on a straight line basis over the service period which is generally the vesting term.

Basic and Diluted Net Loss per Share – Basic and diluted net loss per share has been calculated by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Common stock equivalents were excluded from the computation of diluted net loss per share of common stock because they were anti-dilutive. The exercise of these common stock equivalents would dilute earnings per share if we become profitable in the future.

Related Parties – Parties are considered to be related to us if they have control or significant influence, directly or indirectly, over us, including key management personnel and members of the Board of Directors. Related Party transactions are disclosed in Note 12.

F-26

Note 4 – Notes Payable

In connection with the merger agreement with Rotor Riot, the Company agreed to assume certain financial obligations of Rotor Riot totaling $216,099 in the aggregate. A summary of these obligations is as follows:

A.	Note Payable to PayPal

In November 2019, Rotor Riot entered into an agreement with PayPal under which it borrowed $100,000. PayPal is an electronic commerce company that facilitates payments between parties through online funds transfers. The Company processes certain customer payments ordered on its e-commerce site through PayPal. The note is being repaid through 52 weekly payments of $2,056 ending in November 2020, resulting in an effective interest rate of 16%. The balance outstanding at April 30, 2020 was $61,673.

B.	Note Payable to Shopify Capital

In August 2019, Rotor Riot entered into an agreement with Shopify Capital under which it sold $176,000 of “Purchased Receivables” for total consideration of $160,000. Shopify Capital is an affiliate of Shopify, Inc. which provides sales software and services to the Company. The Company processes customer transactions ordered on its e-commerce site through Shopify which will retain 14% of daily receipts until a total of $176,000 is retained. The balance outstanding at April 30, 2020 was $7,875.

C.	Note Payable to Race Day Quads

During 2019, Rotor Riot purchased inventory from Race Day Quads (“RDQ”), an online retailer of drone racing parts. The owner of Race Day Quads acquired a Membership Interest in Rotor Riot in March 2019. In October 2019, RDQ agreed to allow Rotor Riot to pay for $82,141 of inventory purchases on an installment basis through June 2020. The balance outstanding at January 31, 2020 was $49,223. The Company has been in discussions with RDQ regarding the payment of the remaining balance.

Note 5 – Due to Related Party

BRIT, LLC, formally known as Brains Riding in Tanks, LLC, was the largest shareholder of Rotor Riot. Following the Merger, BRIT is a significant shareholder in the Company. The controlling shareholder of BRIT is now employed in a management role with the Company.

A.	Note Payable to BRIT, LLC

Under the terms of the Merger Agreement, the Company issued a promissory note to BRIT, LLC in the principal amount of $175,000. The promissory note bears interest at 4.75% annually and requires $3,500 of the principal amount to be paid monthly. The outstanding principal amount and all accrued interest is due on the earlier of (a) January 23, 2021 or (b) the closing of an equity offering by the Company of at least $3,500,000. The balance outstanding at April 30, 2020 totaled $164,234. In addition, accrued interest totaled $2,232 at April 30, 2020.

B.	Obligations of BRIT, LLC

BRIT incurred certain financial obligations in support of the operations of Rotor Riot which the Company has agreed to assume responsibility to pay. The total amount assumed was $167,939 which equals the balance outstanding at January 31, 2020. These obligations bear interest at annual rates ranging from 7.5% to 21.74%. The outstanding balance of these assumed obligations totaled $72,299 at April 30, 2020.

F-27

Note 6 – Convertible Debentures

In November 2019 we issued a convertible note in the principal amount of $300,000 to one accredited investor and in December 2019 we issued a convertible note in the principal amount of $125,000 to a director and a convertible note in the principal amount of $25,000 to our chief executive officer (collectively, the “Notes”). The Notes have a term of 2 years and bear interest at a rate of 12% which accrues and is payable in full when the Notes mature. Interest on the Notes may be paid in cash or in shares of common stock of the Company at the Conversion Price (as defined below).The Notes are convertible into shares of common stock at the holder’s sole discretion as follows: (A) prior to consummating an equity financing which generates gross proceeds of not less than $3,000,000 (a “Qualified Offering”), then at the 30 day volume weighted average of the closing price of a share of our common stock as listed or quoted on the market in which the shares are then traded or listed, or (B) after we have consummated a Qualified Offering, at 40% of the price per share of common stock sold in the Qualified Offering (the “Conversion Price”) . We may, upon 10 business days advance notice, elect to pre-pay the Note, including all accrued interest, in whole or in part, provided that any such prepayment prior to the one-year anniversary of the Note issuance shall be at a price equal to 112% of the then outstanding original principal amount. Upon an event of default, as described in the Notes, the outstanding principal and interest shall become immediately due and payable. Additionally, under the Note, unless waived by the holder, the holder shall not be entitled to convert the Note if such conversion would result in beneficial ownership by the holder and its affiliates of more than 9.99% of the outstanding shares of common stock of the Company on such date. Based on the Company’s results since inception, both on an operating and capital raising basis, we believe that it is more likely than not that the Company will not be able to complete an equity financing of at least $3,000,000 during the term of the Notes. In addition, we do not believe that the Company will be able to pre-pay the Notes prior to the one year anniversary of their issuance. Based on these conclusions, the Company has not recognized a beneficial conversion feature or a derivative liability in connection with the convertible debentures.

Note 7 - Income Taxes

Our operating subsidiary is incorporated and based in Puerto Rico which is a commonwealth of the United States. We are not subject to taxation by the United States as Puerto Rico has its own taxing authority which passed the Export Services Act, also known as Act 20, in 2012. Under Act 20, eligible businesses are subject to a special corporate tax rate of 4%. Since inception, we have incurred net losses in each year of operations. Our current provision for the reporting periods presented in these financial statements consisted of a tax benefit against which we applied a full valuation allowance, resulting in no current provision for income taxes. In addition, there was no deferred provision for any of these reporting periods.

At April 30, 2020 and 2019, we had accumulated deficits of approximately $2,600,000 and $972,000, respectively. Deferred tax assets related to the future benefit of these net operating losses for tax purposes totaled approximately $104,000 and $39,000, respectively, based on the Act 20 rate of 4%.  Currently, we focus on projected future taxable income in evaluating whether it is more likely than not that these deferred assets will be realized. Based on the fact that we have not generated an operating profit since inception, we have applied a full valuation allowance against our deferred tax assets at January 31, 2020 and April 30, 2019.

Note 8 – Common Stock

We are authorized to issue 500,000,000 shares of common stock. Each share of common stock is entitled to one vote.

Note 9 – Preferred Stock

Our Series A Preferred Stock (“Series A Stock”) is convertible to common stock at a ratio of 8.33 shares of common stock for each share of Series A Stock, and votes together with the common stock on an as-converted basis. The Series A Preferred Stock was originally issued under the Securities Exchange Agreement, as further described in Note 1. The Series A Stock was automatically converted into shares of common stock upon the effectiveness of our reverse stock split in August 2019, except for 208,704 shares which were subject to a limitation on the number of shares of common stock that can be held by the holder of those shares of Series A Stock.

Our Series B Preferred Stock (“Series B Stock”) is convertible into common stock at a ratio of 0.8334 shares of common stock for each share of Series B Stock held and votes together with the common stock on an as-converted basis. The Series B Preferred Stock was originally issued under the Exchange Agreement, as further described in Note 1. Conversions of Series B Stock into Common Stock are as follows:

F-28

Date	Series B	Common Stock
July 2019	240,000	200,000
November 2019	60,000	50,000
December 2019	231,022	192,519

Note 10 - Warrants

In May 2019, as part of the Share Exchange Agreement, we issued warrants to purchase 469,874 shares of common stock at an exercise price of $0.324 per share of common stock. The value of these warrants was considered to be a nominal amount at the time of issuance. In September 2019, we received $152,239 in connection with the exercise of these warrants. We also assumed a fully vested, restricted stock unit agreement requiring the issuance of 41,667 shares of common stock in May 2021, as well as a warrant to purchase 5,556 shares of common stock at an exercise price of $60.00 per share. This warrant expires in March 2021.

Note 11 – Share Based Awards

Effective August 2019, shareholders approved the 2019 Equity Incentive Plan (the “Plan”) which allows us to incentivize key employees, consultants, and directors with long term compensation awards such as stock options, restricted stock, and restricted stock units (collectively, the “Awards”). The number of shares issuable in connection with Awards under the Plan may not exceed 8,750,000.

A.	October 2019 Issuances

In October 2019, we issued options to purchase 350,000 shares of common stock valued at $477,500. Options to purchase 200,000 shares vest ratably over a 2 year period and expire in October 2029. Options to purchase 150,000 shares vest ratably over a 3 year period and expire in October 2024. All of the options were issued at an exercise price of $2.10 which equaled the stock price on the date of issuance. We used the Black-Scholes Model to estimate the fair value of the stock options issued using the following assumptions: (i) expected volatility – 75%, (ii) risk free interest rate – 1.59% or 1.74%, (iii) expected life – 5 or 10 years, and (iv) expected dividend yield of 0%.

B.	January 2020 Issuances

In January 2020, we issued options to purchase 1,100,000 shares of common stock exercisable at $0.82 vesting quarterly over a 3 year period. These options were valued at $707,300. We also issued options to purchase 147,475 shares of common stock exercisable at $0.82. These options were valued at $94,826 and were vested in full upon issuance. All of these options were issued at an exercise price which equaled the stock price on the date of issuance. We used the Black-Scholes Model to estimate the fair value of the stock options issued using the following assumptions: (i) expected volatility – 75%, (ii) risk free interest rate – 1.74%, (iii) expected life – 10 years, and (iv) expected dividend yield of zero.

C.	Summary

Compensation expense recognized during the year ended April 30, 2020 was 269,895, of which $213,959 was included in general and administrative expenses and $55,936 was included in research and development expenses. There was no compensation expense recognized during the year ended April 30, 2019.

Options exercisable as of January 31, 2020 totaled 339,142. The remaining weighted average contractual term of the options outstanding at October 31, 2019 was 9.22 years. The aggregate intrinsic value of outstanding options, representing the excess of the stock price at April 30, 2020 of $1.50 over the exercise price of each option, was $848,283 at April 30, 2020.

F-29

Note 12 - Related-Party Transactions

Shares Issued for Services – In May 2019, we issued 1,570 shares of common stock valued at $70,000 to a shareholder for legal services provided to us. In April 2020, we issued 150,000 shares of common stock with a fair market value of $204,000 to a different law firm for services provided to us.

Office Lease – We rented space from our Chief Executive Officer during the fiscal year ended April 30, 2019 and made payments totaling $8,100.

Convertible Note Financing – In December 2019, we completed a convertible note financing with a member of the Board of Directors for $125,000 and with our Chief Executive Officer for $25,000. See Note 6 for details on the terms of the transaction.

Note 13 - Subsequent Events

Subsequent events have been evaluated through the date of this filing and there are no subsequent events which require disclosure.

F-30

Note: The following Fat Shark Holdings 9/30/2020 statements and footnotes are not audited or reviewed by our independent accountant. They are presented here for illustrative purposes only to accompany the Pro Forma Statements but have not been subject to audit or review procedures and are presented by management only for illustrative purposes.

FAT SHARK HOLDINGS
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	September 30,
	2020	2019
ASSETS
Current Assets
Cash and equivalents	$237,560	$362,022
Accounts receivable, net	185,656	404,987
Inventory	276,297	556,042
Other	416,863	5,575
Total Current Assets	1,116,376	1,328,626

Other	105,000	$55,000

TOTAL ASSETS	$1,221,376	$1,383,626

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$258,514	$792,314
Accrued Expenses	48,478	35,370
Customer deposits	40,249	$0
	347,241	827,684

Notes Payable	936,271	$936,271
Commitments and contingencies

Stockholders' Equity
Preferred Stock - 700,000 shares authorized and outstanding	35,000	35,000
Common Stock - 500 million shares authorized; zero shares outstanding	0	0
Additional paid-in capital	1,200	1,200
Accumulated deficit	(98,336)	(416,529)
Total Stockholders' Equity	(62,136)	(380,329)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,221,376	$1,383,626

See accompanying notes.

F-31

FAT SHARK HOLDINGS
Condensed Consolidated Statements Of Operations
(Unaudited)

	Period ended September 30,
	2020	2019
Revenues	$4,436,439	$5,597,234

Cost of goods sold	3,463,995	4,355,218

Gross Margin	972,444	1,242,016

Operating Expenses
Operations	119,063	202,829
Research and development	207,514	328,628
Sales and marketing	57,678	67,901
General and administrative	280,562	402,982
Total operating expenses	664,817	1,002,340
Operating income	307,627	239,676

Provision for income taxes	—	—

Net income	$307,627	$239,676

F-32

FAT SHARK HOLDINGS
Condensed Consolidated Cash Flows Statements
(Unaudited)

	Period ended September 30,
	2020	2019
Cash Flows from Operating Activities
Net income	$307,626	$239,676
Adjustments to reconcile net income to net cash from operations:
Forgiveness of note receivable	(50,000)	—
Opening Equity	—	(4,000)
Changes in operating assets and liabilities
Accounts receivable	313,819	175,716
Inventory	203,125	375,862
Other current assets	(271,338)	(5,575)
Accounts payable	(697,195)	(127,162)
Accrued expenses	8,461	391
Customer deposits	(90,289)	(83,722)
Net cash (used in) provided by operating activities	(275,791)	571,186

Cash Flows from Investing Activities	—	—

Cash Flows from Financing Activities
Repurchase of common stock	—	(30,000)
Payments under notes payable	—	(863,729)
Net cash used in financing activities	—	(893,729)

Net decrease in cash	(275,791)	(322,543)
Cash, beginning of period	513,351	412,320
Cash, end of period	$237,560	$89,777

Cash paid for interest and taxes	—	—

See accompanying notes.

F-33

FAT SHARK HOLDINGS
Condensed Consolidated Stockholders' Equity Statements
(Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balances, December 31, 2018	700,000	$35,000	300,000	$15,000	$16,200	$(656,205)	$(590,005)

Repurchase of common stock			(300,000)	(15,000)	(15,000)		(30,000)

Net Income						239,676	239,676

Balances, September 30, 2019	700,000	35,000	—	—	1,200	(416,529)	(380,329)

Balances, December 31, 2019	700,000	35,000	—	—	1,200	(405,963)	(369,763)

Net income						307,627	307,627

Balances, September 30, 2020	700,000	35,000	—	—	1,200	(98,336)	(62,136)

F-34

FAT SHARK HOLDINGS

Notes to Condensed Consolidated Financial Statements

September 30, 2020 and 2019

(unaudited)

Our unaudited interim condensed consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, the unaudited interim condensed consolidated financial statements reflect all adjustments of a normal recurring nature that are necessary for a fair presentation of the results for the interim periods presented. Interim results are not necessarily indicative of results for a full year.

Note 1 – The Business

The Company was founded in 2007. The Company’s primary business is the sale of consumer electronics products to the first-person view (FPV) sector of the drone industry. Fat Shark’s flagship products are headsets with a built in display (or “goggles”) that allow a pilot to see a real-time video feed from a camera mounted on an aerial platform. The Company is also developing Shark Byte, a digital video downlink to allow for the low latency transmission from the camera on the drone. This technology is designed to replace the analog platforms currently used for FPV.

Principles of Consolidation – The condensed consolidated financial statements include the accounts of our wholly owned subsidiaries, Fat Shark Tech Ltd. Inc. and Fat Shark Technology SEZC. Intercompany transactions and balances have been eliminated.

Note 2 – Summary of Significant Accounting Policies

Basis of Accounting – The financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles (“GAAP”).

Use of Estimates – The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash – Cash balances at September 30, 2020 and 2019 totaled $237,560 and $362,022, respectively, and were held across multiple commercial banks and financial services companies. We have not experienced any loss on these accounts and believe they are not exposed to any significant credit risk.

Leases – Leases at September 30, 2020 and 2019 are short term in nature and do not require accounting under the lease accounting standards.

Revenue Recognition – The Company recognizes revenue in accordance with ASC 606, “Revenue from Contracts with Customers”, issued by the Financial Accounting Standards Board (“FASB”). This standard includes a comprehensive evaluation of factors to be considered regarding revenue recognition including (i) identifying the promised goods, (ii) evaluating performance obligations, (iii) measuring the transaction price, (iv) allocating the transaction price to the performance obligations if there are multiple components, and (v) recognizing revenue as each obligation is satisfied. The Company’s revenue transactions include a single component, specifically, the shipment of goods to customers based upon orders. Most customers pay at the time the order is ready to be shipped and the Company recognizes revenue upon shipment. The timing of the shipment of orders can vary considerably depending upon whether an order is for an item normally maintained in inventory or an order that is in the process of being manufactured. Customer deposits totaled $40,249 and $0 at September 30, 2020 and 2019, respectively.

F-35

Research and Development – Research and development expenses include payroll, contractor costs, prototyping costs, and other material purchases associated with product development. Research and development expenses also include third-party development costs. Costs related to software and hardware development are included in research and development expenses until production validation testing (PVT) is completed. For our hardware products, this is the step just prior to mass production and sales. Once technological feasibility is reached, such costs will be capitalized and amortized over the estimated lives of the products.

Income Taxes – Fat Shark Holdings, Fat Shark Tech LTD and Fat Shark Technology SEZC all operate exclusively in the jurisdiction of the Cayman Islands. The operating jurisdiction does not charge income taxes and none of the companies create tax nexus with any jurisdictions which would claim income tax.

Recent Accounting Pronouncements – Management does not believe that recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying condensed consolidated financial statements.

Related Parties – Parties are considered to be related if they have control or significant influence, directly or indirectly, over us, including key management personnel and members of the Board of Directors. Related Party transactions are disclosed in Note 4.

Note 2 – Notes Payable

In connection with its initial capitalization, the Company entered into an agreement with its sole shareholder to secure up to $2,000,000 in debt financing. The agreement provides for an interest rate of 1% annually and a term of twenty years. The Company borrowed $100,000 in July 2017 and an additional $1,700,000 in September 2017. In May 2019, the Company made a payment of $507,912 and in August 2019, the Company made an additional payment of $355,817. The principal balance and accrued interest totaled $978,841 at September 30, 2020. Interest expense totaled $7,028 and $0 for the years ended September 30, 2020 and 2019, respectively. In connection with the acquisition of the Company in November 2020, the Note was forgiven. See Note 5 for further information.

Note 3 – Stockholders’ Equity

Common Stock

There are 300,000 shares of common stock authorized for issuance by Fat Shark with each share having a par value of $0.05 per share and entitled to one vote. A total of 30,000 shares were issued in September 2017 for $30,000. These shares were repurchased in February 2019. No shares of Fat Shark common stock were outstanding at September 30, 2020.

Fat Shark holds 100 shares of the common stock of each of its subsidiaries which it acquired for a total cost of $200. This amount is included in additional paid in capital.

Preferred Stock

There are 700,000 shares of preferred stock authorized for issuance with each share having a par value of $0.05 per share and entitled to one vote.

F-36

Note 4 – Related Party Transactions

The Company completed transactions in 2020 and 2019 with entities controlled by the spouse of the Company’s sole shareholder. These include:

•	Purchases of Finished Goods from Shenzhen Fat Shark Electronics Co., Ltd which totaled $3,180,009 and $3,527,259 for the nine months ended September 30, 2020 and 2019, respectively.

•	Retail Partner sales of finished goods to Direct FPV Ltd for importation and distribution of products inside of mainland China. Sales totaled $672,230 and $960,528 for the nine months ended September 30, 2020 and 20119 respectively.

•	Administrative and logistics services from AceccTV which totaled $43,445 and $81,297 for the nine months ended September 30, 2020 and 2019, respectively.

•	Purchases of Finished Goods from AceccTV which totaled $3,750 and $225,950 for the nine months ended September 30, 2020 and 2019, respectively.

In June 2020, Fat Shark Technology SEZC entered into an unsecured term note agreement to loan Doctor Goggle SEZC US$50,000. The agreement provides for an interest rate of 3% annually and a term of twenty years. In connection with the acquisition of the Company in November 2020, the Note was forgiven. See Note 5 for further information.

Note 5 – Subsequent Events

Subsequent events have been evaluated through the date of this filing.

On November 2, 2020, the Company was acquired by Red Cat Holdings, a Puerto Rico based company. Under the terms of the agreement, Red Cat acquired 100% of the Company’s outstanding equity and issued to the Company’s sole shareholder consideration totaling (i) 5,227,223 shares of common stock of Red Cat, (ii) a cash payment of $250,000, and (iii) a promissory note for $1,500,000. The promissory note bears interest at 3%, and the entire principal and accrued interest is due on November 1, 2023.

F-37

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Fat Shark Holdings

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Fat Shark Holdings as of December 31, 2019 and 2018, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s Liabilities exceeding Assets raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company's auditor since 2020

Lakewood, CO

December 2, 2020

F-38

FAT SHARK HOLDINGS
Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2019	2018
ASSETS
Current Assets
Cash and equivalents	$513,351	$412,320
Accounts receivable	$499,475	$842,078
Inventory	$479,422	$927,904
Other	145,525
Total Current Assets	1,637,773	2,182,302

Other	$55,000	$55,000

TOTAL ASSETS	$1,692,773	$2,237,302

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$955,711	$919,477
Accrued Expenses	40,016	24,108
Customer deposits	$130,538	$83,722
	1,126,265	1,027,307

Notes Payable	$936,271	$1,800,000
Commitments and contingencies

Stockholders' Equity
Preferred Stock - 700,000 shares authorized and outstanding	$35,000	$35,000
Common Stock - 500 million shares authorized; zero and 300,000 shares outstanding, respectively	0	15,000
Additional paid-in capital	1,200	16,200
Accumulated deficit	(405,963)	(656,205)
Total Stockholders' Equity	(369,763)	(590,005)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,692,773	$2,237,302

See accompanying notes.

F-39

FAT SHARK HOLDINGS
Condensed Consolidated Statements Of Operations

	Year ended December 31,
	2019	2018
Revenues	$7,298,640	$9,385,135

Cost of goods sold	$5,799,156	$7,824,207

Gross Margin	1,499,484	1,560,928

Operating Expenses
Research and development	391,741	799,531
Sales and marketing	180,496	447,848
General and administrative	677,005	766,429
Total operating expenses	1,249,242	2,013,808
Operating income (loss)	250,242	(452,880)

Provision for income taxes	$—	$—

Net income (loss)	$250,242	$(452,880)

F-40

FAT SHARK HOLDINGS
Condensed Consolidated Cash Flows Statements

	Year ended December 31,
	2019	2018
Cash Flows from Operating Activities
Net income (loss)	$250,242	$(452,880)
Adjustments to reconcile net income (loss) to net cash from operations:
Changes in operating assets and liabilities
Accounts receivable	$342,603	$(722,217)
Inventory	$448,482	$14,782
Other current assets	$(145,525)	$8,000
Accounts payable	36,234	625,572
Accrued expenses	$15,908	$20,970
Customer deposits	$46,816	$35,163
Net cash provided by (used in) operating activities	994,760	(470,610)

Cash Flows from Investing Activities	—	—

Cash Flows from Financing Activities
Repurchase of common stock	$(30,000)	$—
Payments under notes payable	(863,729)	—
Net cash used in financing activities	(893,729)	—

Net increase (decrease) in cash	101,031	(470,610)
Cash, beginning of period	412,320	882,930
Cash, end of period	$513,351	$412,320

Cash paid for interest and taxes	—	—

See accompanying notes.

F-41

FAT SHARK HOLDINGS
Condensed Consolidated Stockholders' Equity Statements

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balances, December 31, 2017	700,000	$35,000	300,000	$15,000	$16,200	$(203,325)	$(137,125)

Issuance of common stock							—

Net Loss						$(452,880)	$(452,880)

Balances, December 31, 2018	700,000	$35,000	300,000	$15,000	$16,200	$(656,205)	$(590,005)

Repurchase of common stock			(300,000)	$(15,000)	$(15,000)		$(30,000)

Net income						$250,242	$250,242

Balances, December 31, 2019	700,000	$35,000	0	$0	$1,200	$(405,963)	$(369,763)

F-42

FAT SHARK HOLDINGS

Notes to Condensed Consolidated Financial Statements

December 31, 2019 and 2018

Note 1 – The Business

Fat Shark Holdings (“Fat Shark” or the “Company”) was founded in 2007. The Company’s primary business is the sale of consumer electronics products to the first-person view (FPV) sector of the drone industry. Fat Shark’s flagship products are headsets with a built in display (or “goggles”) that allow a pilot to see a real-time video feed from a camera mounted on an aerial platform. The Company is also developing Shark Byte, a digital video downlink to allow for the low latency transmission from the camera on the drone. This technology is designed to replace the analog platforms currently used for FPV.

Principles of Consolidation – The condensed consolidated financial statements include the accounts of our wholly owned subsidiaries, Fat Shark Tech Ltd. Inc. and Fat Shark Technology SEZC. Intercompany transactions and balances have been eliminated.

Note 2 – Summary of Significant Accounting Policies

Basis of Accounting – The financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles (“GAAP”).

Use of Estimates – The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash – Cash balances at December 31, 2019 and 2018 totaled $513,351 and $412,320, respectively, and were held across multiple commercial banks and financial services companies. We have not experienced any loss on these accounts and believe they are not exposed to any significant credit risk.

Leases – Leases at December 31, 2019 and 2018 are short term in nature and do not require accounting under the lease accounting standards.

Revenue Recognition – The Company recognizes revenue in accordance with ASC 606, “Revenue from Contracts with Customers”, issued by the Financial Accounting Standards Board (“FASB”). This standard includes a comprehensive evaluation of factors to be considered regarding revenue recognition including (i) identifying the promised goods, (ii) evaluating performance obligations, (iii) measuring the transaction price, (iv) allocating the transaction price to the performance obligations if there are multiple components, and (v) recognizing revenue as each obligation is satisfied. The Company’s revenue transactions include a single component, specifically, the shipment of goods to customers based upon orders. Most customers pay at the time the order is ready to be shipped and the Company recognizes revenue upon shipment. The timing of the shipment of orders can vary considerably depending upon whether an order is for an item normally maintained in inventory or an order that is in the process of being manufactured. Customer deposits totaled $130,538 and $83,722 at December 31, 2019 and 2018, respectively.

Research and Development – Research and development expenses include payroll, contractor costs, prototyping costs, and other material purchases associated with product development. Research and development expenses also include third-party development costs. Costs related to software and hardware development are included in research and development expenses until production validation testing (PVT) is completed. For our hardware products, this is the step just prior to mass production and sales. Once technological feasibility is reached, such costs will be capitalized and amortized over the estimated lives of the products.

Income Taxes – Fat Shark Holdings, Fat Shark Tech LTD and Fat Shark Technology SEZC all operate exclusively in the jurisdiction of the Cayman Islands. The operating jurisdiction does not charge income taxes and none of the companies create tax nexus with any jurisdictions which would claim income tax.

Recent Accounting Pronouncements – Management does not believe that recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying condensed consolidated financial statements.

F-43

Related Parties – Parties are considered to be related if they have control or significant influence, directly or indirectly, over us, including key management personnel and members of the Board of Directors. Related Party transactions are disclosed in Note 4.

Note 2 – Notes Payable

In connection with its initial capitalization, the Company entered into an agreement with its sole shareholder to secure up to $2,000,000 in debt financing. The agreement provides for an interest rate of 1% annually and a term of twenty years. The Company borrowed $100,000 in July 2017 and an additional $1,700,000 in September 2017. In May 2019, the Company made a payment of $507,912 and in August 2019, the Company made an additional payment of $355,817. The principal balance and accrued interest totaled $936,271 and $35,542, respectively, at December 31, 2019. Interest expense totaled $13,230 and $22,312 for the years ended December 31, 2019 and 2018, respectively. In connection with the acquisition of the Company in November 2020, the Note was forgiven. See Note 5 for further information.

Note 3 – Stockholders’ Equity

Common Stock

There are 300,000 shares of common stock authorized for issuance by Fat Shark with each share having a par value of $0.05 per share and entitled to one vote. A total of 30,000 shares were issued in September 2017 for $30,000. These shares were repurchased in February 2019. No shares of Fat Shark common stock were outstanding at December 31, 2019.

Fat Shark holds 100 shares of the common stock of each of its subsidiaries which it acquired for a total cost of $200. This amount is included in additional paid in capital.

Preferred Stock

There are 700,000 shares of preferred stock authorized for issuance with each share having a par value of $0.05 per share and entitled to one vote.

Note 4 – Related Party Transactions

The Company completed transactions in 2019 and 2018 with entities controlled by the spouse of the Company’s sole shareholder. These include:

•	Purchases of Finished Goods from Shenzhen Fat Shark Electronics Co., Ltd which totaled $7,537,717 and $5,243,657 in 2019 and 2018, respectively.

•	Retail Partner sales of finished goods to Direct FPV Ltd for importation and distribution of products inside of mainland China. Sales totaled $333,161 and $1,177,642 in 2019 and 2018, respectively.

•	Administrative and logistics services – from AceccTV which totaled $127,222 and $189,478 in 2019 and 2018, respectively.

Note 5 – Subsequent Events

Subsequent events have been evaluated through the date of this filing.

On November 2, 2020, the Company was acquired by Red Cat Holdings, a Puerto Rico based company. Under the terms of the agreement, Red Cat acquired 100% of the Company’s outstanding equity and issued to the Company’s sole shareholder consideration totaling (i) 5,227,223 shares of common stock of Red Cat, (ii) a cash payment of $250,000, and (iii) a promissory note for $1,500,000. The promissory note bears interest at 3%, and the entire principal and accrued interest is due on November 1, 2023.

F-44

Note – the pro forma combined balance sheets and statements of operations of the Company presented as of September 30, 2020 have not been audited or reviewed by our independent accounting firm. This pro forma combined financial information is for illustrative purposes only. The combined companies may have reported different operating results if they had actually been combined for the periods presented.

Red Cat Holdings, Inc.
Pro Forma Balance Sheet
As of September 30, 2020
(unaudited)

	Red Cat	Fat Shark	Adjustments	Pro-Forma
ASSETS
Current Assets
Cash and equivalents	$446,912	$237,560	$0	$684,472
Accounts receivable	$0	$185,656	$0	$185,656
Inventory	$168,181	$276,297	$0	$444,478
Goodwill	$2,466,073	$0	$7,226,941	$9,693,014
Other	0	416,863		$416,863
Total Current Assets	3,081,166	1,116,376	7,226,941	$11,424,483

Other	23,853	105,000	$0	$128,853

TOTAL ASSETS	$3,105,019	$1,221,376	$7,226,941	$11,553,336

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$295,300	$258,514	$0	$553,814
Accrued Expenses	163,661	48,478	0	$212,139
Customer deposits	77,053	40,249	$0	$117,302
	536,014	347,241	0	$883,255

Notes Payable	1,533,467	936,271	$563,729	$3,033,467

Stockholders' Equity
Preferred Stock	38,903	35,000	$(35,000)	$38,903
Common stock	20,011	0	5,227	$25,238
Additional paid-in capital	4,246,412	1,200	6,848,399	$11,096,011
Accumulated deficit	(3,269,788)	(98,336)	(155,414)	$(3,523,538)
Total Stockholders' Equity	1,035,538	(62,136)	6,663,212	$7,636,614
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,105,019	$1,221,376	$7,226,941	$11,553,336

See accompanying notes.

Adjustments:
1. The transaction included (a) the issuance of 5,227,223 shares of common stock with a fair value of $6,351,076, (b) a cash payment of $250,000, and (c ) the issuance of a promissory note in the amount of $1,500,000.
2. The sole shareholder of Fat Shark forgave a Promissory Note in the amount of $936,271 prior to the closing of the transaction.
3. The Company has not yet completed an allocation of the purchase price, and therefore has reported the excess of the purchase price over the net tangible assets acquired as Intangible assets. The Company expects to complete a formal valuation of the intangible assets acquired, including Customer Relationships and Brand Name.

F-45

Red Cat Holdings, Inc.
Pro Forma Statement of Operations
Year ended December 31, 2019
(Unaudited)

	Red Cat	Fat Shark	Adjustments	Pro-Forma
Revenues	$—	$7,298,640	$—	$7,298,640

Cost of goods sold	$—	5,799,156	$—	$5,799,156

Gross Margin	$—	1,499,484	$—	$1,499,484

Operating Expenses
Research and development	519,467	391,741	$—	$911,208
Sales and marketing	$—	180,496	$—	$180,496
General and administrative	531,964	677,005	100,000	$1,308,969
Total operating expenses	1,051,431	1,249,242	100,000	$2,400,673
Operating income (loss)	(1,051,431)	250,242	(100,000)	$(901,189)

Interest expense	$—	0	$45,000	$45,000
Provision for income taxes	$—	$—	$—
Other expense, net	$—	$—	$45,000	$45,000

Net income (loss)	$(1,051,431)	$250,242	$(145,000)	$(946,189)

See accompanying notes.

Adjustments:
1. $145,000 adjustment reflects (a) full year of interest totaling $45,000 on promissory note for $1,500,000 bearing interest at 3% which was issued in connection with the acquisition and (b) $100,000 of additional payroll costs associated with additional personnel required.
2. An adjustment for the amortization of intangible assets acquired in connection with the transaction have not been included as a purchase price allocation has not been completed and an estimate of the value of amortizable intangible assets is not determinable at this time.

F-46

Red Cat Holdings, Inc.
Pro Forma Statement of Operations
Nine months ended September 30, 2020
(Unaudited)

	Red Cat	Fat Shark	Adjustments	Pro-Forma
Revenues	$1,216,986	$4,436,439	$—	$5,653,425

Cost of goods sold	$794,871	3,463,995	$—	$4,258,866

Gross Margin	422,115	972,444	$—	$1,394,559

Operating Expenses
Operations	84,876	119,063	0	$203,939
Research and development	141,401	207,514	0	$348,915
Sales and marketing	26,917	57,678	0	$84,595
General and administrative	1,482,670	280,562	75,000	$1,838,232
Total operating expenses	1,735,864	664,817	75,000	$2,475,681
Operating income (loss)	(1,313,749)	307,627	(75,000)	$(1,081,122)

Interest expense	$93,811	0	$33,750	$127,561
Provision for income taxes	$—	$—	$—	$—
Other expense, net	$93,811	$—	$33,750	$127,561

Net income (loss)	$(1,407,560)	$307,627	$(108,750)	$(1,208,683)

See accompanying notes.

Adjustments:
1. $108,750 adjustment reflects (a) nine months of interest totaling $33,750 on promissory note for $1,500,000 bearing interest at 3% which was issued in connection with the acquisition and (b) $75,000 of additional payroll costs associated with additional personnel required.
2. An adjustment for the amortization of intangible assets acquired in connection with the transaction have not been included as a purchase price allocation has not been completed and an estimate of the value of amortizable intangible assets is not determinable at this time.

F-47

Red Cat Holdings, Inc.

Notes to the Unaudited Pro Forma Combined Financial Statements

On November 2, 2020, Red Cat Holdings, Inc. (the “Company” or “Red Cat”) completed the acquisition (the “Acquisition”) of Fat Shark Holdings (“Fat Shark”).

1.	Basis of Presentation

The unaudited pro forma condensed combined Balance Sheet and Statement of Operations of Red Cat and Fat Shark have been derived from the historical accounting records of each entity. The historical financial information has been evaluated to determine whether there should be any pro-forma adjustments recorded to reflect events that are directly attributable to the Acquisition, factually supportable, and expected to have a continuing effect on the Company’s results of operations. The pro-forma Balance Sheet and Statement of Operations present the Acquisition as if it had been consummated as of January 1, 2018.

The unaudited pro forma combined financial information is for illustrative purposes only. The combined company may have reported different operating results if they had actually been combined for the periods presented. These pro-forma combined financial statements should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined companies may realize after the Acquisition.

2.	Accounting Periods Presented

The unaudited pro forma combined Balance Sheet is being reported based upon September 30, 2020 because the Balance Sheet of Fat Shark was audited as of such date. The unaudited pro forma combined Statements of Operation are being reported for the twelve months ended December 31, 2019 and for the nine months ended September 30, 2020 because the Statements of Operations for Fat Shark were audited for such periods. The Balance Sheet and Statements of Operations for Red Cat are based on these dates and reporting periods.

F-48

Independent Auditor’s Report

April 7, 2020

To the shareholders and the board of directors of Rotor Riot, LLC

Report on the Financial Statements
We have audited the accompanying financial statements of Rotor Riot, LLC which comprise the Balance sheets as of December 31, 2019 and 2018, and the related Statement of Operations, Statement of Stockholders’ equity (deficit) and cash flows for the years then ended and the related notes to the financial statements.

Going Concern Uncertainty
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s lack of liquidity and operating losses raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examination, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rotor Riot, LLC as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Certified Public Accountants

Lakewood, Colorado

F-49

Rotor Riot, LLC
Balance Sheets

	December 31,	December 31,
	2019	2018
ASSETS
Current Assets
Cash	$33,511	$—
Accounts receivable	28,500	—
Total Current Assets	62,011	—

Inventory	159,057	—
Other assets	3,853	1,000
Fixed assets, net	—	12,500
Intangible assets, net	102,500	102,500
TOTAL ASSETS	$327,421	$116,000

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable	$108,813	$—
Accrued Expenses	34,445	—
Sales taxes payable	11,563	—
Due to BRIT LLC	175,000	200,000
Note payable - PayPal	87,297
Note payable - Flite Test	—	150,000
Note payable - Shopify Capital	79,260	—
Note payable - Race Day Quads	67,223	—
Total Current Liabilities	563,601	350,000

Commitments and contingencies

Members' Equity
Cumulative contributions	151,000	1,000
Cumulative earnings	13,143	102,793
Cumulative distributions	(400,323)	(337,793)
Total Members' Equity	(236,180)	(234,000)
TOTAL LIABILITIES AND MEMBERS' EQUITY	$327,421	$116,000

See accompanying notes.

F-50

ROTOR RIOT, LLC
Statements of Operations

	Year ended December 31,
	2019	2018
Revenues	$1,897,352	$150,410

Cost of Revenues	1,388,291	—

Gross Margin	509,061	150,410

Expenses
Sales and marketing	62,980	—
General and administrative	535,731	112,500
Total expenses	598,711	112,500

Net income (loss) before income taxes	(89,650)	37,910

Provision for income taxes	—	—

Net Loss	$(89,650)	$37,910

See accompanying notes.

F-51

ROTOR RIOT, LLC
Statements of Members' Equity

	Cumulative	Cumulative	Cumulative	Total Members'
	Contributions	Earnings	Distributions	Equity
Balances, January 1, 2018	$1,000	$64,883	$(187,383)	$(121,500)

Net income		37,910	—	37,910

Distributions			(150,410)	(150,410)

Balances, December 31, 2018	$1,000	$102,793	$(337,793)	$(234,000)

Contributions	150,000	—		$150,000

Net income		(89,650)	—	(89,650)

Distributions			(62,530)	(62,530)

Balances, December 31, 2019	$151,000	$13,143	$(400,323)	$(236,180)

See accompanying notes.

F-52

Rotor Riot, LLC
Statements of Cash Flows

	Years ended December 31,
	2019	2018
Cash Flows from Operating Activities
Net income (loss)	$(89,650)	$37,910
Depreciation	$12,500	$12,500
Changes in operating assets and liabilities
Accounts receivable	(28,500)
Inventory	(159,057)	—
Other assets	(3,853)
Accounts payable	108,813	—
Accrued expense	34,445	—
Sales taxes payable	11,563	—
Net cash provided by (used in) operating activities	(113,739)	50,410

Net cash provided by investing activities	—	—

Cash Flows from Financing Activities
Payable to BRIT, LLC	(25,000)	100,000
Proceeds from notes payable	342,141
Payments on notes payable	(258,361)
Capital contributions	151,000
Distributions	(62,530)	(150,410)
Net cash provided by (used in) financing activities	147,250	(50,410)

Net increase in cash	33,511	—
Cash, beginning of period	—	—
Cash, end of period	$33,511	$—

Cash paid for interest and taxes	$—	$—

Noncash

See accompanying notes.

F-53

 Rotor Riot, LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2019 and 2018

Note 1 - The Business

Rotor Riot, LLC (the “Company”) was originally incorporated in December 2016. Until March 2019, the Company was primarily a licensor of certain technology that it acquired in December 2016 (see “Asset Purchase Agreement” below). In March 2019, the Company terminated the license agreement (see “License Agreement” below) and began selling commercial products in the drone marketplace, primarily focused on FPV (first person view). The Company primarily sells its products through an e-commerce site located at www.rotorriot.com.

Asset Purchase Agreement

In December 2016, the Company entered into an Asset Purchase Agreement with Flite Test, LLC under which it purchased the Rotor Riot trademark (the “Mark”), as well as various video content and products related to and/or bearing the Mark, including unmanned aircraft systems, components and accessories. The purchase price was $150,000, payable in the form of a non-interest bearing promissory note payable in full on December 31, 2021. The parties to the Asset Purchase Agreement agreed to the following allocation of the purchase price:

$20,000	Trademark
$16,000	Computer equipment
$11,500	Office furniture and equipment
$10,000	Video production equipment
$10,000	Inventory
$67,500	Tangible assets acquired
$82,500	Goodwill
$150,000	Total purchase price

License Agreement

In December 2016, the Company entered into a License Agreement under which it granted Flite Test, LLC an exclusive right to manufacture and sell products bearing the Rotor Riot trademark and to utilize the e-commerce platform located at www.rotorriot.com. The exclusivity period expired on the earlier of December 31, 2019 or the date on which the Promissory Note was paid in full. As consideration for the license granted, Flite Test agreed to pay royalties equal to 10% of net sales, payable upon collection of such sales. Royalties earned under the License Agreement totaled $150,410 in 2018. Royalties in 2019 totaled $24,031 before the Promissory Note was paid in full and this license agreement was terminated in March 2019.

Note 2 - Going Concern

The financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Management recognizes that we have a limited operating history and that our financial position raises substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts and the classification of liabilities that might be necessary should we be unable to continue as a going concern.

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We are presently seeking to address these going concern doubts through a number of actions including efforts to (a) raise capital through the public markets, (b) release additional commercial products and (c) pursue acquisitions of complementary, revenue generating companies which are accretive to our operating results. We can provide no assurance that any of these efforts will be successful or, that even if successful, that they will alleviate doubts about our ability to continue as a going concern.

Note 3 - Summary of Significant Accounting Policies

Basis of Accounting - The financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles (“GAAP”).

Use of Estimates – The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates reflected in these financial statements include those associated with the allocation of the purchase price under the Asset Purchase Agreement.

Revenue Recognition – The Company recognizes revenue in accordance with ASC 606, “Revenue from Contracts with Customers”, issued by the Financial Accounting Standards Board (“FASB”). This standard includes a comprehensive evaluation of factors to be considered regarding revenue recognition including (i) identifying the promised goods, (ii) evaluating performance obligations, (iii) measuring the transaction price, (iv) allocating the transaction price if there are multiple components to the performance obligation, and (v) recognizing revenue as each obligation is satisfied. The Company’s revenue transactions include a single component, specifically, the shipment of goods to customers as orders are received. Customers pay at the time they order and the Company recognizes revenue upon shipment which occurs quickly after the order is received.

Goodwill – Goodwill represents the excess of the purchase price of an acquisition over the estimated fair value of identifiable net assets acquired. The measurement periods for the valuation of assets acquired and liabilities assumed ends as soon as information on the facts and circumstances that existed as of the acquisition date becomes known, not to exceed 12 months. Adjustments in a purchase price allocation may require a change in the amounts allocated to goodwill during the periods in which the adjustments are determined.

We plan to perform an impairment test at the end of each fiscal year, or more frequently if indications of impairment arise. We have a single reporting unit, and consequently, evaluate goodwill for impairment based on an evaluation of the fair value of the Company as a whole.

Income Taxes – The Company elected to be treated as a disregarded entity for tax purposes for 2019 and 2018, resulting in any taxable income or loss being reported on the members’ personal return. As a result, there is no income tax provision or benefit, or any current or deferred tax assets or liabilities, reflected in these financial statements.

Recent Accounting Pronouncements - Management does not believe that recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on these financial statements.

Comprehensive Loss –During the years ended December 31, 2019 and 2018, there were no differences between net income (loss) and comprehensive income (loss). Therefore, the consolidated statements of comprehensive loss have been omitted.

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Related Parties – Parties are considered to be related if they have control or significant influence, directly or indirectly, over us, including key management personnel and members of the Board of Directors. Related Party transactions are disclosed in Note 10.

Note 4 – Fixed Assets

In connection with the Asset Purchase Agreement described in Note 1, the Company acquired $37,500 of fixed assets which were fully depreciated over a three year period ending on December 31, 2019.

Note 5 – Intangible Assets

In connection with the Asset Purchase Agreement described in Note 1, the Company recognized intangible assets associated with Trademarks for $20,000 and Goodwill for $82,500.

Note 6 – Payable to BRIT

Since inception, the Company has received certain operating support services from BRIT (Brains Riding in Tanks) which is the primary Member of the Company. Such services have been recognized as Management Fees and totaled $250,000 and $100,000 in 2019 and 2018, respectively. Balances owed at December 31, 2019 and 2018 totaled $175,000 and $200,000, respectively.

Note 7 – Note Payable to PayPal

In November 2019, the Company entered into an agreement with PayPal under which it borrowed $100,000. PayPal is an electronic commerce company that facilitates payments between parties through online funds transfers. The Company processes certain customer payments ordered on its e-commerce site through PayPal. The note is being repaid through 52 weekly payments of $2,056 ending in November 2020, resulting in an effective interest rate of 16%. The balance outstanding at December 31, 2019 totaled $87,297.

Note 8 – Note Payable to Shopify Capital

In August 2019, the Company entered into an agreement with Shopify Capital, an affiliate of Shopify, under which it sold $176,000 of “Purchased Receivables” for total consideration of $160,000. The discounted value of $16,000 was recorded as a financial transaction charge. Shopify will deduct 14% of daily receipts processed through its e-commerce site until a total of $176,000 has been deducted. The balance outstanding at December 31, 2019 totaled $79,260.

Note 9 – Note Payable to Race Day Quads

During 2019, the Company purchased inventory from Race Day Quads (“RDQ”), an online retailer of drone racing parts. The owner of Race Day Quads acquired a Membership Interest in the Company in March 2019. In October 2019, RDQ agreed to allow the Company to pay for $82,141 of inventory purchases on an installment basis through June 2020. The balance owed at December 31, 2019 totaled $67,223.

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Note 10 – Related Party Transactions

As further described in Note 9, a Member of the Company owns Race Day Quads which sold drone inventory and parts to the Company in 2019. The Company owed $67,223 to Race Day Quads at December 31, 2019.

Management fees represent payments to Brains Riding in Tanks, LLC (or “BRIT”) which holds a majority interest in the Company. The management fees were primarily related to employees of BRIT who worked on behalf of BRIT, management services provided by the founder and majority owner of Rotor Riot, and sole owner of BRIT, who has been actively involved in the management of Rotor Riot since its inception, and other sundry costs paid and services provided by BRIT.

Note 11 – Commitments and Contingencies

In February 2019, the Company entered into a lease agreement for commercial space in Orlando, Florida which includes offices and a warehouse. The term of the lease is for 3 years. Future lease obligations at December 31, 2019 were as follows:

2020	$50,061
2021	51,127
2022	4,268
$105,456

Note 12 - Subsequent Events

In December 2019, the Company entered into an Agreement of Merger (the “Merger Agreement”) with Red Cat Holdings, Inc. (“Red Cat”), under which 100% of the Company’s outstanding membership interests will be converted into shares of common stock of Red Cat. At the closing of the Merger, each Member will receive its pro rata portion of the total number of shares of Rotor Riot’s common stock to be issued calculated by dividing (A) $3,700,000 minus the aggregate amount of certain debt and other payables of the Company, BRIT, and the sole owner of BRIT, collectively the “Financial Obligations”. The number of shares to be issued will be based upon the VWAP (volume weighted average price) of the Company’s common stock for the twenty trading days prior to the closing date.

In January 2020, the Merger Agreement closed, resulting in the issuance of 2,219,650 shares of common stock of Red Cat to the Members of Rotor Riot. In addition, Red Cat assumed $915,563 of Financial Obligations. Such obligations include the issuance of a promissory note to BRIT in the amount of $175,000. The promissory note shall be due on the earlier of (i) six months from the date of issuance or (ii) the closing of an equity offering by Red Cat totaling at least $3,000,000. Interest shall accrue at 4.75% annually. The Company settled $185,000 of the Financial Obligations through the issuance of options to purchase 147,475 shares of the Company’s common stock at an exercise price of $0.82 per share.

Concurrently with the closing, the principal member of Rotor Riot agreed to assign his 100% ownership rights in Kwad Box to Red Cat. Kwad Box is a provider of drone related equipment, parts, and other items which are provided to subscribers on a monthly basis.

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Note – the pro forma combined balance sheets and statements of operations of the Company presented as of September 30, 2020 have not been audited or reviewed by our independent accounting firm. This pro forma combined financial information is for illustrative purposes only. The combined companies may have reported different operating results if they had actually been combined for the periods presented.

Red Cat Holdings, Inc.
Statements of Operations
Nine months ended January 31, 2020
(Unaudited)

	Red Cat	Rotor Riot	Adjustments	Pro-Forma
Revenues	$34,538	$1,476,417		$1,510,955

Cost of Revenues	$16,234	$1,162,948		$1,179,182

Gross Margin	$18,304	$313,469		$331,773

Expenses
Sales and marketing	$400,884	$62,736		$463,620
General and administrative	$593,662	$375,774		$969,436
Total expenses	$994,546	$438,510		$1,433,056

Net income (loss) before income taxes	$(976,242)	$(125,041)		$(1,101,283)

Provision for income taxes	$—	$—		$—

Net Loss	$(976,242)	$(125,041)		$(1,101,283)

See accompanying notes.

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Red Cat Holdings, Inc.
Statements of Operations
Year ended April 30, 2019
(Unaudited)

	Red Cat		Rotor Riot	Adjustments	Pro-Forma
Revenues	$—		$570,495		$570,495

Cost of Revenues	$—		$225,342		$225,342

Gross Margin	$—		$345,153		$345,153

Expenses
Research and development	$366,590	$			$366,590
General and administrative	$384,742		$277,243		$661,985
Total expenses	$751,332		$277,243	—	$1,028,575

Net income (loss) before income taxes	$(751,332)		$67,910		$(683,422)

Provision for income taxes	$—		$—		$—

Net Loss	$(751,332)		$67,910		$(683,422)

See accompanying notes.

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Red Cat Holdings, Inc.

Notes to the Unaudited Pro Forma Combined Statements of Operations

On December 31, 2019, Red Cat Holdings, Inc. (the “Company” or “Red Cat”) and Rotor Riot, LLC entered into an agreement of merger (the “Merger”). On January 23, 2020, the Merger was consummated under which Rotor Riot became a wholly owned subsidiary of the Company.

I.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined statements of operations of Red Cat and Rotor Riot have been derived from the historical accounting records of each entity. The historical financial information has been evaluated to determine whether there should be any pro-forma adjustments recorded to reflect events that are directly attributable to the Merger, factually supportable, and expected to have a continuing effect on the Company’s results of operations. The pro forma statements of operations present the Merger as if it had been consummated as of May 1, 2018, as required under Article 11 of Regulation S-X.

The unaudited pro forma combined financial information is for illustrative purposes only. The combined company may have reported different operating results if they had actually been combined for the periods presented. These pro forma condensed combined financial statements should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined companies may realize after the merger. The unaudited pro forma combined statements of operations should be read in conjunction with the accompanying historical financial statements of Rotor Riot included elsewhere in this report.

II.	Accounting Periods Presented

The unaudited pro forma combined statements of operations are being reported based on the April 30 fiscal year end of Red Cat, and include the statement of operations for the fiscal year ended April 30, 2019 and the statement of operations for the nine months ended January 31, 2020. The statements of operations being reported for Rotor Riot are based on these reporting periods. The unaudited pro forma combined statements of operations are presented as if the merger had taken place on May 1, 2018.

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4,000,000 Shares of Common Stock

Red Cat Holdings, Inc.

PROSPECTUS

ThinkEquity

a division of Fordham Financial Management, Inc.

   April 29, 2021

Through and including May 29, 2021 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.